Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

BY AND AMONG

THQ APPALACHIA I, LLC and THQ-XCL HOLDINGS I, LLC

as Sellers,

THQ APPALACHIA I MIDCO, LLC, TH EXPLORATION, LLC, TH EXPLORATION II, LLC, TH EXPLORATION III, LLC, TH EXPLORATION IV, LLC, THQ MARKETING, LLC, HIGH ROAD MINERALS, LLC, HIGH ROAD OPERATING, LLC, HIGH ROAD MIDSTREAM, LLC, THQ-XCL HOLDINGS I MIDCO, LLC, XCL MIDSTREAM, LLC, XCL PROCESSING, LLC, XCL MIDSTREAM OPERATING, LLC and XCL PROCESSING OPERATING, LLC,

as the Companies,

EQT PRODUCTION COMPANY,

as Buyer,

AND

EQT CORPORATION,

as Buyer Parent

September 6, 2022

TABLE OF CONTENTS

i

Exhibits

Exhibit A	—	Leases; Allocated Values
Exhibit B	—	Wells; Allocated Values
Exhibit C-1	—	Upstream Applicable Contracts
Exhibit C-2	—	Surface Rights
Exhibit C-3	—	Upstream Personal Property
Exhibit C-4	—	Fee Surface Interests
Exhibit C-5	—	Offices
Exhibit C-6	—	Water System
Exhibit D-1	—	Midstream Systems
Exhibit D-2	—	Midstream Company Easements
Exhibit D-3	—	Midstream Leased Real Property
Exhibit D-4	—	Midstream Owned Real Property
Exhibit D-5	—	Midstream Applicable Contracts
Exhibit D-6	—	Midstream Personal Property
Exhibit E	—	Employee Matters
Exhibit F-1	—	Form of Assignment of Interests
Exhibit F-2	—	Form of Mutual Release
Exhibit F-3	—	Form of Transition Services Agreement
Exhibit G-1	—	Excluded Assets
Exhibit G-2	—	Form of Assignment of Excluded Assets
Exhibit G-3	—	Operator Retained Assets
Exhibit G-4	—	Form of Operator Assignment
Exhibit H	—	Resignations
Exhibit I	—	Form of Registration Rights and Shareholders’ Agreement
Exhibit J	—	R&W Conditional Binder

Schedules

Schedule I	Permitted Liens
Schedule 2.6(a)(ix)	Accounts Receivable
Schedule 2.6(b)(viii)	Trade Payable
Schedule 2.6(d)(i)	Adjustment
Schedule 3.3	Seller Non-Contravention
Schedule 3.4	Seller Governmental Approvals
Schedule 4.2	Company Non-Contravention
Schedule 4.4(a)	Company Governmental Approvals
Schedule 4.4(b)	Consents
Schedule 4.4(c)	Preferential Purchase Rights
Schedule 4.5(a)	Capitalization
Schedule 4.6	Compliance with Law
Schedule 4.8(b)	Financial Statements
Schedule 4.8(c)	Financial Liabilities
Schedule 4.9	Absence of Certain Changes
Schedule 4.10	Environmental Matters
Schedule 4.11	Material Contracts
Schedule 4.12	Legal Proceedings

v

Schedule 4.13	Permits
Schedule 4.14	Taxes
Schedule 4.15(e)	Employment Loss
Schedule 4.16	Insurance
Schedule 4.17	Brokers’ Fee
Schedule 4.18	Royalties
Schedule 4.19	Imbalances
Schedule 4.20	Current Commitments
Schedule 4.21(a)	Well P&A Orders
Schedule 4.21(b)	Non-Compliant Wells
Schedule 4.21(c)	Abandoned Wells
Schedule 4.21(e)	Operatorship
Schedule 4.22	Credit Support
Schedule 4.23, Part A	Suspense Funds
Schedule 4.23, Part B	Burdens
Schedule 4.24	Payout Balances
Schedule 4.26	Non-Consent Operations
Schedule 4.27	Advance Payments
Schedule 4.29(a), Part A	Midstream Owned Real Property
Schedule 4.29(a), Part B	Water System Fee Surface Interests
Schedule 4.29(b), Part A	Midstream Leased Real Property
Schedule 4.29(b), Part B	Water System Surface Rights
Schedule 4.29(c), Part A	Midstream Company Easements
Schedule 4.29(c), Part B	Water System Easements
Schedule 4.29(d)	Title to Material Personal Property
Schedule 4.29(h)	Slope Failures
Schedule 4.31	Surface Use
Schedule 4.32	Bank Accounts, Officers and POAs
Schedule 4.33	Lease Status
Schedule 4.34	Sufficiency of Assets
Schedule 4.37	Specified Matters
Schedule 4.38	Derivative Financial Instruments
Schedule 5.3	Buyer Non-Contravention
Schedule 5.4	Buyer Governmental Approvals
Schedule 5.9	Brokers’ Fee
Schedule 6.1	Conduct of Business; Budget
Schedule 6.14	Permitted Exceptions
Schedule 6.16, Part A	Terminated Contracts
Schedule 6.16, Part B	Termination Exceptions
Schedule 6.23	Other Covenants
Schedule 8.2(b)(iv)	Resignations
Schedule 9.1(a)	Seller Title and Environmental Personnel

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”), dated as of September 6, 2022 (the “Execution Date”), is made and entered into by and among (a) THQ Appalachia I, LLC, a Delaware limited liability company (“Upstream Seller”), THQ Appalachia I Midco, LLC, a Delaware limited liability company (“THQ Midco”), TH Exploration, LLC, a Texas limited liability company (“TH Exploration”), TH Exploration II, LLC, a Texas limited liability company (“TH Exploration II”), TH Exploration III, LLC, a Texas limited liability company (“TH Exploration III”), TH Exploration IV, LLC, a Texas limited liability company (“TH Exploration IV”), THQ Marketing, LLC, a Texas limited liability company (“THQ Marketing”), High Road Minerals, LLC., a Delaware limited liability company (“High Road Minerals”), High Road Operating, LLC, a Delaware limited liability company (“High Road Operating”), High Road Midstream, LLC, a Delaware limited liability company (“High Road Midstream”, and together with THQ Midco, TH Exploration, TH Exploration II, TH Exploration III, TH Exploration IV, THQ Marketing, High Road Minerals and High Road Operating, the “Upstream Companies,” and each individually, an “Upstream Company”); (b) THQ-XcL Holdings I, LLC, a Delaware limited liability company (“Midstream Seller”, and together with Upstream Seller, “Sellers”), THQ-XcL Holdings I Midco, LLC, a Delaware limited liability company (“XcL Midco”), XcL Midstream, LLC, a Delaware limited liability company (“XcL Midstream”), XcL Processing, LLC, a Delaware limited liability company (“XcL Processing”), XcL Midstream Operating, LLC, a Delaware limited liability company (“XcL Midstream Operating”), XcL Processing Operating, LLC, a Delaware limited liability company (“XcL Processing Operating”, and together with XcL Midco, XcL Midstream, XcL Processing and XcL Midstream Operating, the “Midstream Companies,” and each individually, a “Midstream Company”, and the Upstream Companies and Midstream Companies together, the “Companies” and each individually, a “Company”); and (c) EQT Production Company, a Pennsylvania corporation (“Buyer”), and EQT Corporation, a Pennsylvania corporation (“Buyer Parent”, and together with Buyer, the “Buyer Parties”).

Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties.”

R E C I T A L S

WHEREAS, Upstream Seller owns 100% of the issued and outstanding membership interests of THQ Midco (the “THQ Midco Interests”);

WHEREAS, THQ Midco owns 100% of (i) the issued and outstanding membership interests of TH Exploration (the “TH Exploration Interests”), (ii) the issued and outstanding membership interests of TH Exploration II (the “TH Exploration II Interests”), (iii) the issued and outstanding membership interests of TH Exploration III (the “TH Exploration III Interests”), (iv) the issued and outstanding membership interests of TH Exploration IV (the “TH Exploration IV Interests”) and (v) the issued and outstanding membership interests of THQ Marketing (the “THQ Marketing Interests”);

WHEREAS, TH Exploration IV owns 100% of (i) the issued and outstanding membership interests of High Road Minerals (the “High Road Minerals Interests”), (ii) the issued and outstanding membership interests of High Road Operating (the “High Road Operating Interests”) and (iii) the issued and outstanding membership interests of High Road Midstream (the “High Road Midstream Interests”);

WHEREAS, Midstream Seller owns 100% of the issued and outstanding membership interests of XcL Midco (the “XcL Midco Interests”, and together with the THQ Midco Interests, the “Acquired Interests”);

WHEREAS, XcL Midco owns 100% of (i) the issued and outstanding membership interests of XcL Midstream (the “XcL Midstream Interests”) and (ii) the issued and outstanding membership interests of XcL Processing (the “XcL Processing Interests”);

WHEREAS, (i) XcL Midstream owns 100% of the issued and outstanding membership interests of XcL Midstream Operating (the “XcL Midstream Operating Interests”), and (ii) XcL Processing owns 100% of the issued and outstanding membership interests of XcL Processing Operating (the “XcL Processing Operating Interests”); and

WHEREAS, subject to the terms and conditions of this Agreement, Seller desires to sell, and Buyer desires to purchase, the Acquired Interests in exchange for payment of the consideration specified in this Agreement.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the representations, warranties, agreements and covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties undertake and agree as follows:

Article I
Definitions

Section 1.1      Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Annex I. Capitalized terms defined in the body of this Agreement are listed in Annex I with reference to the location of the definitions of such terms in the body of this Agreement.

Article II
Purchase and Sale of the Acquired Interests; Closing

Section 2.1      Purchase and Sale of the Acquired Interests. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, assign, convey, transfer and deliver the Acquired Interests to Buyer, and Buyer shall purchase and accept from Sellers, the Acquired Interests.

Section 2.2      Assets. As used in this Agreement, “Assets” shall mean the Upstream Assets and the Midstream Assets, collectively.

(a)            As used in this Agreement, the “Upstream Assets” shall mean all assets and properties of each Upstream Company, including all of the right, title and interest of each Upstream Company in and to the following assets, together with (x) subject to Section 6.2, all of the right, title and interest of Operator or any of its Affiliates in and to the assets described in Section 2.2(a)(iv)(B), Section 2.2(a)(v)(B), Section 2.2(a)(vi)(B) and Section 2.2(a)(xi)(B) below and (y) subject to Section 6.2, all of the right, title and interest of Upstream Seller in and to the assets described in Section 2.2(a)(i) through Section 2.2(a)(xi) below (if any), but in all cases, less and except the Excluded Assets and the Operator Retained Assets:

(i)            all oil and gas and/or other Hydrocarbon leases, fee minerals, and other rights to Hydrocarbons in place, including those set forth on Exhibit A, together with any and all other right, title and interest in and to the leasehold estates created thereby and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants and obligations set forth in such Leases or on Exhibit A (the “Leases”);

(ii)           all unitization, pooling and communitization agreements, declarations and designations, and the units created thereby, whether recorded or unrecorded, and all interest in and to the properties covered or units created thereby (the “Units”);

(iii)          (A) all oil and gas wells located on any of the Upstream Assets described in Section 2.2(a)(i) or Section 2.2(a)(ii), including the oil and gas wells set forth on Exhibit B, and all Hydrocarbons produced therefrom or allocated thereto, and (B) all disposal, water supply, injection, observation and other wells (other than Hydrocarbon Wells described in clause (A)) located on, or used in connection with, any of the Upstream Assets described in Section 2.2(a)(i), Section 2.2(a)(ii) or Section 2.2(a)(ix) (collectively, the “Wells”), in each case of (A) and (B), whether producing, operating, plugged, permanently abandoned, shut-in or temporarily abandoned;

(iv)          (A) all Applicable Contracts and all rights thereunder and (B) all Applicable Contracts attributable to the field operations of the Upstream Assets, including those set forth on Exhibit C-1 and all rights thereunder;

(v)           (A) all servitudes, easements, rights-of-way, surface leases and surface use agreements (collectively, the “Surface Rights”) and all Permits, including the Surface Rights described on Exhibit C-2, Part A, and (B) all Surface Rights and all Permits pertaining to the ownership, operation or use of the Upstream Assets, including those described on Exhibit C-2, Part B, in each case of this clause (B), to the extent used or held for use in connection with the ownership or operation of any of the Leases, Wells, Units or other Upstream Assets;

(vi)          (A) all structures, equipment, machinery, vehicles, pipelines, infrastructure, fixtures, improvements and other personal, movable and mixed property, operational and nonoperational, known or unknown (collectively, the “Upstream Personal Property”), and (B) all Upstream Personal Property attributable to the field operations of the Upstream Assets, including those described on Exhibit C-3, in each case, to the extent used or held for use in connection with the ownership or operation of any of the Leases, Wells, Units or other Upstream Assets;

(vii)         all proprietary Seismic Data and, to the extent transferable (indirectly) without payment of a fee or other penalty (unless Buyer has agreed in writing to pay such fee or other consideration), any licensed or other non-proprietary Seismic Data;

(viii)        (A) all fee surface interests, including those interests described on Exhibit C-4 (the “Fee Surface Interests”), and (B) all offices and office leases, including those described on Exhibit C-5, together with all fixtures, furniture, and equipment located in such offices;

(ix)           all pipelines, infrastructure, fixtures, improvements and other personal, movable and mixed property comprising or associated with the water system described on Exhibit C-6 (the “Water System”);

(x)            all Imbalances relating to the Upstream Assets; and

(xi)           (A) all of the files, records, information and data, whether written or electronically stored, in such Company’s possession (but excluding any Excluded Records), including: (1) land and title records (including abstracts of title and title opinions); (2) Applicable Contract files; (3) operations records, including open hole and cased hole logs, cores and core analyses; (4) environmental, production and accounting records; (5) facility and well records; and (6) Company Tax records; and (B) excluding any Excluded Records, any records and data of the type described in clause (A) that are in the possession or control of Operator, insofar and only to the extent pertaining to the ownership, operation or use of the Upstream Assets (collectively, “Upstream Records”).

(b)            As used in this Agreement, the “Midstream Assets” shall mean all assets and properties of each Midstream Company, including all of the right, title and interest of each Midstream Company in and to the following assets, together with (x) subject to Section 6.2, all of the right, title and interest of Operator or any of its Affiliates in and to the assets described in Section 2.2(b)(ii)(B), Section 2.2(b)(vi)(B) and Section 2.2(b)(viii)(B) below and (y) subject to Section 6.2, all of the right, title and interest of Midstream Seller in and to the assets described in Section 2.2(b)(i) through Section 2.2(b)(viii) below (if any), but in all cases, less and except the Excluded Assets and the Operator Retained Assets:

(i)            the lean gas gathering assets, the rich gas gathering assets, the interconnects and processing assets, the condensate gathering and stabilization assets, the natural gas liquids transportation assets, the gas compressions assets, the gas dehydration assets, and other associated assets described on the maps shown on Exhibit D-1 (the “Midstream Systems”);

(ii)           (A) all fixtures, improvements and other personal, movable and mixed property, including all structures and equipment, operational and nonoperational, known or unknown associated with the Midstream Systems (collectively, the “Midstream Personal Property”), and (B) all Midstream Personal Property attributable to the field operations of the Midstream Assets, including those described on Exhibit D-6, in each case, to the extent used or held for use in connection with the ownership or operation of any of the Midstream Systems;

(iii)          all property owned or held by each Midstream Company in the form of an easement, servitude, right-of-way, surface Permit, or surface use agreement for use in the business of the Midstream Companies, including the easements and surface rights described on Exhibit D-2 (collectively, the “Midstream Company Easements”);

(iv)          all real property leased by or to each Midstream Company (excluding Midstream Company Easements), including the real property leases described on Exhibit D-3 (the “Midstream Leased Real Property”);

(v)           all real property owned by each Midstream Company in fee, including the real property described on Exhibit D-4 (“Midstream Owned Real Property”);

(vi)          (A) all Applicable Contracts pertaining to the Midstream Assets and all rights thereunder; and (B) all Applicable Contracts attributable to the field operations of the Midstream Assets, including those set forth on Exhibit D-5 and all rights thereunder;

(vii)         all Permits; and

(viii)        (A) all of the books, files, records, reports, information and data, whether written or electronically stored relating to the other Midstream Assets or the business of the Midstream Companies (but excluding any Excluded Records), including: (1) land and title records (including abstracts of title and title opinions); (2) Applicable Contract files; (3) operations records; (4) environmental and accounting records; and (5) Company Tax records; and (B) excluding any Excluded Records, any records and data of the type described in clause (A) that are in the possession or control of Operator or any of its Affiliates (other than the Companies), in each case, insofar and only to the extent pertaining to the ownership, operation or use of the Midstream Assets or operation of the business of the Midstream Companies (collectively, “Midstream Records”).

Section 2.3      Excluded Assets. The Assets shall not include the Excluded Assets and, prior to the Closing, Sellers shall cause the Excluded Assets to be assigned by each applicable Company to the Upstream Seller (with respect to the Upstream Companies) or the Midstream Seller (with respect to the Midstream Companies) or such Seller’s designee pursuant to one or more assignment and conveyance(s) of the Excluded Assets, substantially in the form attached hereto as Exhibit G-2.

Section 2.4      Purchase Price. The unadjusted purchase price (the “Unadjusted Purchase Price”) to be delivered by Buyer to Sellers in exchange for the sale, assignment, conveyance, transfer and delivery of the Acquired Interests to Buyer shall consist of the following: (a) $2,600,000,000.00 in cash (the “Cash Consideration”); and (b) 55,000,000 shares of Buyer Parent Common Stock (the “Stock Consideration”). The Unadjusted Purchase Price shall be adjusted in accordance with Section 2.6 (as adjusted, the “Adjusted Purchase Price”) and subject to allocation in accordance with Section 2.9.

Section 2.5      Deposit.

(a)            No later than two (2) Business Days following the Execution Date, Buyer will deposit for the benefit of Sellers an amount equal to One Hundred Fifty Million Dollars ($150,000,000.00) (together with any and all interest accrued thereon, the “Deposit”) via wire transfer of immediately available funds to the Escrow Agent to be held in accordance with the terms hereof and the Escrow Agreement.

(b)            If the Closing occurs, the Deposit shall be disbursed to Sellers at the Closing as provided in Section 8.2(a)(ii).

(c)            If for any reason this Agreement is terminated in accordance with Section 13.1, then the Deposit shall be retained or disbursed as provided in Section 13.2.

Section 2.6      Purchase Price Adjustments. The Unadjusted Purchase Price shall be subject to adjustment as follows (without duplication):

(a)            the Unadjusted Purchase Price shall be increased by:

(i)            an amount equal to the value of any Upstream Company’s entitlement of any liquid Hydrocarbons in tanks or storage facilities (including tank bottoms, but excluding line fill) produced from or credited to the Upstream Assets at the Effective Time based upon the quantities in tanks or storage facilities (including tank bottoms) that are (x) upstream of the pipeline connection or (y) upstream of the sales meter, as applicable, as of the Effective Time, the value of which shall be calculated based on the applicable Settlement Price net of Specified Amounts;

(ii)            without duplication of Section 2.6(a)(i), an amount equal to all proceeds received by Buyer or any of its Affiliates (other than the Companies) (irrespective of whether received before or after the Effective Time) or by any Company after the Closing attributable to the sale of Hydrocarbons attributable to the Upstream Assets produced from or allocable to the period prior to the Effective Time, in each case, net of Specified Amounts;

(iii)            an amount equal to all other income received by Buyer or any of its Affiliates (other than the Companies) (irrespective of whether received before or after the Effective Time) or by any Company after the Closing with respect to ownership or operation of the Assets prior to the Effective Time or that is allocable to Sellers pursuant to Section 2.7 (excluding the effects of any Derivative Financial Instruments);

(iv)            the amount of all non-reimbursed Property Costs incurred by Seller, Operator, any Company or their Affiliates that are attributable to the Assets during the period on or following the Effective Time and allocable to Buyer pursuant to Section 2.7, to the extent actually paid by Sellers, Operator or any of their Affiliates (other than the Companies) (irrespective of whether paid before or after the Effective Time) or paid by any Company prior to the Closing, including (A) bond and insurance premiums and deductibles paid or borne by or on behalf of any Company with respect to any period after the Effective Time (prorated as applicable (and limited to the period prior to Closing in the event of policies held by Tug Hill or Operator)), (B) Burdens, (C) cash calls to Third Party operators, and (D) bonus, lease renewals, extensions, rentals and other lease maintenance payments (even if not due or payable until after the Effective Time);

(v)            (A) the amount of all Buyer Company Taxes that are paid or otherwise economically borne by Sellers, Operator, their Affiliates (other than the Companies) or any Seller’s direct or indirect owners, and (B) the amount of all Buyer Company Taxes that are paid or otherwise economically borne by any Company prior to the Closing Date;

(vi)            if any Upstream Company or Operator is the operator under an operating agreement covering any of the Upstream Assets, an amount equal to the Property Costs and other costs and expenses paid by Seller, Operator or any of their Affiliates (other than the Companies) (irrespective of whether paid before or after the Effective Time) or paid by any Company prior to the Closing on behalf of the other joint interest owners without reimbursement (including through netting of revenues paid to such joint interest owners) that are attributable to periods after the Effective Time, in each case, only to the extent that such costs and expenses are permitted to be charged to the joint account under the applicable operating agreement;

(vii)            with respect to any Imbalances where any Upstream Company is underproduced as to Hydrocarbons or has overdelivered Hydrocarbons, an amount equal to the aggregate cash amount owed by Third Parties to such Upstream Company for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalance requires cash balancing or, if cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price;

(viii)            an amount equal to $2,500,000 per month (prorated for partial months) for the period between the Effective Time and the Closing;

(ix)            all trade credits and accounts receivable of the Companies set forth on Schedule 2.6(a)(ix), but only to the extent such receivables have not been received by Seller, Operator, any Company or any of their respective Affiliates prior to Closing; and

(x)            any other increase to the Unadjusted Purchase Price provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Buyer.

(b)            the Unadjusted Purchase Price shall be decreased by:

(i)            an amount equal to all proceeds actually received by Sellers, Operator or any of their Affiliates (other than the Companies) (irrespective of whether received before or after the Effective Time) or by any Company prior to the Closing (A) that are attributable to (1) the sale of Hydrocarbons attributable to the Upstream Assets produced from or allocable to the period on or following the Effective Time, net of Specified Amounts or (2) proceeds with respect to the ownership or operation of the Midstream Assets on or following the Effective Time or that are allocable to Buyer pursuant to Section 2.7; or (B) for which an upward adjustment to the Unadjusted Purchase Price was made pursuant to Section 2.6(a)(i), in the same amount as the offsetting upward adjustment pursuant to Section 2.6(a)(i);

(ii)            the amount of any non-reimbursed Property Costs paid or otherwise economically borne by Buyer or its Affiliates (including, after Closing, any of the Companies) that are attributable to the Assets during the period prior to the Effective Time or otherwise allocable to Sellers under Section 2.7, including (A) bond and insurance premiums and deductibles paid or borne by or on behalf of any Company with respect to any period prior to the Effective Time (prorated as applicable), (B) Burdens, (C) cash calls to Third Party operators, and (D) bonus, lease renewals, extensions, rentals and other lease maintenance payments;

(iii)            (A) the amount of all Seller Company Taxes that are paid or otherwise economically borne by Buyer, any of its Affiliates (other than the Companies) or any of Buyer’s direct or indirect owners, and (B) the amount of all Seller Company Taxes that are unpaid as of the Closing Date;

(iv)            with respect to any Imbalances where any Upstream Company is overproduced as to Hydrocarbons or has underdelivered Hydrocarbons, an amount equal to the aggregate cash amount owed by such Company (or if applicable, Operator) to Third Parties for such Imbalances as of the Effective Time if the applicable Contract governing such Imbalances requires cash balancing or, if cash balancing is not required under such applicable Contract, on the basis of the applicable Settlement Price;

(v)            the amount of all Suspense Funds held by any Company or by Operator on behalf of any Company as of the Closing Date;

(vi)            subject to the terms of Section 10.2 and the Title Defect Deductible (without duplication), the aggregate amount of all finally determined Title Defect Amounts (net of all finally determined Title Benefit Amounts);

(vii)            subject to the terms of Section 11.1 and the Environmental Defect Deductible (without duplication), the aggregate amount of all finally determined Remediation Amounts with respect to all finally determined Environmental Defects;

(viii)            the amount of (A) any Debt of any Company as of the Closing Date and (B) any other liabilities of any Company that would, in accordance with GAAP, be required to be set forth as current liabilities on the balance sheet of such Company as of the Closing Date (including the absolute value of the trade payable set forth on Schedule 2.6(b)(viii) but excluding (w) any liabilities of the types which are otherwise expressly the subject of any other adjustment set forth in this Section 2.6(b), (x) any Property Costs, (y) any Tax liabilities and (z) the matters set forth on Schedule 4.17 of the Seller Disclosure Schedule), in each case other than amounts paid off or discharged at or prior to Closing by the Companies or Sellers;

(ix)            the aggregate amount of any Company Transaction Costs that are paid or payable by Buyer or its Affiliates (including the Companies) after the Closing; and

(x)            any other decrease to the Unadjusted Purchase Price provided for elsewhere in this Agreement or otherwise agreed upon in writing by Seller and Buyer.

(c)            Notwithstanding anything to the contrary herein all adjustments to the Unadjusted Purchase Price made at Closing shall be made (i) 50%, to the Stock Consideration, by adding or subtracting a number of shares thereto or therefrom, as applicable, equal to the amount of 50% of such adjustment, divided by the Reference Price, and (ii) 50% to the Cash Consideration, dollar for dollar equal to the amount of 50% of such adjustment. For purposes of any adjustment to the Unadjusted Purchase Price made after Closing (including any amount included in the Final Settlement Statement), any such adjustment will be paid in cash only. With respect to adjustments made to the Stock Consideration, if the calculated number thereof includes a fractional shares, such number shall be rounded up to the next whole share. The Stock Consideration, as adjusted at Closing pursuant to this Section 2.6(c), is referred to as the “Adjusted Stock Consideration”. The Cash Consideration, as adjusted at or after Closing pursuant to this Section 2.6(c), is referred to as the “Adjusted Cash Consideration”.

(d)            Notwithstanding anything to the contrary contained herein:

(i)            if applicable pursuant to Schedule 2.6(d)(i), the Adjusted Cash Consideration paid to Sellers at Closing shall be increased by the aggregate amounts determined in accordance with Schedule 2.6(d)(i); and

(ii)            with respect to the Adjusted Stock Consideration, in the event, between the Execution Date and the Closing Date, Buyer Parent shall subdivide its issued and outstanding Buyer Parent Common Stock into a greater number of shares (by way of a stock dividend, stock split or otherwise), the number of shares of Buyer Parent Common Stock to be issued to Sellers at Closing shall be proportionately increased, and, in the event the issued and outstanding Buyer Parent Common Stock shall be combined into a smaller number of shares (by way of reverse stock split or otherwise), the number of shares of Buyer Parent Common Stock to be issued to Sellers at Closing shall be proportionately decreased; provided that, for purposes of clarity, no adjustment shall be made with regard to the number of shares of Buyer Parent Common Stock pursuant to this Section 2.6(d)(ii) in connection with (A) Buyer Parent’s issuance of additional shares of Buyer Parent Common Stock and receipt of consideration for such shares in a bona fide third party transaction, or (B) Buyer Parent’s issuance of employee or director stock options, restricted stock awards, performance share units, grants or similar equity awards or Buyer Parent’s issuance of Buyer Parent Common Stock upon exercise or vesting of any such options, grants or awards.

Section 2.7      Revenues and Expenses; Adjustment Procedures.

(a)            Subject to Section 2.7(c), Sellers shall (i) be economically entitled to all revenue, production, proceeds of production and other proceeds, income, receipts and credits earned with respect to (A) the Assets prior to the Effective Time and (B) the Excluded Assets, and (ii) remain economically responsible for (and, to the extent actually paid or borne by Sellers or Operator, entitled to all refunds with respect to) (A) all Property Costs attributable to the Assets and incurred during the period of time prior to the Effective Time and (B) all Property Costs and other costs and expenses attributable to the Excluded Assets. Subject to the occurrence of Closing, Buyer and the Companies shall be (1) economically entitled to all revenue, production, proceeds of production and other proceeds, income, receipts and credits earned with respect to the Assets during the period of time from and after the Effective Time, (2) shall be economically responsible for (and entitled to all refunds with respect to) all Property Costs attributable to the Assets and incurred during the period of time from and after the Effective Time and (3) shall be entitled to all refunds with respect to Property Costs advanced on behalf of other joint interest owners for which there is an upward adjustment to the Unadjusted Purchase Price pursuant to Section 2.6(a)(vi).

(b)            Such amounts described in Section 2.7(a) that are received or paid during the period from the Effective Time up to Closing shall be accounted for in the Preliminary Settlement Statement or Final Settlement Statement, as applicable. Such amounts described in Section 2.7(a) that are received or paid after Closing but prior to the date of the Final Settlement Statement shall be accounted for in the Final Settlement Statement. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Costs for which such Party is entirely or in part responsible under the terms of this Section 2.7.

(c)            Subject to the remainder of this Section 2.7(c), there shall be no adjustment to the Unadjusted Purchase Price for any revenues, proceeds, or Property Costs between the Parties following the date of the Final Settlement Statement; provided that, from and after the date on which the Final Settlement Statement is finally determined in accordance with Section 2.8 until the nine (9) month anniversary of the Closing Date (the “Cut-Off Date”), to the extent not previously accounted for in the Preliminary Settlement Statement or Final Settlement Statement, (i) if any of Sellers, Tug Hill, Operator or their Affiliates receives any revenues to which Buyer is entitled pursuant to this Section 2.7, or if Buyer or its Affiliates receives any revenues to which Sellers are entitled pursuant to this Section 2.7, then the receiving Party shall (or shall cause its Affiliate or other affiliated payee to) fully disclose, account for and remit such mis-paid revenues to the other Party promptly (and in any event within thirty (30) days following receipt of such mis-paid revenues) and (ii) if either Sellers (or Operator or their Affiliates) or Buyer (or their respective Affiliates) pays or economically bears any Property Costs or other expenses for which the other Party is economically responsible pursuant to this Section 2.7, then the economically responsible Party shall promptly (and in any event within thirty (30) days following receipt of an invoice accompanied by reasonable proof of payment of such Property Costs or other expenses) account for and remit to the other Party the amount of such mis-paid Property Costs or other expenses. For the avoidance of doubt, the Parties agree that from and after the Cut-Off Date, as between Sellers and their Affiliates (and Operator on behalf of Sellers and their Affiliates), on the one hand, and Buyer and its Affiliates, on the other hand, Buyer shall be responsible for all Property Costs and shall be entitled to all proceeds, in each case, related to the Companies or the Assets, regardless of when such Property Costs were incurred or paid or when such proceeds of production were earned or received, subject to the following sentence. Notwithstanding anything in this Section 2.7 to the contrary from and after the Cut-Off Date, Sellers and their Affiliates (and Operator on behalf of Sellers and their Affiliates) shall not be responsible for, or otherwise required to pay, any Property Costs, and shall not be entitled to any proceeds, in each case, related to the Companies or the Assets, regardless of when such Property Costs were incurred or paid or when such proceeds of production were earned or received, except with respect to any credit or proceeds or similar remuneration associated with the release or termination (in whole or in part) of any Replacement Required Credit Support as provided in Section 6.17, which such credit or proceeds or remuneration shall promptly be forwarded from the applicable Company or Buyer or its Affiliates to the applicable Seller or its designee irrespective of the date of receipt.

(d)            All adjustments to the Unadjusted Purchase Price shall be made in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement and otherwise applicable, in accordance with COPAS and GAAP, consistently applied (the “Accounting Principles”) except that the Accounting Principles shall not apply to any adjustments for Taxes.

(e)            All adjustments and payments made pursuant to this Article II shall be without duplication of any other amounts paid or received under this Agreement.

(f)            For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto) attributable to the Upstream Assets, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Upstream Assets when they are produced into the tank batteries related to each Well and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Upstream Assets when they pass through the delivery point sales meters or similar meters at the point of entry into the pipelines through which they are transported. Sellers and the Companies shall use reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings, gauging or strapping data are not available.

(g)            Surface use or damage fees and other Property Costs that are paid periodically (including deficiency or shortfall payments pertaining to minimum volume commitments or similar requirements that accrue on a periodic basis, including quarterly, semi-annually or annually) shall be prorated based on the number of days in the applicable period falling on or before, or after, the Effective Time.

(h)            “Earned” and “incurred,” as used in Section 2.6 and this Section 2.7, shall be interpreted in accordance with accounting recognition guidance under the Accounting Principles.

Section 2.8      Settlement Statements.

(a)            Not later than five (5) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer a preliminary settlement statement prepared in good faith (the “Preliminary Settlement Statement”) setting forth an estimated calculation of the Adjusted Purchase Price after giving effect to all adjustments set forth in Section 2.6, showing the calculation of each adjustment under Section 2.6 and including reasonable supporting documentation therefor, together with applicable wiring instructions. Buyer may submit to Sellers any objections or proposed changes to the Preliminary Settlement Statement and Sellers shall consider all such objections and proposed changes in good faith. The Adjusted Purchase Price set forth on the Preliminary Settlement Statement agreed to by Sellers and Buyer, or, absent such agreement, delivered by Sellers will be the amount to be paid by Buyer to Sellers at the Closing.

(b)            Not later than the ninetieth (90th) day following the Closing Date, Sellers shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth Sellers’ estimate of the final calculation of the Adjusted Purchase Price (the “Final Price”), showing the calculation of each adjustment under Section 2.6 and including reasonable supporting documentation therefor. At any time during the thirty (30)-day period following receipt of the Final Settlement Statement (the “Review Period”), Buyer may deliver to Sellers a written statement containing any objections to the Final Settlement Statement (an “Objection Notice”). If the Review Period expires without Buyer delivering an Objection Notice, then the Final Settlement Statement and Adjusted Purchase Price shall become final and binding for all purposes of this Agreement. If Buyer delivers an Objection Notice to Sellers during the Review Period, then Buyer and Sellers shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Objection Notice to Sellers (the “Resolution Period”). If Buyer and Sellers working in good faith are unable to agree on such disputed items on or prior to the end of the Resolution Period, then either Party may (upon written notice to the other Party) refer such dispute to the Accounting Firm, which firm shall make a final and binding determination as to all matters in dispute on a timely basis and promptly shall notify the Parties in writing of its resolution. The Accounting Firm shall act as an arbitrator for the limited purpose of determining the specific disputed matters submitted by either Sellers or Buyer, and whether and to what extent, if any, the Adjusted Purchase Price requires adjustment as a result of the resolution of those disputed matters. The Accounting Firm shall act as an arbitrator for the limited purpose of determining the specific disputed matters submitted by either Sellers or Buyer, and whether and to what extent, if any, the Adjusted Purchase Price requires adjustment as a result of the resolution of those disputed matters; provided, however, that if any of the disputed matters relate to the interpretation of the Parties’ legal rights or obligations under this Agreement or the other Transaction Documents, rather than financial or accounting matters pertinent to the calculation of the Adjusted Purchase Price, such disputed matter shall instead be resolved in the manner set forth in Section 10.2(j) (with respect to Disputed Title Matters), Section 11.1(f) (with respect to Disputed Environmental Matters) or Section 14.3 (with any dispute as to whether a disputed matter is legal or financial, or accounting-related in nature to be resolved solely by the Accounting Firm in its capacity as an arbitrator), as applicable. The Accounting Firm may not award interest, damages or penalties. The Accounting Firm’s determination shall be final and binding on Buyer and Sellers, without right of appeal, and shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. In determining the proper amount of the Adjusted Purchase Price, the Accounting Firm shall not increase the Adjusted Purchase Price more than the increase proposed by Sellers nor decrease the Adjusted Purchase Price more than the decrease proposed by Buyer, as set forth in their respective submissions to the Accounting Firm, as applicable. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm pursuant to this Section 2.8(b) shall be borne by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount not ultimately awarded to such Party by the Accounting Firm bears to the amount actually contested by such Party with respect to all applicable disputed matters.

(c)            Within ten (10) days after the earlier of (i) the expiration of the Review Period without delivery of any Objection Notice or (ii) the date on which Sellers and Buyer, or the Accounting Firm, as applicable, finally determine the actual Adjusted Purchase Price, the Final Settlement Statement and the Final Price shall be final and binding on the Parties and not subject to further audit or arbitration, and Sellers or Buyer, as applicable, shall make and/or cause to be distributed from the Holdback, as applicable, a true-up payment to the other (in accordance with Section 2.8(d), and based on the net amount of all aggregate adjustments such that one single payment is required), so that, after giving effect to such payment, Sellers and Buyer are in the same position they would have been in had payments at the Closing been based on the Final Price (without any interest on such true-up payment). All amounts paid pursuant to this Section 2.8(c) shall be delivered by wire transfer in immediately available funds to the account specified in writing by the relevant Party, or released from the Holdback as provided in Section 2.8(d).

(d)            If the Closing occurs, the Parties shall direct the Escrow Agent to retain a portion of the Deposit in escrow equal to Ten Million Dollars ($10,000,000) (the “Holdback”), as support of Sellers’ obligations under Section 2.8(c). If either (i) Buyer is obligated to make any payment to Sellers pursuant to Section 2.8(c), or (ii) no payment is required by either Party under Section 2.8(c), the Parties shall issue joint written instructions instructing Escrow Agent to disburse the full amount of the Holdback to Sellers, and Buyer shall, within five (5) Business Days, pay the full amount of such true-up payment by wire transfer in immediately available funds to the account specified in writing by Sellers. If Sellers are obligated to make any payment to Buyer pursuant to Section 2.8(c), (A) the Parties shall within five (5) Business Days issue joint written instructions instructing Escrow Agent to disburse the amount of such required payment to Buyer from the Holdback (and, if there is any remaining amount of the Holdback after Sellers’ obligations under Section 2.8(c) are satisfied in full, to disburse such remaining amount of the Holdback to Sellers) and (B) to the extent the amount owing by Sellers to Buyer exceeds the amount of the Holdback, then Sellers shall pay the remaining amount of such true-up payment to Buyer by wire transfer in immediately available funds to the account specified in writing by Buyer. Nothing in this Section 2.8(d) or Section 2.8(c) shall limit the Parties’ obligations under Section 2.7(c) or with respect to any uncured or unresolved (as applicable) Title Defects or Environmental Defects that are addressed after Closing in accordance with the terms of Section 10.2 or Section 11.1.

Section 2.9      Allocated Values; Allocation of Purchase Price.

(a)            Buyer and Sellers agree that the Unadjusted Purchase Price shall be allocated among the Leases, the Wells and the Midstream Systems as set forth on Exhibit A, Exhibit B, and Exhibit D-1, as applicable. The term “Allocated Value” means, with respect to any Lease (limited to any applicable Target Formation(s) set forth on Exhibit A for such Lease), any Well (limited to any currently producing formation or Target Formation, as applicable), or the Midstream Systems, the amount set forth for such Lease on Exhibit A, for such Well on Exhibit B, or such Midstream Systems on Exhibit D-1, in each case, under the column or heading “Allocated Value”. Buyer and Sellers agree that such allocation is reasonable and shall not take any position inconsistent therewith, except as agreed to in subsection (b). Sellers, however, make no representation or warranty as to the accuracy of any Allocated Value.

(b)            Buyer shall prepare an allocation of the Adjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes (i) first between the Upstream Companies in the aggregate and the Midstream Companies in the aggregate and (ii) further among the assets of the Upstream Companies and the Midstream Companies based on the six categories of assets specified in Part II of IRS Form 8594, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, which may be different from the Allocated Values, to the extent allowed under applicable U.S. federal income Tax Laws, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 2.8 (the “Allocation”), which shall be final and binding if Sellers do not deliver a written notice of objection to Buyer within thirty (30) days of receipt by Sellers thereof. If Sellers timely deliver a written notice of objection to the Allocation, the Parties will negotiate in good faith for a period of thirty (30) days to resolve such dispute (the “Allocation Dispute Resolution Period”); provided that any dispute that cannot be resolved during the Allocation Dispute Resolution Period may be referred by either Party for determination by the Accounting Firm in accordance with Section 2.8(b), mutatis mutandis, which determination will be final and binding. Any subsequent adjustments to the Adjusted Purchase Price for U.S. federal Income Tax purposes shall be allocated in a manner consistent with the Allocation as finally determined hereunder and in accordance with Section 1060 of the Code. The Parties shall, and shall cause their Affiliates to report consistently with the Allocation, as adjusted, on all Tax Returns, including IRS Form 8594 (Asset Acquisition Statement under Section 1060), which Buyer and Sellers shall timely file with the IRS, and neither Buyer nor Sellers shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Allocation. Solely for the purposes of the Allocation, the Parties acknowledge that the portion of the Adjusted Purchase Price comprised of the Stock Consideration that is allocated pursuant to this Section 2.9(b) shall be determined based on the fair market value of the Buyer Parent Common Stock on the Closing Date.

Section 2.10      Withholding. Provided that the certification contemplated by Section 8.2(b)(ii) is provided by each Seller, Buyer acknowledges and agrees that no deduction or withholding is expected to be imposed under any current applicable Tax Law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Seller such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of Tax Law; provided, however, that (a) Buyer shall use commercially reasonable efforts to provide to the applicable Seller written notice of its intent to so deduct and withhold reasonably in advance of any such deduction or withholding, along with a description of the legal basis therefor, and consider in good faith any claim by such Seller that such withholding is not required or should be imposed at a reduced rate, and (b) such Seller shall be given a reasonable opportunity to provide any Tax forms which might reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Seller.

Article III
Representations and Warranties of Seller

Subject to the provisions of this Article III and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Seller Disclosure Schedule, Sellers hereby represent and warrant to Buyer as follows as of the Execution Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

Section 3.1      Organization; Qualification. Each Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each Seller has all requisite limited liability company power and authority to own, lease and operate its properties, rights and assets (including its respective Acquired Interests) and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair its ability to perform its obligations under the Transaction Documents to which it is, or will be, a party. Neither Seller is in violation of any of its Organizational Documents in any material respect.

Section 3.2      Authority; Enforceability.

(a)            Each Seller has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to perform its obligations and to consummate the transactions contemplated thereby. The execution and delivery by each Seller of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized and approved by all necessary limited liability company action on the part of such Seller, and no other organizational proceedings on the part of any Seller are necessary to authorize the Transaction Documents to which such Seller is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which such Seller is, or will be, a party.

(b)            The Transaction Documents to which each Seller is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by such Seller, and, assuming the due and valid authorization, execution and delivery by the other parties thereto, each Transaction Document to which each Seller is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).

Section 3.3      Non-Contravention. Except as set forth on Schedule 3.3 of the Seller Disclosure Schedule, assuming the receipt of all Consents and the waiver of or compliance with all Preferential Purchase Rights, the execution, delivery and performance by each Seller of the Transaction Documents to which such Seller is, or will be, a party and the consummation by Sellers of the transactions contemplated thereby does not and will not: (a) conflict with or result in any breach of any provision of the Organizational Documents of such Seller; (b) constitute a default (or an event that, with or without the giving of notice, or the passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which such Seller is a party or by which any property or asset of such Seller is bound or affected; (c) except for any Governmental Consents, violate any Law to which such Seller is subject or by which any of such Seller’s properties or assets is bound; or (d) constitute (with or without the giving of notice, or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any property or asset of such Seller, except, in the cases of clauses (b), (c), and (d) for such defaults, rights of termination, cancellation, amendment or acceleration, violations or Liens as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Seller is, or will be, a party or to materially impair such Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party. Except as set forth on Schedule 3.3 of the Seller Disclosure Schedule, there are no rights of first offer, rights of first refusal, tag along rights, drag along rights or other similar rights or arrangements applicable to the transactions contemplated by this Agreement and the Transaction Documents.

Section 3.4      Governmental Approvals. Except as set forth on Schedule 3.4 of the Seller Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority (collectively, “Governmental Consents”) needs to be obtained by any Seller for the consummation by any Seller of the transactions contemplated by the Transaction Documents to which such Seller is, or will be, a party, other than (a) filings and expirations or terminations of the applicable waiting periods under the HSR Act and (b) such other declarations, filings, registrations, notices, authorizations, consents or approvals which (i) are Customary Post-Closing Consents or (ii) if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Seller is, or will be, a party or to materially impair such Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 3.5      Legal Proceedings. There are no Proceedings pending, threatened in writing (received by Sellers, any Company, Tug Hill or Operator), or, to Sellers’ Knowledge, otherwise threatened against any Seller that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which such Seller is, or will be, a party or to materially impair such Seller’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 3.6      Ownership of Acquired Interests.

(a)            Upstream Seller has good and valid title to the Acquired Upstream Interests free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws, (ii) any transfer restrictions contained in the Organizational Documents of THQ Midco existing as of the Execution Date (which will be terminated, waived, complied with or conveyed in full to Buyer at Closing), (iii) Liens created by the terms of this Agreement, and (iv) those Liens under the Upstream Credit Agreement which will all be released in full at Closing. Upon such assignment and transfer to Buyer, Buyer will be the sole and lawful owner, beneficially and of record, of all of such Acquired Upstream Interests, free and clear of all Liens, except for any transfer restrictions contained in the Organizational Documents of THQ Midco or imposed by federal and state securities laws.

(b)            Midstream Seller has good and valid title to the Acquired Midstream Interests free and clear of all Liens other than (i) any transfer restrictions imposed by federal and state securities laws, (ii) any transfer restrictions contained in the Organizational Documents of XcL Midco existing as of the Execution Date (which will be terminated, waived, complied with or conveyed in full to Buyer at Closing), (iii) Liens created by the terms of this Agreement, and (iv) those Liens under the Midstream Credit Agreements which will all be released in full at Closing. Upon such assignment and transfer to Buyer, Buyer will be the sole and lawful owner, beneficially and of record, of all of such Acquired Midstream Interests, free and clear of all Liens, except for any transfer restrictions contained in the Organizational Documents of XcL Midco or imposed by federal and state securities laws.

(c)            No Seller is a party to any outstanding obligations, options, warrants, calls, puts, rights of first refusal, convertible securities, preemptive securities, exercisable or exchangeable securities, stock or equity appreciation rights, phantom equity, stock-based performance units, profit participation or similar plans or arrangements, profit interests or other rights, agreements, arrangements or commitments of any kind relating to, derivative of or measured by reference to the Equity Securities of the Companies, contingent or otherwise, that may, in each case, obligate such Seller to (i) issue, sell, pledge, dispose of or encumber any Company Interests or other Equity Securities of any Company, other than this Agreement and the Organizational Documents of THQ Midco or XcL Midco (as applicable), or (ii) redeem, purchase or acquire in any manner any Company Interests or other Equity Securities of any Company (other than as set forth in the Organizational Documents of such Company).

Section 3.7      Brokers’ Fee. Except as set forth on Schedule 4.17 of the Seller Disclosure Schedule (which fees will be included as Company Transaction Costs), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, contingent or otherwise, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers, Operator, Tug Hill or their respective Affiliates for which Buyer or any of its Affiliates (including, following the Closing, any Company) shall have any responsibility.

Section 3.8      Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or threatened against any Sellers or their respective Affiliates (including the Companies), Operator or Tug Hill. None of the Companies is (and will not be upon consummation of the transactions contemplated hereby) insolvent.

Section 3.9      Investment Intent. Each Seller is (a) an experienced and knowledgeable investor, (b) able to bear the economic risks of the acquisition and ownership of the Buyer Parent Common Stock comprising the Stock Consideration and (c) is capable of evaluating (and has evaluated) the merits and risks of investing in the Buyer Parent Common Stock comprising the Stock Consideration and its acquisition and ownership thereof. Each Seller is acquiring the Buyer Parent Common Stock comprising the Stock Consideration for its own account for investment purposes and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder or any other securities Laws. Each Seller acknowledges and understands that (i) the acquisition of the Buyer Parent Common Stock comprising the Stock Consideration has not been registered under the Securities Act in reliance on an exemption therefrom, and (ii) the Buyer Parent Common Stock comprising the Stock Consideration will, upon its acquisition by Sellers (or, if applicable, their transferees), be characterized as “restricted securities” under state and federal securities Laws and may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of, except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and in compliance with applicable state and federal securities Laws. It is understood that any certificates representing the Stock Consideration will bear, and any book-entry notations representing the Stock Consideration shall indicate in customary fashion that such shares are subject to, a legend in substantially the following form: “These securities have not been registered under the Securities Act of 1933, as amended. These securities may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or in a private transaction pursuant to an exemption from registration thereunder and, in the case of a transaction exempt from registration, unless sold pursuant to Rule 144 under such Act or the issuer has received documentation reasonably satisfactory to it that such transaction does not require registration under such Act.”

Article IV
Representations and Warranties Regarding the COMPANIES

Subject to the provisions of this Article IV and the other terms and conditions of this Agreement and the exceptions and matters set forth on the Seller Disclosure Schedule, Sellers hereby represent and warrant to Buyer, with respect to the Companies, as follows as of the Execution Date and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

Section 4.1      Organization; Qualification. Each Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of its formation. Each of the Companies has all requisite limited liability company power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign limited liability company and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to have a Material Adverse Effect. Sellers have made available to Buyer true and complete copies of the Organizational Documents of each Company as in effect on the Execution Date, and no Company is in violation in any material respect of any of the terms of its respective Organizational Documents.

Section 4.2      Non-Contravention. Except as set forth on Schedule 4.2 of the Seller Disclosure Schedule, assuming the receipt of all Consents and the waiver of or compliance with all Preferential Purchase Rights, the execution, delivery and performance of the Transaction Documents by each Company, and the consummation of the transactions contemplated thereby, does not and will not: (a) result in any breach of any provision of the Organizational Documents of any Company; (b) constitute a default (or an event that with or without the giving of notice, or the passage of time or both would give rise to a default) under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Material Contract to which any Company is a party or by which any property or asset of any Company is bound or affected; (c) except for any requisite Governmental Consents, violate any Law to which any Company is subject or by which any of the Assets is bound; or (d) constitute (with or without the giving of notice, or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of any Company, except, in the cases of clauses (b), (c) and (d), for such defaults, rights of termination, cancellation, amendment or acceleration, violations or Liens, as would not, reasonably be expected to have a Material Adverse Effect.

Section 4.3      Authority; Enforceability.

(a)            Each Company has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to perform its obligations and to consummate the transactions contemplated thereby. The execution and delivery by each Company of the Transaction Documents to which it is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized and approved by all necessary limited liability company action on the part of each Company, and no other organizational proceedings on the part of each Company are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated by the Transaction Documents to which it is, or will be, a party.

(b)            The Transaction Documents to which each Company is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by each Company, and, assuming the due and valid authorization, execution and delivery by the other parties thereto, each Transaction Document to which each Company is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of each Company, enforceable against each Company in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights. No Company is the subject of any bankruptcy, insolvency, dissolution, liquidation, reorganization or similar proceeding.

Section 4.4      Governmental Approvals; Consents; Preferential Purchase Rights.

(a)            Except as set forth on Schedule 4.4(a) of the Seller Disclosure Schedule, no Governmental Consent needs to be obtained by any Company or Operator for the consummation by such Company or Operator of the transactions contemplated by the Transaction Documents to which such Company or Operator is, or will be, a party, other than (i) filings and expirations or terminations of the applicable waiting periods under the HSR Act and (ii) such other declarations, filings, registrations, notices, authorizations, consents or approvals which (A) are Customary Post-Closing Consents or (B) if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (x) have a material impact on the Companies and their respective Subsidiaries, taken as a whole, or (y) prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which each Company is, or will be, a party or to materially impair each Company’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

(b)            Except (i) as set forth on Schedule 4.4(b) of the Seller Disclosure Schedule, (ii) for Customary Post-Closing Consents, (iii) under Contracts that are terminable upon not greater than sixty (60) days’ notice without payment of any fee, (iv) for Preferential Purchase Rights, and (v) for compliance with the HSR Act, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that Sellers, any Company, Operator or Tug Hill is required to obtain in connection with the transfer of the Acquired Interests by Sellers to Buyer, the transfer by Sellers, Tug Hill or Operator to the applicable Companies of the Assets held by such Persons pursuant to Section 6.2 or the consummation of the transactions contemplated by this Agreement by Sellers, any Company, Tug Hill or Operator (each, a “Consent”).

(c)            Except as set forth on Schedule 4.4(c) of the Seller Disclosure Schedule, there are no preferential purchase rights, rights of first refusal or other similar rights that are applicable to (i) the transfer of the Acquired Interests or (ii) the transfer by Sellers, Tug Hill or Operator to the applicable Companies of the Assets held by such Persons pursuant to Section 6.2 or the consummation of the transactions contemplated by this Agreement by Sellers, any Company, Tug Hill or Operator (each a “Preferential Purchase Right”).

Section 4.5      Capitalization.

(a)            Schedule 4.5(a) of the Seller Disclosure Schedule accurately sets forth all of the authorized and outstanding Company Interests

(b)            The Acquired Upstream Interests constitute all of the issued and outstanding Equity Securities in THQ Midco. The TH Exploration Interests constitute all of the issued and outstanding Equity Securities in TH Exploration. The TH Exploration II Interests constitute all of the issued and outstanding Equity Securities in TH Exploration II. The TH Exploration III Interests constitute all of the issued and outstanding Equity Securities in TH Exploration III. The TH Exploration IV Interests constitute all of the issued and outstanding Equity Securities in TH Exploration IV. The High Road Operating Interests constitute all of the issued and outstanding Equity Securities in High Road Operating. The High Road Midstream Interests constitute all of the issued and outstanding Equity Securities in High Road Midstream. The High Road Minerals Interests constitute all of the issued and outstanding Equity Securities in High Road Minerals. The THQ Marketing Interests constitute all of the issued and outstanding Equity Securities in THQ Marketing.

(c)            The Acquired Midstream Interests constitute all of the issued and outstanding Equity Securities in XcL Midco. The XcL Midstream Interests constitute all of the issued and outstanding Equity Securities in XcL Midstream. The XcL Processing Interests constitute all of the issued and outstanding Equity Securities in XcL Processing. The XcL Midstream Operating Interests constitute all of the issued and outstanding Equity Securities in XcL Midstream Operating. The XcL Processing Operating Interests constitute all of the issued and outstanding Equity Securities in XcL Processing Operating.

(d)            The Company Interests have been duly authorized and validly issued, and are fully paid and, as applicable, nonassessable, and were not issued in violation of any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person. None of the Company Interests have been certificated. Except for matters pursuant to the Credit Agreements which will be released at Closing, none of the Company Interests are subject to any voting trust, proxy, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding with respect to any purchase, sale, pledge, encumbrance, disposition, issuance, transfer, repurchase, redemption or voting of any Equity Securities, other than as set forth in the Organizational Documents of the applicable Company.

(e)            There are no outstanding obligations, options, warrants, calls, puts, rights of first refusal, convertible securities, preemptive securities, exercisable or exchangeable securities, stock or equity appreciation rights, phantom equity, stock-based performance units, profit participation or similar plans or arrangements, profit interests or other rights, agreements, arrangements or commitments of any kind relating to, derivative of or measured by reference to the Equity Securities of the Companies, contingent or otherwise, that, in each case, may obligate any Company to (i) issue, sell, pledge, dispose of or encumber any Company Interests or other Equity Securities of any Company (other than as set forth in the Organizational Documents of such Company), (ii) redeem, purchase or acquire in any manner any Company Interests or other Equity Securities of any Company (other than as set forth in the Organizational Documents of such Company) or (iii) make any dividend or distribution of any kind with respect to any of the Company Interests (other than as set forth in the Organizational Documents of such Company and matters pursuant to the Credit Agreements to be released as of Closing).

(f)            THQ Midco owns all of the Equity Securities in each other Upstream Company, other than High Road Operating, High Road Midstream and High Road Minerals. TH Exploration IV owns all of the Equity Securities in each of High Road Operating, High Road Midstream and High Road Minerals. Except as set forth in the immediately preceding sentences of this Section 4.5(f), no Upstream Company, directly or indirectly, owns any Equity Securities in any other Person.

(g)            XcL Midco owns all of the Equity Securities in each of XcL Midstream and XcL Processing. XcL Midstream owns all of the Equity Securities in XcL Midstream Operating. XcL Processing owns all of the Equity Securities in XcL Processing Operating. Except as set forth in the immediately preceding sentences of this Section 4.5(g), no Midstream Company, directly or indirectly, owns any Equity Securities in any other Person.

(h)            There are no outstanding obligations of any Company to loan or make any investment (in either case, in the form of a loan, capital contribution, purchase of any Equity Interest (whether from the issuer or another Person) or otherwise) in, any other Person.

Section 4.6      Compliance with Law. Except as set forth on Schedule 4.6 of the Seller Disclosure Schedule, each Company is, and for the last two (2) years has been, in compliance with all applicable Laws in all material respects. Except as set forth on Schedule 4.6 of the Seller Disclosure Schedule, each of Sellers, Tug Hill and Operator are, and for the last two (2) years have been, in compliance with all applicable Laws with respect to the operation of the Assets in all material respects. Neither the Companies, nor, with respect to its direct or indirect ownership or operation of the Assets, Tug Hill, Operator, or their respective Affiliates, have received any written notice from any Governmental Authority regarding any unresolved material violation or failure to comply with any Law.

Section 4.7      Special Warranty of Title. As of the Effective Time and the Closing Date, each Upstream Company holds Defensible Title to the Leases and Wells from and against the claims of every Person lawfully claiming or to claim the same or any part thereof, in each case, by, through or under such Seller, Operator, Tug Hill and their respective Affiliates, but not otherwise, subject, however, to the Permitted Liens. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the Individual Title Defect Threshold and the Title Defect Deductible shall in no way limit any claim by Buyer with respect to this Section 4.7.

Section 4.8      Financial Statements.

(a)            Sellers have made available to Buyer true and complete copies of (i) an audited consolidated balance sheet of each of Sellers and the related audited consolidated statements of income, cash flows and members’ equity as of and for the twelve (12)-month period ended December 31, 2021 (collectively, the “Audited Financial Statements”), and (ii) an unaudited consolidated balance sheet of each of Sellers and the related unaudited consolidated statements of operations, cash flows and members’ capital as of and for the period ended the Balance Sheet Date ((i) and (ii) collectively, the “Financial Statements”).

(b)            Except as set forth on Schedule 4.8(b) of the Seller Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP consistently applied during the periods covered thereby, and (ii) present fairly, in all material respects, the consolidated financial position and operating results, cash flows and members’ capital of Sellers as of, and for the periods ended on, the respective dates thereof, subject, however, in the case of the unaudited Financial Statements, to the absence of notes and other textual disclosures and to normal year-end adjustments and accruals, in each case, which are not material, individually or in the aggregate. The Companies maintain internal accounting controls relevant to the preparation and fair presentation of financial statements designed to provide reasonable assurances that, in all material respects, the financial statements and underlying transactions in connection therewith are recorded as necessary to permit the preparation of the financial statements in conformity with GAAP and free from material misstatement, whether due to fraud or error.

(c)            Except as set forth on Schedule 4.8(c) of the Seller Disclosure Schedule or as would not reasonably be expected to be material to the Companies taken as a whole, no Company has any liability or obligation of any nature whatsoever, whether accrued, contingent, absolute or otherwise, that would be required to be reflected specifically (and adequately reserved against on a financial statement of Sellers or in the notes thereto prepared in accordance with GAAP) except for (i) liabilities reflected or reserved against in the Financial Statements dated as of the Balance Sheet Date; (ii) liabilities that have arisen since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) Company Transaction Costs.

Section 4.9      Absence of Certain Changes. Except as set forth on Schedule 4.9 of the Seller Disclosure Schedule, from the Balance Sheet Date through the Execution Date, (a) the business of the Companies has been conducted in the ordinary course and in a manner consistent with past practices; (b) there has not been any event, occurrence or development which, if taken, omitted to be taken, occurred or developed after the Execution Date, would require the Buyer’s consent in accordance with Section 6.1(a)(i) or Section 6.1(b)(i), (ii), (iii), (v), (ix), (x), (xi), (xiv) or (xv); and (c) there has not been any event, occurrence or development which has had, or would reasonably be expected to result in, a Material Adverse Effect.

Section 4.10      Environmental Matters. Except as to matters set forth on Schedule 4.10 of the Seller Disclosure Schedule, as of the Execution Date:

(a)            the Companies are, and for the last two (2) years have been, in compliance in all material respects with all applicable Environmental Laws and Operator is, and for the last two (2) years has been, in compliance in all material respects with all applicable Environmental Laws with respect to its operation of the Assets;

(b)            (i) the Companies (and with respect to the Assets, if applicable, Operator) possess, and for the last two (2) years have possessed, all material Permits required under Environmental Laws for their operations as conducted at the relevant time and are, and for the last two (2) years have been, in compliance in all material respects with the terms of such Permits; and (ii) there is no Proceeding pending or, to Sellers’ Knowledge, threatened seeking the revocation, cancellation, suspension, adverse modification or limitation of any such Permits;

(c)            none of the Assets, the Companies or their respective properties and operations, or with respect to the Assets, Operator, are subject to any pending or threatened in writing (received by Sellers, any Company, Tug Hill or Operator) or, to Sellers’ Knowledge, otherwise threatened Proceeding arising under any Environmental Law, nor has any Company (or with respect to the Assets, Operator) (i) received any written and pending notice, order or complaint from any Person alleging a material violation of or material liability arising under any Environmental Law or (ii) entered into any agreement with, or is subject to any order, decree, plea, diversion agreement, consent or judgment issued by, a Governmental Authority pursuant to Environmental Laws that interferes with or restricts the future operation of, or that requires Remediation of any part of, the Assets that remains unresolved;

(d)            except for customary indemnities entered into in the ordinary course of business, no Company (or Operator on behalf of a Company) has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability, including without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental Laws; and

(e)            except as would not reasonably be expected to give rise to any current or future material liabilities of any Company pursuant to any Environmental Laws, there has been no Release of, or exposure of any Person to, Hazardous Substances on, at, under, to or from any of the properties of any Company, or, to Sellers’ Knowledge, from or in connection with any Company’s operations (or if applicable, Operator’s operation of the Assets).

Section 4.11      Material Contracts.

(a)            Schedule 4.11 of the Seller Disclosure Schedule sets forth, as of the Execution Date, all (x) Derivative Financial Instruments entered into on or before September 2, 2022, that will be binding on or otherwise encumber any Company or the Assets after the Effective Time and (y) all Applicable Contracts of the type described below (and any amendments thereto) (collectively, the “Material Contracts”):

(i)            any Applicable Contract (excluding for the purposes of this subsection (i), any master services agreement) that (A) cannot be terminated by the applicable Company or Operator without penalty upon ninety (90) days’ or less written notice and (B) can reasonably be expected to result in aggregate payments by the applicable Company or Operator of more than $250,000 during the current or any subsequent calendar year or more than $500,000 in the aggregate over the term of such Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes);

(ii)            any Applicable Contract (excluding for the purposes of this subsection (ii), any master services agreement) that (A) cannot be terminated by the applicable Company or Operator without penalty upon ninety (90) days’ or less written notice and (B) can reasonably be expected to result in aggregate revenues to the applicable Company or Operator of more than $250,000 during the current or any subsequent calendar year or more than $500,000 in the aggregate over the term of such Contract (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes);

(iii)            any Hydrocarbon purchase and sale, marketing, transportation, gathering, processing, storage or similar Applicable Contract that is not terminable without penalty upon ninety (90) days’ or less written notice;

(iv)            any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract that will not be satisfied and/or from which any Company or the Assets will not be released as of or prior to the Closing;

(v)            any Applicable Contract that constitutes a pipeline interconnect, transportation or facility operating agreement;

(vi)            any Applicable Contract that constitutes a lease under which any Company or Operator is the lessor or the lessee of personal property which lease (A) cannot be terminated by such Company or Operator without penalty upon ninety (90) days’ or less written notice and (B) involves an annual base rental of more than $250,000 (without regard to any increase in price);

(vii)            (A) any partnership agreement, joint venture agreement, joint operating agreement, production sharing agreement, drilling agreement, carried interest agreement, farmout or farm-in agreement, participation agreement, exploration agreement, development agreement or any similar Applicable Contract and (B) any agreement pertaining to coal mining activities on the Assets or the concurrent use of, or accommodation for, coal mining activities on the Assets;

(viii)            any Applicable Contract that provides for an area of mutual interest, or any drag-along right, tag-along right, right of first offer or refusal or similar right in favor of a Third Party with respect to any material Assets;

(ix)            any Applicable Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or, with respect to the Assets, Sellers or Operator or their respective Affiliates, will have any material outstanding obligation after the Execution Date;

(x)            any Applicable Contract (A) for which the primary purpose is to indemnify another Person (excluding for the purposes of this clause A, any master services agreement) or (B) guaranteeing any payment or performance obligation of any Third Party for which the guaranteed obligations have not been fully paid or performed;

(xi)            any Applicable Contract that is (A) between any Company (or otherwise binding on the Assets), on the one hand, and any Affiliate of any Seller or Company (other than another Company), on the other hand, (B) between any Company (or otherwise binding on the Assets), on the one hand, and Tug Hill or Operator or their respective Affiliates, on the other hand, or (C) between any Company (or otherwise binding on the Assets), on the one hand, and any director, manager or officer of either Seller, any Company, Operator or Tug Hill, or any member of the immediate family or Affiliate (other than another Company) of such director, manager, employee or officer, on the other hand (each, but excluding the Organizational Documents of the Companies, an “Affiliated Party Arrangement”) that will not be terminated prior to or at the Closing;

(xii)            any Applicable Contract that would obligate any Company to drill additional wells or to conduct other material operations after Closing;

(xiii)            any Applicable Contract containing call upon, option to purchase, take-or-pay provisions, minimum volume commitments, or similar rights or obligations, affecting any Asset or the production of Hydrocarbons, and any Applicable Contract containing a dedication of production of Hydrocarbons;

(xiv)            any Applicable Contract for, or that contemplates, the sale, lease, assignment, transfer or disposition of any Acquired Interests or Company Interests or any material portion of the Assets (excluding sales of Hydrocarbon inventory or in the ordinary course of business), or the purchase by any Company of any material asset that is unconsummated, or that is consummated but under which any material obligations (excluding customary indemnity obligations owed to or from the Companies that customarily survive the closing of such transactions and for which no claim is currently pending) have not been fully performed;

(xv)            any Applicable Contract that is a license, agreement or other contractual arrangement covering any Seismic Data; and

(xvi)            any Applicable Contract that contains a non-compete agreement purporting to restrict, limit or prohibit the manner in which, the timing of, or the locations in which, any Company may conduct its business (or Operator may conduct its business with respect to the Assets) (provided that an Applicable Contract shall not constitute a Material Contract pursuant to this subsection (xvi) solely (A) because such Applicable Contract contains provisions providing for maintenance of uniform interests, preferential purchase agreements or similar preferential agreements, in each case, contained in A.A.P.L. form joint operating agreements or other substantially similar forms customary to the oil and gas industry, (B) because such Applicable Contract is a surface use agreement or similar Applicable Contract containing customary setback provisions, or (C) because of any obligations contained in the Organizational Documents of any Company as of the Execution Date).

(b)            Except for termination of any applicable Material Contract at or prior to the Closing pursuant to the express terms of this Agreement or such Material Contract expires at the end of its term (or renewal period) in accordance with its terms, each Material Contract is a valid and binding obligation of the applicable Company (and if applicable, Operator), and is in full force and effect in all material respects and enforceable in accordance with its terms against such Company (and if applicable, Operator) and, to Sellers’ Knowledge, the other parties thereto, except, in each case, as enforcement may be limited by Creditors’ Rights. Except as prohibited by obligations of confidentiality to Third Parties (provided that Sellers will use commercially reasonable efforts (without any obligation to incur any Losses) to obtain, or to cause the Companies, Operator, Tug Hill or their applicable Affiliate to obtain waivers of any such obligations), Sellers have made available to Buyer a true and complete copy of each Material Contract.

(c)            Neither any Company nor Operator, nor, to Sellers’ Knowledge, any other party to any Material Contract is in default or breach in any material respect under the terms of such Material Contract and no event has occurred that with the giving of notice or the passage of time or both would constitute a breach or default in any material respect by any Company (or if applicable, Operator) or, to Sellers’ Knowledge, any other party to such Material Contract.

Section 4.12      Legal Proceedings. Other than with respect to Proceedings arising with respect to Tax matters which are the subject of Section 4.14, under Environmental Laws which are the subject of Section 4.10 or as is set forth on Schedule 4.12 of the Seller Disclosure Schedule, (a) there are no Proceedings or material claims pending, threatened in writing (received by Sellers, any Company, Tug Hill or Operator) or, to Sellers’ Knowledge, otherwise threatened against any Company (or with respect to the Assets, against Tug Hill, Operator, Sellers or any of their respective Affiliates) or, to Sellers’ Knowledge, otherwise pending or threatened in respect of the Assets, (b) no Company (nor with respect to the Assets, Tug Hill, Operator or Sellers or any of their respective Affiliates) is, and none of the Assets are, subject to any unsatisfied order, injunction, judgment or decree of a Governmental Authority, and (c) no Company nor Operator is subject to any order that in any manner challenges or seeks to prevent, enjoin, alter or delay the consummation of the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.13      Permits. As of the Execution Date, except as set forth on Schedule 4.13 of the Seller Disclosure Schedule, the Companies and Operator have, and as of the Closing Date (assuming compliance with Sellers’ covenant set forth in Section 6.2) the Companies shall have, in all material respects, all Permits as are necessary (a) to own and operate the Assets, and (b) to otherwise conduct the business of the Companies in the manner currently conducted. Except as set forth on Schedule 4.13 of the Seller Disclosure Schedule, each such Permit is in full force in effect, and the Companies and Operator (as applicable) are in material compliance with all obligations under such Permits.

Section 4.14      Taxes. Except as set forth on Schedule 4.14 of the Seller Disclosure Schedule:

(a)            all material Tax Returns required to have been filed by the Companies or with respect to Taxes imposed on the Assets have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects;

(b)            all material Taxes required to have been paid by the Companies or imposed on the Assets have been duly and timely paid in full;

(c)            all withholding Tax and deposit requirements imposed on the Companies or with respect to Taxes imposed on the Assets have been satisfied in all material respects;

(d)            there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of any Company or material Tax imposed on the Assets;

(e)            no Tax audits, litigation or other Proceedings are being conducted, are currently pending or, have been threatened in writing (received by Sellers or their respective Affiliates, any Company, Tug Hill or Operator) with respect to any Company or Taxes imposed on the Assets;

(f)            there are no Liens (other than Permitted Liens) on any of the Assets that arose in connection with any failure (or alleged failure) to pay any material Tax;

(g)            there are no Liens on any of the Company Interests that arose in connection with any failure (or alleged failure) to pay any Tax;

(h)            no Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial agreements or contracts containing customary provisions entered into in the ordinary course of business that are not primarily related to Taxes);

(i)            no power of attorney, that is currently in force, has been granted with respect to any matter relating to Taxes of any Company or Taxes imposed on the Assets;

(j)            no written claim has been made by any Governmental Authority in a jurisdiction where any Company does not file Tax Returns with respect to such Company or Taxes imposed on the Assets that such Company or such Assets is or may be subject to taxation in that jurisdiction;

(k)            no Company has any liability for the Taxes of any Person (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. Law) or (ii) as a transferee or successor, by contract or otherwise, in each case, other than (A) any member of any Seller Consolidated Group, and (B) with respect to any commercial agreements or contracts containing customary provisions entered into in the ordinary course of business that are not primarily related to Taxes;

(l)            no Company has entered into any agreement or arrangement with any taxing authority that requires such Company to take any action or to refrain from taking any action, and no Company is party to any agreement or arrangement with any taxing authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement;

(m)            no Company has participated in or is participating in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any transaction a “significant purpose of which is the avoidance or evasion of United States federal income tax” within the meanings of Sections 6662, 6662A, 6011, 6012, 6111, or 6707A of the Code or Treasury Regulations promulgated thereunder or pursuant to notices or other guidance published by the Internal Revenue Service (irrespective of the effective dates);

(n)            no Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of any taxable period) ending after the Closing Date as a result of: (i) an adjustment under either Section 481(a) of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) by reason of a change in method of accounting occurring on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or non-U.S. Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) the cash method of accounting or long-term contract method of accounting utilized on or prior to the Closing Date, or (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date;

(o)            no Company has, pursuant to the CARES Act (or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or IRS Notice 2020-65), claimed the employee retention credit under Section 2301 of the CARES Act or deferred any “applicable employment taxes” (as defined in Section 2301(c)(1) of the CARES Act);

(p)            none of the Assets is subject to any Tax partnership agreement (excluding the limited liability company agreements of Sellers) or is otherwise treated, or required to be treated, as held in an arrangement (other than Sellers) requiring a partnership Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code;

(q)            each Company is in material compliance with all applicable Laws relating to escheat or unclaimed or abandoned property and no Company is subject to, nor has received notice of, any audit or proceeding relating to any escheat or unclaimed or abandoned property obligations;

(r)            no Company is subject to any Company Taxes that are Income Taxes for any taxable period that includes the Effective Time or the Closing Date; and

(s)            for U.S. federal income Tax purposes, each Company (i) is an entity disregarded as separate from its owner, and (ii) has been classified as either an entity disregarded as separate from its owner or a partnership since its formation.

Section 4.15      Employee Benefits; Labor and Employment Matters.

(a)            The Companies have no, and have never had any, employees on their payroll. Subject to the obligations to update the Business Employee Schedule as provided in Exhibit E, Sellers have provided Buyer a true and complete list of all Business Employees, including for each, (i) job title, (ii) annual salary or hourly rate (as applicable), (iii) exempt or non-exempt classification by Operator, (iv) primary work location, (v) active or inactive status, (vi) employing entity and (vii) visa status (if applicable).

(b)            Except for the matter set forth as item 10 on Schedule 4.12 of the Seller Disclosure Schedule, the Companies, Tug Hill and Operator (with respect to Business Employees, Excluded Employees, and former employees of the Companies, Tug Hill and Operator who provided services to the Assets) are, and to Sellers’ Knowledge, each Staffing Agency (with respect to any individual providing services to a Company or Operator) is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices.

(c)            None of any Company, Tug Hill, Operator nor, to Sellers’ Knowledge, any Staffing Agency, is a party to any CBA or similar Contract with any labor union or similar representative of employees, in each case with respect to any Business Employees, Excluded Employees, or other individuals providing services with respect to the Companies, nor is any such Contract currently being negotiated on behalf of any Company.

(d)            With respect to the Business Employees, Excluded Employees, and the Assets, the Companies, Sellers, Tug Hill, Operator and their respective Affiliates have reasonably investigated all sexual harassment, or other discrimination or retaliation allegations of which any of their supervisory employees, human resources employees, or another member of management has been made aware in the previous three (3) years. With respect to each such allegation with potential merit for which corrective action has been required, the Companies, Sellers, Tug Hill or Operator have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Companies, Sellers, Operator and their respective Affiliates do not reasonably expect any material Losses with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents, that, if known to the public, would bring the Companies, Sellers, Operator or their respective Affiliates into material disrepute.

(e)            Set forth on Schedule 4.15(e) of the Seller Disclosure Schedule, by termination date and work location, is the name of each employee or former employee of the Companies, Seller, Operator or their respective Affiliates who has incurred an “employment loss” under the WARN Act at any site of employment where a Business Employee or Excluded Employee is located within the ninety (90) days immediately preceding the date hereof, and Seller will update Schedule 4.15(e) of the Seller Disclosure Schedule on the Closing Date in order to include all such “employment losses” under the WARN Act occurring at such sites as of the time immediately before the Closing.

(f)            No Company sponsors, maintains, contributes to (or has any obligation to contribute to) or otherwise has any current or contingent liability under or with respect to any Employee Benefit Plans or other benefit or compensation plan, policy, program, agreement or arrangement. There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability or other material liability with respect to any Employee Benefit Plan or any other benefit or compensation plan, policy, program, agreement or arrangement of Sellers, Operator or any of their respective ERISA Affiliates that would be, or could become, a liability following the Closing Date of Buyer or any of its Affiliates (including the Companies).

(g)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by the Transaction Documents, either alone or in combination with another event (whether contingent or otherwise), could, directly or indirectly: (i) entitle any Business Employee to any payment (whether in cash, property or the vesting of property) or benefit payable or provided by the Companies (or, after Closing, by Buyer or its Affiliates); (ii) increase the amount of compensation or benefits due to any Business Employee; or (iii) accelerate the vesting, funding or time of payment of any compensation or other benefit due to any Business Employee that is payable or provided by the Companies (or, after Closing, by Buyer or its Affiliates).

(h)            Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by the Transaction Documents, either alone or in combination with another event (whether contingent or otherwise), could, directly or indirectly, result in any payments or benefits (including, without limitation, the acceleration of vesting of any amount or benefit) that, individually or in combination with any other payment or benefit, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the imposition of an excise Tax under Section 4999 of the Code.

(i)            Neither Sellers, any Company nor Operator has any obligation to gross up, make whole, indemnify or otherwise reimburse any Business Employee with respect to any Taxes, including under Sections 409A or 4999 of the Code.

Section 4.16      Insurance.

(a)            Set forth on Schedule 4.16 of the Seller Disclosure Schedule is, as of the Execution Date, a complete and accurate list of all property, general liability, third-party offsite pollution liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability, business interruption, and directors’ and officers’ liability and other insurance policies and contracts currently held by the Companies or, with respect to the Assets, by Sellers, Tug Hill, Operator or their Affiliates. A copy of each such policy has been made available to Buyer prior to execution of this Agreement. All insurance policies set forth on Schedule 4.16 are in full force and effect and there is no claim pending under any such policies as to which coverage has been denied or disputed by the insurer other than customary indications as to reservation of rights by insurers.

(b)            The Companies are in compliance in all material respects with all requirements to purchase, carry or maintain insurance under applicable Laws, and no written notice been received by Sellers, Tug Hill, Operator or their Affiliates (including any Company) (i) of any default under any insurance policy pertaining to the Companies or the Assets or (ii) that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any insurance policy set forth on Schedule 4.16.

Section 4.17      Brokers’ Fee. Except as set forth on Schedule 4.17 of the Seller Disclosure Schedule (which fees will be included as Company Transaction Costs), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers, or any of their Affiliates, or any Company, for which Buyer or any of its Affiliates (including, following the Closing, any Company) shall have any responsibility.

Section 4.18      Royalties. Except as set forth on Schedule 4.18 of the Seller Disclosure Schedule and for Suspense Funds set forth on Schedule 4.23 of the Seller Disclosure Schedule, the Companies (or by Sellers, Tug Hill, or Operator on behalf of the Companies) have timely and properly paid, in all material respects, all Burdens due by the Companies (or by Sellers, Tug Hill or Operator on behalf of the Companies) with respect to the Assets.

Section 4.19      Imbalances. Schedule 4.19 of the Seller Disclosure Schedule sets forth all material Imbalances associated with the Assets as of the Effective Time.

Section 4.20      Current Commitments. Schedule 4.20 of the Seller Disclosure Schedule sets forth, as of the Execution Date, all approved authorizations for expenditures and other approved capital commitments (including those internally generated), individually in excess of $250,000 net to the Companies’ interest (the “AFEs”), relating to the Assets to drill or rework wells or for other capital expenditures (including any capital commitments with respect to the Water System or Midstream Systems), in each case, for which all of the activities anticipated in such AFEs have not been completed as of the Effective Time.

Section 4.21      Wells.

(a)            Except as described on Schedule 4.21(a) of the Seller Disclosure Schedule, (i) there is no Well operated by Sellers, any Company or Operator on the Assets (or, to Sellers’ Knowledge, any other Well), (A) with respect to which there is an order from a Governmental Authority requiring that such well be plugged and abandoned or (B) that is neither in use for purposes of production or injection, nor suspended or temporarily abandoned in accordance with applicable Law, Applicable Contract and the Leases, that has not been plugged and abandoned in accordance with such applicable Law, Applicable Contract or Lease; and (ii) to Sellers’ Knowledge, there are no Wells or other equipment located on the Assets that Sellers, the Companies or their Affiliates are currently obligated by Law, applicable Lease or Applicable Contract to currently plug, dismantle or abandon.

(b)            Except as set forth on Schedule 4.21(b) of the Seller Disclosure Schedule, (i) all Wells operated by Sellers, the Companies, Operator or an Affiliate thereof and (ii) to Sellers’ Knowledge as of the Execution Date, all other Wells, in each case, have been drilled and completed, or are being drilled and completed, in a manner that is within the limits permitted by applicable Leases, Applicable Contracts and Permits.

(c)            Except as set forth on Schedule 4.21(c) of the Seller Disclosure Schedule, (i) there are no Assets that have been plugged, dismantled or abandoned by Sellers, Operator, the Companies or an Affiliate thereof or (ii) to Sellers’ Knowledge as of the Execution Date, by any Third Party operator, in each case, in a manner that does not comply in all material respects with applicable Law, Applicable Contract and the applicable Leases.

(d)            No Well operated by Operator, Sellers, the Companies or any Affiliate thereof (and, to Sellers’ Knowledge as of the Execution Date, no other Well), is subject to material penalties on allowables after the Effective Time because of overproduction.

(e)            Except as set forth in Schedule 4.21(e) of the Seller Disclosure Schedule, for each Well that is denoted as being operated by Operator, Sellers, the Companies or an Affiliate thereof on Exhibit B, one of the Upstream Companies is the designated operator (or is the successor in interest to the designated operator) under the applicable joint operating agreement pertaining to such Well, if applicable; provided that such Upstream Company may engage the services of a bonded contract operator (including Operator) to physically conduct operations.

Section 4.22      Credit Support. Schedule 4.22 of the Seller Disclosure Schedule sets forth (a) a complete and accurate list of all Credit Support posted or entered into by Sellers, any Company, Tug Hill, Operator or their respective Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Assets and (b) any other sinking funds, reserves, escrows, cash deposits, financial instruments, surety agreements and similar agreements, guarantees and other items of credit support that any Company is liable for or that are binding on any of the Assets.

Section 4.23      Suspense Funds. Schedule 4.23, Part A of the Seller Disclosure Schedule lists all Suspense Funds as of the Execution Date. To Sellers’ Knowledge, (a) except as set forth on Schedule 4.23, Part B of the Seller Disclosure Schedule, all Burdens and proceeds from the sale of Hydrocarbons produced from the Assets are being received by the Companies in a timely manner and are not being held in suspense by Third Parties (other than any statutory minimum royalties) and (b) with respect to operations conducted by any Company (or Operator on behalf of any Company) or its Affiliates after the Effective Time, no Property Costs payable to the Companies (or Operator on behalf of the Companies) are currently being held in suspense by Third Parties that are Working Interest owners in pooled or unitized units.

Section 4.24      Payout Balances. Schedule 4.24 of the Seller Disclosure Schedule sets forth all Wells comprising the Upstream Assets that are subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms), and, to Sellers’ Knowledge, Schedule 4.24 of the Seller Disclosure Schedule sets forth the status of any “payout” balance as of the applicable dates set forth in such Schedule.

Section 4.25      [Reserved].

Section 4.26      Non-Consent Operations. As of the Execution Date, except as set forth on Schedule 4.26 of the Seller Disclosure Schedule, or as reflected in the before- and after-payout Working Interest and Net Revenue Interest set forth in Exhibit B or Schedule 4.24 of the Seller Disclosure Schedule, no Company nor any of their Affiliates has (nor have Sellers, Tug Hill or Operator caused any Company or any of its Affiliates to have), declined to participate in any current operation proposed with respect to the Assets that would result in forfeiture of any of the Assets or the incurrence of a penalty as a result of such election not to participate in such operation.

Section 4.27      Advance Payments. Except for any Imbalances and as otherwise set forth on Schedule 4.27 of the Seller Disclosure Schedule:

(a)            Neither Operator nor any Company, nor any of their respective Affiliates, has received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any Person of Hydrocarbons previously paid for and not yet delivered.

(b)            Neither Operator nor any Company, nor any of their respective Affiliates, are otherwise obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment or similar provision, or under any marketing-related agreement with respect to any Assets to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.

(c)            As of the Execution Date, neither Sellers, Operator, any Company, nor any Affiliate thereof has received any written notice of deficiency payments under gas contracts for which any Person has a right to take deficiency gas from the Assets.

Section 4.28      Personal Property. All of the personal property (including the Upstream Personal Property and Midstream Personal Property) included in the Assets is in an operable state of repair adequate to maintain normal operations as currently operated and used by or on behalf of the Companies, in all material respects, ordinary wear and tear excepted. Other than the property of Operator necessary to perform its administrative functions with respect to the Assets, the personal property included in the Assets constitutes, in all material respects, all of the personal property necessary for the ownership and operation of the business of the Companies and the Assets operated by any Company or Operator as currently conducted.

Section 4.29      Midstream Systems; Water Systems.

(a)            Schedule 4.29(a) (Part A) of the Seller Disclosure Schedule lists all Midstream Owned Real Property material to the business of the Midstream Companies. Schedule 4.29(a) (Part B) of the Seller Disclosure Schedule lists all of the Fee Surface Interests material to the ownership, operation or use of the Water System. Each Midstream Company has Good Title to all of its Midstream Owned Real Property, and each Upstream Company has Good Title to the Fee Surface Interests material to the ownership, operation or use of the Water System.

(b)            Schedule 4.29(b) (Part A) of the Seller Disclosure Schedule lists all Midstream Leased Real Property material to the business of the Midstream Companies. Schedule 4.29(b) (Part B) of the Seller Disclosure Schedule lists all Surface Rights in the nature of a surface lease agreement material to the ownership, operation or use of the Water System. (i) All leases under which the applicable Company is the lessor or lessee of Midstream Leased Real Property or Surface Rights pertaining to the Water System are, in each case, enforceable against such Company and, to Sellers’ Knowledge, the counterparties thereto, in accordance with their respective terms, and (ii) there is not, under any of such leases, any existing default by the applicable Company or, to Sellers’ Knowledge, any counterparties thereto, or any event which, with notice or lapse of time or both, would reasonably be executed to become a default by such Company, or, to Sellers’ Knowledge, the counterparties thereto.

(c)            Schedule 4.29(c) (Part A) of the Seller Disclosure Schedule lists all Midstream Company Easements material to the business of the Midstream Companies. Schedule 4.29(c) (Part B) of the Seller Disclosure Schedule lists all Surface Rights in the nature of an easement, servitude, right-of-way, surface Permit, or surface use agreement material to the ownership, operation or use of the Water System (the “Water System Easements”). (i) Each Midstream Company holds Good Title to its respective Midstream Company Easements, (ii) each Company holds Good Title to its respective Water System Easements, and (iii) each Midstream Company Easement and Water System Easement, as applicable, constitutes a valid and binding obligation of the applicable Company party thereto and, to Sellers’ Knowledge, the counterparties thereto, in accordance with their terms and there is not, under any such Midstream Company Easement or Water System Easement, as applicable, any existing default by the applicable Company party thereto or, to Sellers’ Knowledge, any counterparties thereto, or any event which, with notice or lapse of time or both, would reasonably be executed to become a default by such Company, or, to Sellers’ Knowledge, the counterparties thereto.

(d)            Except for the real property set forth on Schedule 4.29(a) (Part A), Schedule 4.29(b) (Part A) and Schedule 4.29(c) (Part A) of the Seller Disclosure Schedule, none of the Midstream Companies own, lease or have any rights to any material real property or real property interests. Except as set forth in Schedule 4.29(d) of the Seller Disclosure Schedule, (i) the Midstream Companies have good and valid title to, or a valid leasehold interest in, all material personal property included in the Midstream Assets (including the Midstream Personal Property), and (ii) the Upstream Companies have good and valid title to, or a valid leasehold interest in, all material personal property included in the Water System, in each case of (i) and (ii), free and clear of all Liens other than Permitted Liens.

(e)            All of the Midstream Systems and the Midstream Personal Property, are located within the boundaries of the Midstream Owned Real Property, Midstream Leased Real Property or Midstream Company Easements. All of the Water Systems are located within the boundaries of the Fee Surface Interests and Surface Rights owned by the Companies (or that will be owned by the Companies following the consummation of the assignments contemplated in Section 6.2). None of Sellers, Operator, Tug Hill nor any of their respective Affiliates (other than the Companies) owns or holds any interest in any interest in any improvement or personal property on, or any easement or right of way across, Midstream Owned Real Property, Midstream Leased Real Property or Midstream Company Easements, or any of the Fee Surface Interests or Surface Rights used or held for use in connection with the ownership, operation or use of the Water System (other than those that will be owned by the Companies following the consummation of the assignments contemplated in Section 6.2).

(f)            Other than rights pursuant to the Cooperation Agreement, the Midstream Assets, taken as a whole, include all of the assets reasonably necessary to access, own and operate the Midstream Systems as currently being operated by or on behalf of the Midstream Companies.

(g)            The Midstream Systems and the Water System are in an operable state of repair adequate to maintain operations as currently conducted by or on behalf of the Companies (or Operator on behalf of the Companies), ordinary wear and tear excepted. Other than rights pursuant to the Cooperation Agreement, there are no gaps (including any gap arising as a result of any breach by Sellers or any Company of the terms of any such Midstream Company Easements) in the Midstream Assets (with respect to the Midstream Systems) or Surface Rights and Fee Surface Interests (with respect to the Water System), for any pipeline and related facilities comprising a part of the Midstream Systems or Water System, as applicable.

(h)            Except as set forth on Schedule 4.29(h) of the Seller Disclosure Schedule, to Sellers’ Knowledge, as of the Execution Date, there are no material slope or hillside failures or similar “hill slips” pertaining to any of the Midstream Systems or the Water System or the real or personal property underlying the Midstream Systems or Water Systems that presently require slope failure restoration or remediation.

(i)            None of the Companies has acquired any of the Midstream Systems or Water System through the use or threatened use of eminent domain or condemnation.

(j)            Other than the Water Systems that are owned by the Upstream Companies, none of the Midstream Companies own or hold any material assets, liabilities, properties or rights, tangible or intangible, real or personal, that do not directly relate to the business and operations of the Midstream Companies as conducted as of the Execution Date.

Section 4.30      Intellectual Property. The Companies own, or have valid licenses or other rights to use, all material Intellectual Property necessary for the operation of the Companies’ business, subject to any limitations contained in the agreements governing the use of the same, free and clear of all Liens (other than Permitted Liens). As of the Execution Date, neither the Companies, Sellers nor any Affiliate thereof has received any written notice (a) challenging the use of any such material Intellectual Property, (b) that the conduct of the Companies’ business is infringing, misappropriating or otherwise violating the Intellectual Property of any other Person, nor, to Sellers’ Knowledge, is any Third Party infringing on any material Intellectual Property owned by the Companies and (c) of any default or any event that with notice or lapse of time, or both, would constitute a default under any material Intellectual Property license to which any Company is a party.

Section 4.31      Surface Use. Except as set forth on Schedule 4.31 of the Seller Disclosure Schedule, none of the Leases or Applicable Contracts are subject to or contain any restrictions on the Companies’ use of the surface, in connection with Hydrocarbon operations that would materially and adversely affect the operation of the Assets as currently used and operated.

Section 4.32      Bank Accounts; Officers; Powers of Attorney. Schedule 4.32 of the Seller Disclosure Schedule sets forth an accurate and complete list of all deposit, demand, time, savings, passbook, security or similar accounts that the Companies maintain with any bank or financial institution (the “Bank Accounts”), the names and addresses of the financial institutions maintaining each such account, the purpose for which such account is established and the authorized signatories on each such account. Schedule 4.32 of the Seller Disclosure Schedule sets forth an accurate and complete list of all officers, directors and managers of the Companies and a complete list of all Persons holding powers of attorney issued by the Companies and a summary statement of the terms thereof that will remain in effect as of the Closing Date.

Section 4.33      Lease Status. Except as set forth on Schedule 4.33 of the Seller Disclosure Schedule, (a) all bonuses, rentals and other material similar maintenance payments due under the Leases operated by Operator or the Companies or any of their Affiliates have been properly and timely paid in accordance with the terms of such Leases, (b) (i) as of the Execution Date, neither Sellers, Tug Hill, Operator nor the Companies or any of their respective Affiliates has received any unresolved written notices alleging any material default or breach under any Lease by the Companies or Operator or, to Sellers’ Knowledge, their predecessors in interest, and (ii) neither Sellers, Tug Hill, Operator nor the Companies or any of their respective Affiliates are and, to Sellers’ Knowledge as of the Execution Date, no other party to any Lease, is in material default or breach of the terms, provisions or conditions of the Leases, (c) as of the Execution Date, neither Sellers, Tug Hill, Operator nor the Companies or any of their respective Affiliates has received written notice from a lessor of any requirements or demands to drill additional wells on any of the Leases, as applicable, which requirements or demands have not been resolved, (d) as of the Execution Date, neither Sellers, Tug Hill, Operator nor the Companies or any of their respective Affiliates has received any unresolved written notice seeking to terminate any of the Leases, (e) none of the Leases contain express provisions obligating Operator, the Companies, Sellers or their respective Affiliates to drill any well on the Assets (other than provisions requiring optional drilling as a condition of maintaining or earning all or a portion of a presently non-producing Lease and other than customary offset drilling provisions), and (f) (i) no Lease operated by Sellers, Operator, the Companies or their respective Affiliates is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production, and (ii) to Sellers’ Knowledge as of the Execution Date, no Lease operated by a Third Party operator (other than any Lease operated by Operator on behalf of a Company) is being maintained in full force and effect by the payment of shut-in royalties or other payments in lieu of operations or production.

Section 4.34      Sufficiency of Assets. Except as set forth on Schedule 4.34 of the Seller Disclosure Schedule, and assuming compliance with the covenant set forth in Section 6.2, the Assets owned by the Companies at Closing constitute all of the real property that is used or necessary to conduct the business and operations of the Companies in the same manner as such operations have been historically conducted (including as conducted by Sellers, Tug Hill, Operator or their Affiliates on behalf of the Companies prior to Closing).

Section 4.35      Regulatory. As of the Execution Date, none of the Water Systems or Midstream Systems is being regulated by FERC, and neither Sellers, nor any Company or Operator has received written notice from FERC indicating that any Water System or Midstream System is being regulated or will be regulated by FERC.

Section 4.36      Casualty Loss. There have been no Casualty Losses since the Effective Time with respect to any Assets with damages estimated to exceed One Million Dollars ($1,000,000) net to the interest of the applicable Companies. There is no Proceeding for condemnation or taking under right of eminent domain (whether permanent, temporary, whole or partial) with respect to any Asset or portion thereof.

Section 4.37      Specified Matters. Except as set forth on Schedule 4.37 of the Seller Disclosure Schedule, there are no Losses incurred by, suffered by or owing by the Companies (including to Operator) as of the Closing caused by, arising out of, or resulting from the following matters, to the extent attributable to the ownership, use or operation of any of the Assets:

(a)            except with respect to any Casualty Losses, any Third Party injury or death or damage of Third Party properties (excluding any such property damage that is related to or caused by any Environmental Defect or properly charged or chargeable to the joint account by the operator under the applicable operating or unit agreement) occurring on or with respect to the ownership or operation of any Assets prior to the Closing Date;

(b)            any material civil fines or penalties or criminal sanctions imposed on Operator or any Company, to the extent resulting from any pre-Closing violation of Law (including any Environmental Law);

(c)            any transportation or disposal of Hazardous Substances (other than Hydrocarbons) from any Asset to a site that is not an Asset prior to Closing that would be in violation of applicable Environmental Law or that would arise out of a material liability under applicable Environmental Law; and

(d)            the Excluded Assets (clauses (a) through (d), collectively, the “Specified Matters”).

Section 4.38      Derivative Financial Instruments. Schedule 4.38 of the Seller Disclosure Schedule sets forth all Derivative Financial Instruments entered into on or before September 2, 2022, that will be binding on or that otherwise encumber any Company or the Assets after the Effective Time.

Article V
Representations and Warranties of Buyer

The Buyer Parties hereby represent and warrant to Sellers as follows as of the Execution Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

Section 5.1      Organization; Qualification.

(a)            Buyer is a legal entity duly formed, validly existing and in good standing under the Laws of Pennsylvania and has all requisite organizational power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it is now being conducted, and is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair its ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

(b)            Buyer Parent is a corporation duly formed, validly existing and in good standing under the Laws of Delaware and has all requisite organizational power and authority to own, lease and operate its properties, rights and assets and to carry on its business as it is now being conducted, except where the failure to be so duly qualified, registered or licensed and in good standing would not reasonably be expected to, prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which it is, or will be, a party or to materially impair its ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.2      Authority; Enforceability.

(a)            Each of Buyer and Buyer Parent has the requisite power and authority to execute and deliver the Transaction Documents to which it is, or will be, a party, and to perform its obligations and to consummate the transactions contemplated thereby. The execution and delivery by Buyer or Buyer Parent, as applicable, of the Transaction Documents to which Buyer or Buyer Parent, as applicable is, or will be, a party, and the consummation by it of the transactions contemplated thereby, have been duly and validly authorized and approved by all corporate action on the part of Buyer or Buyer Parent, as applicable, and no other entity proceedings on the part of the Buyer Parties are necessary to authorize the Transaction Documents to which it is, or will be, a party or to consummate the transactions contemplated the Transaction Documents to which it is, or will be, a party.

(b)            The Transaction Documents to which a Buyer Party is, or will be, a party have been (or will be, when executed and delivered at the Closing) duly and validly executed and delivered by the applicable Buyer Party, and, assuming the due and valid authorization, execution and delivery by the other parties thereto, each Transaction Document to which such Buyer Party is, or will be, a party constitutes (or will constitute, when executed and delivered at the Closing) the valid and binding agreement of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as such enforceability may be limited by Creditors’ Rights.

Section 5.3      Non-Contravention. Except as set forth on Schedule 5.3 of the Buyer Disclosure Schedule, the execution, delivery and performance by the Buyer Parties of the Transaction Documents to which the Buyer Parties are, or will be, a party and the consummation by the Buyer Parties of the transactions contemplated thereby does not and will not: (a) conflict with or result in any breach of any provision of the Organizational Documents of a Buyer Party; (b) constitute a default (or an event that with or without the giving of notice, or the passage of time or both would give rise to a default), result in the loss of a material benefit or increase in any fee, liability, obligation under, or give rise to any right of termination, cancellation, amendment or acceleration (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any Contract to which Buyer is a party or by which any property or asset of a Buyer Party is bound or affected; or (c) except for any requisite Governmental Consents, violate any Law to which a Buyer Party is subject or by which any of a Buyer Party’s properties or assets is bound; or (d) constitute (with or without the giving of notice, or the passage of time or both) an event which would result in the creation of any Lien on any asset of the Buyer Parties, except, in the cases of clauses (b), (c) and (d), for such defaults, losses, increases, or rights of termination, cancellation, amendment or acceleration, violations or Liens as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer is, or will be, a party or to materially impair such Buyer Party’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.4      Governmental Approvals. Except as set forth on Schedule 5.4 of the Buyer Disclosure Schedule, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the consummation by Buyer or Buyer Parent of the transactions contemplated by the Transaction Documents to which it is a party, other than (a) filings and expirations or terminations of the applicable waiting periods under the HSR Act and (b) such other declarations, filings, registrations, notices, authorizations, consents or approvals which (i) are customarily made or obtained after the consummation of transactions similar to the Closing or (ii) if not obtained or made, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which Buyer or Buyer Parent is, or will be, a party or to materially impair Buyer’s or Buyer Parent’s ability to perform its obligations under the Transaction Documents to which it is, or will be, a party.

Section 5.5      Legal Proceedings. There are no Proceedings other than any Transaction Litigation pending or, to the Knowledge of the Buyer Parties, threatened in writing against Buyer or Buyer Parent (received by Buyer or Buyer Parent), except such Proceedings as would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Transaction Documents to which the Buyer Parties are, or will be, a party or to impair the Buyer Parties’ ability to perform their obligations under the Transaction Documents to which they are, or will be, a party.

Section 5.6      Matters Relating to Acquisition of the Acquired Interests.

(a)            Buyer has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Interests and is capable of bearing the economic risk of such investment. Buyer is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Buyer is acquiring the Company Interests for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Company Interests. Buyer does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any Third Party, with respect to the Company Interests. Buyer acknowledges and understands that (i) the acquisition of the Company Interests has not been registered under the Securities Act in reliance on an exemption therefrom and (ii) that the Company Interests will, upon its sale by Buyer, be characterized as “restricted securities” under state and federal securities laws. Buyer agrees that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b)            Buyer has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of the Transaction Documents and the acquisition of the Company Interests. Buyer has had an opportunity to ask questions and receive answers from Sellers regarding the terms and conditions of the offering of the Company Interests and the business, properties, prospects and financial condition of the Companies (to the extent Sellers possessed such information).

Section 5.7      Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or threatened against the Buyer Parties. The Buyer Parties are not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

Section 5.8      Financing.

(a)            Assuming (i) the Debt Financing contemplated by the Commitment Letter is funded in accordance therewith and (ii) the conditions set forth in Article VII are satisfied at Closing, the Buyer Parties will have on the Closing Date sufficient cash on hand, undrawn capital commitments or other sources of immediately available funds (including the Debt Financing) to enable the Buyer Parties to timely (A) pay the Adjusted Purchase Price and (B) pay any and all fees, costs and expenses required to be paid by the Buyer Parties in connection with the transactions contemplated by this Agreement.

(b)            As of the date hereof, the Buyer Parties have provided to Sellers a true, correct and complete copy of that certain commitment letter, dated as of the date hereof, by and between Buyer Parent and RBC Capital Markets, LLC, Royal Bank of Canada, PNC Capital Markets LLC, PNC Bank, National Association and Mizuho Bank, Ltd., (together with the term sheet and all exhibits, schedules and annexes thereto) as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof (the “Commitment Letter”), and all fee letters associated therewith (provided that provisions in the fee letters related solely to fees and economic terms (other than covenants) agreed to by the parties may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of Debt Financing at the Closing) to provide, subject to the terms and conditions therein, debt financing in the aggregate amount set forth therein for the purpose of funding the transactions contemplated by this Agreement). As of the date hereof, the Commitment Letter has not been amended or modified prior to the date hereof, no such amendment or modification by the Buyer Parties is contemplated or pending, and the respective commitments contained in the Commitment Letter have not been withdrawn, terminated or rescinded in any respect, and to the knowledge of the Buyer Parties, no such withdrawal, termination or rescission is contemplated. There are no side letters or other contracts or arrangements related to the funding or investing, as applicable, of any amount of the Debt Financing other than as expressly set forth in the Commitment Letter and related agreements provided to the Sellers pursuant to this Section 5.8 that could reasonably be expected to negatively impact the ability of the Buyer Parties to enforce the commitments of the Debt Financing Sources. Asssuming the satisfaction of the conditons set forth in Article VII, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Buyer Parties or any of its Affiliates or, to the knowledge of the Buyer Parties, any other Person, in each case under the Commitment Letter. The Commitment Letter is not subject to any conditions or other contingencies other than as set forth expressly therein and is in full force and effect and is the legal, valid, binding and enforceable obligation of the Buyer Parties and to the knowledge of the Buyer Parties, each of the other parties thereto, as the case may be, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. All commitments and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid in full, and assuming the satisfaction of the conditons set forth in Article VII, the Buyer Parties are unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letter inaccurate or that would reasonably be expected to cause the Commitment Letter to be ineffective. Assuming the conditions set forth in Article VII are satisfied at Closing, no Buyer Party has reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the full amount of the Debt Financing will not be available to the Buyer Parties on the Closing Date, and the Buyer Parties are not aware of the existence of any fact or event as of the date hereof that would be expected to cause such conditions to the Debt Financing not to be satisfied or the full amount of the Debt Financing not be available in full.

(c)            The Buyer Parties acknowledge and agree that in no event is the receipt or availability of any funds of financing (including the Debt Financing) by the Buyer Parties a condition to the Closing.

(d)            Buyer Parent has, and at Closing shall have, sufficient duly authorized shares of Buyer Parent Common Stock to enable it to issue the Stock Consideration.

Section 5.9      Brokers’ Fee. Except as set forth on Schedule 5.9 of the Buyer Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Sellers, any Company, Operator or Tug Hill shall have any responsibility.

Section 5.10      Foreign Person. Buyer is not a foreign person as that term is used in Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, and the regulations promulgated thereunder.

Section 5.11      No Reliance. In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely upon (i) the representations and warranties of Sellers set forth in Article III, the representations and warranties of the Companies set forth in Article IV of this Agreement and any other certificate addressed to a Buyer Party delivered on behalf of Sellers or the Companies and (ii) its own due diligence as to the ownership and environmental and physical condition of and contractual arrangements and other matters affecting the Companies, the Assets or the Company Interests. Except for the representations and warranties contained in Article III and Article IV and any other certificate addressed to a Buyer Party delivered on behalf of Sellers or the Companies, neither the Companies, Sellers, Tug Hill or Operator, nor any of their respective Affiliates or any of their respective equityholders, trustees, members, partners, fiduciaries or representatives, or any other Person has made or is making, and Buyer has not relied upon, any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Companies, Sellers, their respective Affiliates, the Company Interests, the Assets, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. Except for the representations and warranties contained in Article III and Article IV and any other certificate addressed to a Buyer Party delivered on behalf of Sellers or the Companies, Buyer disclaims, on behalf of itself and the Buyer Group, any other representations or warranties of Sellers or the Companies, whether made by Sellers, any Company, Tug Hill, Operator or any of their respective Affiliates or their respective equityholders, trustees, members, partners, fiduciaries or representatives or any other Person, with respect to Sellers or the Companies, their respective Affiliates, the Company Interests, the Assets, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby or any reliance thereon. Except for the representations and warranties contained in Article III and Article IV and any other certificate addressed to a Buyer Party delivered on behalf of Sellers or the Companies, neither Sellers, any Company, Tug Hill, Operator, nor any of their respective Affiliates, any of their respective equityholders, trustees, members, partners, fiduciaries or representatives nor any other Person has made or is making any representations or warranties to Buyer or any other Person regarding the probable success or profitability of the Companies, the Assets or the Company Interests (whether before or after the Closing). Subject to Sellers’ compliance with the covenants relating to Buyer’s access and diligence rights hereunder, Buyer has had or shall have had reasonable and sufficient access to documents, other information and materials as Buyer considers appropriate to make its evaluations. Nothing in this Agreement (including this Section 5.11 or any other disclaimer or statement of non-reliance with respect to the representations to the contrary) shall limit or otherwise restrict or be used as a defense in the event of Fraud.

Section 5.12      Regulatory. As of Closing, Buyer (and its applicable Affiliates, including any applicable Company; provided that such Company was properly qualified immediately prior to Closing) shall be qualified per applicable Law to directly or indirectly own and assume operatorship of the Assets in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents will not cause Buyer (and its applicable Affiliates, including any applicable Company; provided that such Company was properly qualified immediately prior to Closing) to be disqualified as such an owner or operator.

Section 5.13      Issuance of Stock Consideration. The issuance of the Stock Consideration contemplated pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Stock Consideration will be validly issued, fully paid, non-assessable, issued without application of preemptive rights, will have the rights, preferences and privileges specified in Buyer Parent’s Organizational Documents, and will be free and clear of all Liens and restrictions, other than the restrictions imposed by applicable federal and state securities Laws. The Stock Consideration will not be issued in violation of and will not be subject to any preemptive rights, resale rights, rights of first refusal or similar rights. Assuming the accuracy of the representations and warranties of Sellers and the Companies contained in this Agreement, the sale and issuance of the Stock Consideration pursuant to this Agreement are exempt from the registration requirements of the Securities Act.

Section 5.14      Buyer Parent SEC Reports, Financial Statements.

(a)            Buyer Parent has filed or furnished all forms, statements, schedules, reports and other documents with the SEC required to be filed or furnished by it on or since January 1, 2022 and Buyer Parent has made available to Sellers via EDGAR all such forms, reports and other documents. All such forms, reports and other documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that Buyer Parent may file after the Execution Date and prior to the Closing Date), are referred to herein as the “Required Buyer Parent SEC Reports,” and such Required Buyer Parent SEC Reports, with any voluntarily filed forms, reports or other document filed by Buyer Parent via EDGAR on or since January 1, 2022 (excluding, in each case, information explicitly deemed “furnished” rather than “filed”), are referred to herein as the “Buyer Parent SEC Reports”. The Required Buyer Parent SEC Reports (i) were filed on a timely basis, and (ii) comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder. The Buyer Parent SEC Reports did not, at the time they were filed (except to the extent corrected or superseded by a subsequent Buyer Parent SEC Report), (A) in the case of any registration statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) in the case of Buyer Parent SEC Reports other than registration statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)            As of their respective dates, the financial statements included in the Buyer Parent SEC Reports (i) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments or otherwise as permitted by Form 10-Q of the SEC), and (iii) fairly present (subject in the case of unaudited statements to normal, recurring and year end audit adjustments) in all material respects the consolidated financial position of Buyer Parent as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

(c)            Neither Buyer Parent nor any member of the Buyer Group has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a balance sheet of the Buyer Group prepared in accordance with GAAP, except for liabilities (i) as and to the extent specifically disclosed, reflected or reserved against in Buyer Parent’s consolidated balance sheet (or the notes thereto) as of the Balance Sheet Date included in the Buyer Parent SEC Report filed or furnished prior to the Execution Date, (ii) incurred in the ordinary course of business since the Balance Sheet Date, (iii) incurred in connection with this Agreement and the transactions contemplated hereby and (iv) are immaterial to the Buyer Group, taken as a whole.

Section 5.15      NYSE Listing. The Buyer Parent Common Stock is listed on the NYSE, and Buyer Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any Securities of Buyer Parent has been issued, and no Proceedings for such purpose are, to the knowledge of Buyer Parent, pending, contemplated, or threatened. Subject to the receipt of NYSE listing approval with respect to the Stock Consideration, the issuance and sale of the Stock Consideration in the manner contemplated by this Agreement (and, for avoidance of doubt, without approval of the stockholders of Buyer Parent) does not contravene NYSE rules and regulations.

Section 5.16      Internal Controls and Procedures.

(a)            Buyer Parent maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that has been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and that include those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Buyer Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Buyer Parent are being made only in accordance with the authorizations of management and the directors of the Buyer Parent; (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Buyer Parent's assets that could be material to the Buyer Parent's financial statements; and (iv) provide reasonable assurance that the interactive data in eXtensible Business Reporting Language incorporated by reference in the Buyer Parent SEC Reports fairly presents the required information in all material respects and has been prepared in accordance with the SEC's rules and guidelines applicable thereto.

(b)            Buyer Parent maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Buyer Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Buyer Parent’s management as appropriate to allow timely decisions regarding required disclosure. Buyer Parent has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of the Buyer Parent’s most recently completed fiscal quarter.

Section 5.17      Form S-3. As of the Execution Date, Buyer Parent is eligible to register the resale of the shares of Buyer Parent Common Stock comprising the Stock Consideration under Form S-3 promulgated under the Securities Act.

Section 5.18      Investment Company. Neither Buyer Party is (a) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, or (b) subject in any respect to the provisions of that act.

Article VI
Covenants of the Parties

Section 6.1      Conduct of Business.

(a)            From the Execution Date until the Closing or termination of this Agreement as provided in Section 13.1, Sellers shall (solely with respect to each Company), and shall cause each Company to, (y) conduct their operations in the ordinary course of business and (z) use commercially reasonable efforts to own (where applicable), operate (where applicable) and maintain the applicable Company’s business and Assets in the usual, regular and ordinary manner consistent with such Company’s past practices (except for the expiration of any Lease pursuant to its stated terms), including by taking or causing to be taken, all actions, or complying or causing to be complied, with all covenants, described in the following clauses (i) through (v) of this Section 6.1(a), except, in each case, (1) as contemplated or otherwise provided by the terms of this Agreement, (2) as described in Schedule 6.1 of the Seller Disclosure Schedule (and, to the extent applicable, consistent with the amounts contemplated by the budget set forth in Schedule 6.1 of the Seller Disclosure Schedule), (3) as consented to or approved in writing in advance by Buyer (which consent or approval shall not be unreasonably withheld, conditioned or delayed), (4) as is necessary (as determined by Sellers in their reasonable discretion) in connection with emergency situations or required by applicable Law or any Permit, (5) for lease saving operations with respect to any Lease on Exhibit A, or (6) as is reasonably necessary (as determined by Sellers in their reasonable discretion and in relation to similarly situated businesses in the oil and gas industry) to comply with or address any event, occurrence or development resulting from or in connection with the COVID-19 pandemic (including any worsening thereof and any responses by any Governmental Authority thereto):

(i)            maintain the books of account and records relating to the Companies and the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(ii)            use its commercially reasonable efforts to maintain or renew insurance coverage on the Assets set forth on Schedule 4.16 of the Seller Disclosure Schedule in the amounts and of the types set forth on Schedule 4.16 of the Seller Disclosure Schedule or, upon renewal thereof, in similar amounts and types to the extent then available on commercially reasonable terms and prices;

(iii)            provide Buyer with a copy of any AFE or similar request from a Third Party with respect to the Assets that is reasonably expected to cost the applicable Company in excess of $250,000 (net to such Company’s interest in the Assets) as soon as is reasonably practicable, and thereafter consult with Buyer regarding whether or not the applicable Company should elect to participate in such operation; provided, that Buyer agrees that it will (A) timely respond to any written request for consent pursuant to this Section 6.1 and (B) consent to any written request for approval of any AFE or similar request that Buyer reasonably considers to be economically appropriate;

(iv)            keep Buyer reasonably apprised of any drilling, re-drilling, completion or other material field operations proposed or conducted with respect to any Assets; and

(v)            promptly notify Buyer of any (A) material Casualty Loss; (B) proposed unitization, communitization and/or similar arrangements; and (C) material notices received (and to the extent not breaching any duty of confidentiality, will promptly provide a copy of any such notices) from any Governmental Authority pertaining to the Assets or the Companies.

(b)            Without limiting the generality of Section 6.1(a) and except (u) as contemplated or otherwise provided by the terms of this Agreement, (v) as described in Schedule 6.1 of the Seller Disclosure Schedule (and, to the extent applicable, consistent with the amounts contemplated by the budget set forth in Schedule 6.1 of the Seller Disclosure Schedule), (w) as consented to or approved in writing and in advance by Buyer (which consent or approval shall not be unreasonably withheld, conditioned or delayed, other than with respect to clauses (i), (ii), (iv)(B), (vi)(B), (viii), (x), (xiii) and (xiv) below, which consent shall be granted or withheld in Buyer’s sole discretion), (x) as is necessary (as determined by Sellers in their reasonable discretion) in connection with emergency situations or required by applicable Law or any Permit or Contract, (y) for lease saving operations with respect to any Lease on Exhibit A, or (z) as is reasonably necessary (as determined by Sellers in their reasonable discretion and in relation to similarly situated businesses in the oil and gas industry) to comply with or address any event, occurrence or development resulting from or in connection with the COVID-19 pandemic (including any worsening thereof and any responses by any Governmental Authority thereto), from the Execution Date until the Closing or termination of this Agreement as provided in Section 13.1, Sellers shall not (solely with respect to each Company and its respective business and Assets), and shall cause each Company not to:

(i)            issue, sell, transfer, pledge, deliver, purchase or redeem any Equity Securities in any Company;

(ii)            adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, conversion, restructuring, recapitalization, or other reorganization of any Company;

(iii)            form a Subsidiary of any Company;

(iv)            (A) enter into or consummate any transactions to trade, swap or exchange any Leases or (B) otherwise transfer, sell, mortgage, pledge, relinquish or abandon or dispose of any portion of the Assets other than (1) the transfer, sale and/or disposition of Hydrocarbons in the ordinary course of business, (2) ordinary course sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been, or will be on or prior to Closing, obtained, or (3) items constituting Permitted Liens;

(v)            (A) with respect to any Company and other than pursuant to the Credit Agreements, create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (B) with respect to any Company, make any loans, advances, or capital contributions to, or investments in, any other Person (provided that any capital contribution between Companies shall be permitted); or (C) mortgage or pledge any of the Assets or create or suffer to exist any Lien thereupon (other than Permitted Liens and prior to Closing, the Credit Agreement Liens);

(vi)            (A) enter into or consummate any transaction to acquire oil and gas leases or mineral interests via trade, swap or acreage exchange or (B) otherwise acquire (whether directly or indirectly, through asset purchase, merger, consolidation, share exchange, business combination or otherwise) any material assets or properties, including stock or other equity interests of another person, except for (1) inventory in the ordinary course of business, (2) materials acquired in connection with capital expenditures consistent with work permitted in accordance with this Section 6.1 or (3) acquisitions of assets or properties for which the consideration does not exceed $250,000 individually or $5,000,000 in the aggregate for all such acquisitions;

(vii)            (A) other than entering into A.A.P.L. form join operating agreements or other substantially similar forms customary to the oil and gas industry in the ordinary course of business, enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.11 of the Seller Disclosure Schedule, or (B) amend (other than de minimis, non-substantive or ministerial amendments), extend, renew, terminate (unless such Material Contract terminates pursuant to its stated terms without any affirmative action of Sellers or the Companies), novate or otherwise change the terms of any Material Contract, or (C) waive, assign or release any material rights or material claims thereunder; provided that clauses (A) and (B) will not apply to actions necessary to be taken in the ordinary course of business and consistent with the expenditures set forth on Schedule 6.1 of the Seller Disclosure Schedule in order to facilitate the continuation of operations in the ordinary course following the Outside Date if Sellers have consulted with Buyer on such actions in advance;

(viii)            other than as required on an emergency basis or as required for the safety of individuals or the environment, propose, conduct, agree to or make any election to participate in any operations or otherwise make any capital expenditures for operations on the Assets in excess of $500,000 per operation (net to the applicable Companies’ aggregate interests in the applicable Assets);

(ix)            change or modify any accounting policies of any Company, other than as required by GAAP or a change in applicable Law, or as recommended by its independent accountants;

(x)            adopt any change in, or waive any rights under, the respective Organizational Documents of Sellers or any Company;

(xi)            make any settlement of or compromise any Tax liability attributable to any Post-Effective Time Period or Straddle Period, change any material Tax election or Tax method of accounting, surrender any right to claim a refund of Taxes, file any amended Tax Return (other than Tax Returns relating solely to Flow-Through Income Taxes), or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(xii)            elect to be a non-consenting party as to any material operation proposed by a Third Party on the Assets;

(xiii)            institute any Proceeding, or enter into, or offer to enter into, any compromise, release or settlement of any Proceeding pertaining to the Assets or any Company, or waive or release any material right of the Companies, for which the amount in controversy is reasonably expected to be in excess of $1,000,000 (provided that such threshold shall be $0 with respect to Item 1 on Schedule 4.12 of the Seller Disclosure Schedule), net to the Companies’ interest, other than any settlement, release or compromise that involves only a payment from Sellers to a Third Party and does not pertain to the Companies or the Assets;

(xiv)            resign as the operator of any Assets that are currently operated by any Company or Operator;

(xv)            grant or create any Preferential Purchase Right or Consent with respect to the Assets;

(xvi)            reassign the duties of a Business Employee such that he or she is no longer a Business Employee;

(xvii)            except as required by Law, (A) negotiate, modify, extend or enter into any CBA or (B) recognize or certify any labor union, labor organization, works council, or group of employees of Seller, Operator, or their respective Affiliates as the bargaining representative for any Business Employees or other individuals providing services to the Assets; or

(xviii)            agree or commit to take (or to cause Operator, Tug Hill or any other Person to take) any of the actions described above.

(c)            Buyer’s approval of any action restricted by Section 6.1(b) shall be considered granted on the fifth (5th) Business Day (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in the request delivered to Buyer) after receipt by Buyer of such request for consent unless Buyer notifies the requesting Party to the contrary prior to such date. In the event of an emergency, Sellers or the applicable Company (and if applicable, Operator) may take such action as a prudent operator would take, and any such actions shall not be deemed to be a breach of the provisions of Section 6.1(b), and shall notify Buyer of such action promptly thereafter.

(d)            Notwithstanding anything in this Agreement to the contrary, any specific action approved (or deemed approved) by Buyer pursuant to this Section 6.1 that would otherwise constitute a breach of one or more of Sellers’ representations and warranties in Article III or the Companies’ representations and warranties in Article IV shall be deemed to be an exclusion from all representations and warranties for which it is relevant.

(e)            Buyer acknowledges each Company may own undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of any the other Working Interest owner or operator who is not such Company (or Operator) shall not constitute a breach of the provisions of this Section 6.1 by Sellers, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Sellers have caused the applicable Company to (and directed Operator to) vote its interests in a manner that complies with the provisions of this Section 6.1.

(f)            From the Execution Date until the Closing or termination of this Agreement as provided in Section 13.1, the Buyer Parties shall not, except as (1) explicitly contemplated or otherwise provided by the terms of this Agreement, (2) consented to or approved in writing in advance by Sellers (which consent or approval shall not be unreasonably withheld, conditioned or delayed), (3) necessary (as determined by Buyer Parent in its reasonable discretion) in connection with emergency situations or required by applicable Law or any Permit, or (4) reasonably necessary (as determined by Buyer Parent in its reasonable discretion and in relation to similarly situated businesses in the oil and gas industry) to comply with or address any event, occurrence or development resulting from or in connection with the COVID-19 pandemic (including any worsening thereof and any responses by any Governmental Authority thereto):

(i)            amend or adopt any change to any governing documents of Buyer Parent if such amendment or change would reasonably be expected to adversely affect (A) the rights, preferences, privileges and terms of the Buyer Parent Common Stock comprising the Stock Consideration or (B) the consummation of the transactions contemplated by this Agreement;

(ii)            issue any equity interests of Buyer Parent or equity interests convertible into equity interests of Buyer Parent other than (A) under any equity or equity-based incentive plans or other incentive plans of Buyer Parent or any applicable award contract thereunder; or (B) issuances of Buyer Parent Common Stock for cash or in connection with an acquisition or investment (in any such case pursuant to an arm’s length transaction with terms providing for aggregate consideration that in the good faith judgment of the Board of Directors of Buyer Parent represents a reasonably estimated fair market value for such Buyer Parent Common Stock) that would not reasonably be expected to (1) prevent or materially delay or materially impair the ability of Buyer Parent to secure the expiration or termination of the applicable waiting period under the HSR Act with respect to the transactions contemplated by this Agreement or (2) adversely affect or materially delay the consummation of the transactions contemplated by this Agreement;

(iii)            declare, issue, pay or make, or set a record date prior to the Closing with respect to, any non-cash dividend or distribution to holders of Buyer Parent Common Stock;

(iv)            adopt any plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization of Buyer Parent; or

(v)            agree or commit to do any of the foregoing.

Section 6.2      Assignments of Certain Assets. At or prior to the Closing (or, with respect to Operator, promptly following the termination of the applicable services under the Transition Services Agreement if such asset is necessary for the provision of such services, if applicable), Sellers shall, and shall cause Tug Hill, Operator and their respective Affiliates to, as applicable, execute and deliver to the applicable Companies, as assignees, one or more assignments and bills of sale substantially in the form attached hereto as Exhibit G-4 causing such Person to assign all of its respective interest in and to the following, effective as of the Effective Time, but in each case, other than Excluded Assets and the Operator Retained Assets: (a) with respect to the Upstream Seller, any right, title and interest of the Upstream Seller in and to the assets and properties described in Section 2.2(a)(i) though Section 2.2(a)(xi); (b) with respect to the Midstream Seller, any right, title and interest of the Midstream Seller in and to the assets and properties described in Section 2.2(b)(i) through Section 2.2(b)(viii); (c) with respect to the Operator or (if applicable) Tug Hill, the assets and properties described in Section 2.2(b)(ii)(B), Section 2.2(a)(iv)(B), Section 2.2(a)(v)(B), Section 2.2(a)(vi)(B), Section 2.2(a)(xi)(B), Section 2.2(b)(vi)(B) and Section 2.2(b)(viii)(B); and (d) with respect to Sellers, Operator and (if applicable) Tug Hill, all receivables, rights to recoupment and other similar rights under Applicable Contracts with respect to Property Costs advanced on behalf of other joint interest owners for which there is an upward adjustment to the Unadjusted Purchase Price pursuant to Section 2.6(a)(vi).

Section 6.3      Governmental Approvals.

(a)            The Parties will cooperate with each other and use commercially reasonable efforts to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority that are necessary in order to consummate the transactions contemplated by the Transaction Documents and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters.

(b)            In furtherance of Section 6.3(a), as soon as practicable following the Execution Date, but in no event later than ten (10) Business Days following the Execution Date, the Parties shall make or cause to be made such filings as may be required by the HSR Act with respect to the transactions contemplated by the Transaction Documents (the “Initial HSR Filing”), which filings shall include a request for early termination of any applicable waiting period. As soon as practicable following the Execution Date, but in no event later than fifteen (15) Business Days following the Execution Date, the Parties shall make or cause to be made an application for transfer of control of the FCC license held by XcL Processing Operating (the “FCC License”). Thereafter, the Parties shall use their respective reasonable best efforts to respond as promptly as practicable to all requests for reports or other documents required or requested by any relevant Governmental Authority pursuant to the HSR Act or any other Antitrust Law or otherwise including requests for additional information concerning such transactions, so that the waiting period specified in the HSR Act will expire or be terminated as soon as reasonably possible after the Execution Date, but in no event later than the Termination Date. At the reasonable request of any Party, all Parties shall withdraw (or cause to be withdrawn) any relevant Initial HSR Filings made on behalf of an “acquiring person” as defined under the HSR Act and refile (or cause to be refiled) such filings pursuant to CFR Section 803.12 no later than two (2) Business Days after the withdrawal, if any (“Second HSR Filing”). Furthermore, at the reasonable request of a Party, all Parties shall notify (or cause such notification to be made to) the applicable Governmental Authorities that they are withdrawing their Second HSR Filings effective on the last day of the applicable waiting period under the HSR Act, and both Sellers and the Buyer shall use their respective reasonable best efforts to make (or cause to be made) a new filing as may be required by the HSR Act with respect to the transactions contemplated by the Transaction Documents within two (2) Business Days following the date of withdrawal. The Parties will advise each other promptly of any material communication from any Governmental Authority, and each Party shall cause their respective counsel to furnish each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the Parties’ preparation of necessary filings or submissions under the provisions of the HSR Act or the FCC’s regulations. Each Party shall cause their counsel to supply to each other Party copies of the date stamped receipt copy of the cover letters delivering the filings or submissions required under the HSR Act to any Governmental Authority and shall provide prompt notification to the other Party when it becomes aware that any consent or approval referred to in this Section 6.3(b) is obtained, taken, made, given or denied, as applicable. Each Party shall promptly inform each other Party, and if in writing, furnish each other Party with copies of (or, in the case of oral communications, provide a summary of) any substantive communication from any Governmental Authority, and permit each other Party to review and discuss in advance, and consider in good faith the views of each other Party in connection with, any proposed substantive written or oral communication, correspondence, or submission to a Governmental Authority. No Party shall participate in any meeting or substantive discussion with any Governmental Authority in respect of any such filings or related investigations or other inquiries unless, to the extent practicable, it consults with the other Parties in advance and, to the extent practicable and permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate in such meeting. Buyer shall pay the statutory filing fee associated with filings under the HSR Act. Each Party may, as each deems advisable and necessary, reasonably designate any competitively sensitive information provided to another Party under this Section as “outside counsel only,” and may also redact materials provided pursuant to this Section (i) to remove references concerning the valuation of the Companies; (ii) as necessary to comply with contractual obligations; and (iii) as necessary to protect privileged attorney-client communications or attorney work product.

(c)            Buyer agrees to use reasonable best efforts to have the applicable HSR Act waiting period expire or be terminated on or before the Termination Date and, if necessary, to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by the Transaction Documents.

Section 6.4      Indemnification of Officers, Directors, Employees and Agents.

(a)            For a period of six (6) years after the Closing, Buyer and the Companies shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a manager, director, officer or controlling equityholder of any Company, Operator or Tug Hill (and their respective controlling equityholders, officers, directors and employees) or a consultant, representative or agent of any Company, Operator or Tug Hill (collectively, the “D&O Indemnified Persons”) against any and all Losses that are paid in settlement of or in connection with any threatened or actual claim, demand, action, cause of action, suit, motion, controversy, proceeding or investigation (each a “D&O Claim”) based in whole or in part on or arising in whole or in part out of the fact that such Person is or was a manager, director, officer, employee, controlling equityholder, consultant, representative or agent of any Company or is or was serving at the request of any Company as a manager, director, officer, employee, controlling Person or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such Person in any such capacity whether pertaining to any act or omission occurring or existing prior to, at or after the Closing and whether asserted or claimed prior to, at or after the Closing (“D&O Indemnified Liabilities”), and shall pay expenses in advance of the final disposition of any such D&O Claim to each D&O Indemnified Person, in each case, to the same extent that such Persons are indemnified or have the right to advancement of expenses by any Company pursuant to its respective Organizational Documents or any indemnification agreements or arrangements in effect as of the Execution Date. In determining whether a D&O Indemnified Person is entitled to indemnification under this Section 6.4(a), if requested by such D&O Indemnified Person, such determination shall be made by special, independent counsel selected by the D&O Indemnified Person and approved by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed). Any D&O Indemnified Person claiming indemnification under this Section 6.4(a), upon learning of any such D&O Claim, shall notify Buyer (but the failure to so notify shall not relieve Buyer from any liability that it may have under this Section 6.4(a) except to the extent such failure materially prejudices Buyer’s position with respect to such D&O Claim). Buyer shall, and shall cause each Company to, require any successor to such Company (whether by merger, purchase or otherwise) to be bound by the provisions of this Section 6.4(a).

(b)            For not less than six (6) years after the Closing, unless required by applicable Law, Buyer shall not amend, repeal or otherwise modify the Organizational Documents of any Company or manage any Company in any manner that would affect adversely the rights to indemnification and advancement of expenses thereunder of individuals who at and at any time prior to the Closing were D&O Indemnified Persons.

(c)            At or prior to the Closing, the Companies will cause to be put in place, and shall fully prepay, “tail” insurance policies with a claims period of at least six (6) years following the Closing with respect to D&O Claims and D&O Indemnified Liabilities.

(d)            The Parties hereby acknowledge and agree that a D&O Indemnified Person may have certain rights to indemnification, advancement of expenses and/or insurance provided by Persons other than the Companies (collectively, the “Other Indemnitors”). Following the Closing, the applicable Company (i) shall be the indemnitor of first resort (i.e., its obligations to any D&O Indemnified Person hereunder are primary and any obligation of any Other Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such D&O Indemnified Person shall be secondary to such Company), but solely with regard to D&O Claims arising from the affairs of such Company, (ii) shall be required to advance expenses incurred by such D&O Indemnified Person (to the same extent that such Person has the right to advancement of expenses by such Company pursuant to its Organizational Documents or any indemnification agreement or arrangement in effect as of the Execution Date) and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (including by reference to the Organizational Documents of the applicable Company) without regard to any rights such D&O Indemnified Person may have against any Other Indemnitor, and (iii) irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect of any D&O Claim. The Parties further agree that no advancement or payment by the Other Indemnitors on behalf of such D&O Indemnified Person with respect to any claim for which such D&O Indemnified Person has sought indemnification from the applicable Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such D&O Indemnified Person against such Company. The Other Indemnitors are express third-party beneficiaries of the terms of this Section 6.4(d).

(e)            The provisions of this Section 6.4 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person, his or her heirs and his or her representatives.

Section 6.5      Retention of Books and Records. From and after the Closing, Buyer will use its commercially reasonable efforts to retain, or to cause its Affiliates (including the Companies) to retain all books, records and other documents pertaining to the Companies’ business in existence on the Closing Date and to make the same available after the Closing Date for examination and copying by Sellers or their Representatives, at Sellers’ expense, upon reasonable notice. Buyer agrees that no such books, records or documents will be destroyed by Buyer or its Affiliates (including the Companies) until seven (7) years following the Closing, and that thereafter, no books, records or documents will be destroyed without first advising Sellers in writing and providing to Sellers a reasonable opportunity to obtain possession or make copies thereof at Sellers’ expense.

Section 6.6      Expenses. Except as otherwise expressly provided in this Agreement and except with respect to the R&W Policy (responsibility for which is subject to Section 6.11), all costs and expenses (a) incurred by Sellers in connection with the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by Sellers and (b) incurred by Buyer in connection with the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by Buyer; provided, however, that if any action at law or equity is necessary to enforce or interpret the terms of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorneys’ fees and expenses in addition to any other relief to which such Party may be entitled.

Section 6.7      Further Assurances. Subject to the terms and conditions of this Agreement, upon request of a Party, each Party shall, and shall cause its Affiliates to (and, with respect to Sellers, shall cause Operator, Tug Hill or their Affiliates to), use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by the Transaction Documents. If, after Closing, either Sellers or Buyer identify any assets or properties that are owned or held by Sellers, Tug Hill, Operator or any of their Affiliates that should have been, but were not conveyed to the applicable Company prior to Closing pursuant to Section 6.2, then Sellers shall (or shall cause its Affiliate, Tug Hill or Operator to) promptly assign all of its respective interest in such assets or properties to Buyer or its designee pursuant to one or more assignments and bills of sale substantially in the form attached hereto as Exhibit G-4.

Section 6.8      Public Statements. Prior to the Closing, neither Sellers nor Buyer shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures (a) to the extent necessary for a Party to perform pursuant to the express terms of this Agreement (including disclosures to Governmental Authorities), provided, further, that, in the case of this clause (a), each Party shall use commercially reasonable efforts to consult with the other Party regarding the contents of any such release or announcement prior to making such release or announcement, (b) to the extent required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, (c) to the extent necessary for a Party to enforce the terms of this Agreement, (d) of the terms of this Agreement by Buyer or Sellers to its respective Representatives, who shall be required to keep such information confidential, (e) by Sellers in connection with complying with Preferential Purchase Rights, Consents and other transfer restrictions applicable to the transactions contemplated hereby or (f) after the date hereof, by the Buyer Parties in connection with the Debt Financing; provided, further, however, that, without the consent of the other Parties, each Party may make public announcements regarding this Agreement, the contents hereof or the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any previously mutually agreed press release or other public announcement. Subject to the foregoing provisions of this Section 6.8, if any Party wishes to make a press release or other public announcement respecting this Agreement or the transactions contemplated hereby, such Party will provide the other with a draft of the press release or other public announcement (together with any related materials contemplated to be disclosed) for review at least twenty-four (24) hours prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on the content of any such press release or other public announcement (or if applicable, any such related materials contemplated to be disclosed).

Section 6.9      Transfer Taxes. Buyer shall be solely responsible for the timely payment of all transfer, sales, use, stamp, registration or other similar Taxes, if any, resulting from the transactions contemplated by this Agreement (“Transfer Taxes”); provided, however, that Sellers shall be solely responsible for the timely payment of all Transfer Taxes, if any, resulting from the assignment and conveyance of the Excluded Assets. Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes. Buyer and Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

Section 6.10      Tax Matters.

(a)            Company Taxes.

(i)            Solely for purposes of determining the amounts of any Seller Company Taxes and any Buyer Company Taxes in connection with the application of Section 2.6(a)(v) and Section 2.6(b)(iii): (A) Company Taxes that are attributable to the severance or production of Hydrocarbons (other than such Company Taxes described in clause (C) or (D)) shall be allocated to the Tax period (or portion of any Straddle Period) in which the severance or production giving rise to such Company Taxes occurred; (B) Company Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Company Taxes described in clause (A), (C) or (D)), shall be allocated to the Tax period (or portion of any Straddle Period) in which the transaction giving rise to such Company Taxes occurred; (C) Company Taxes that are ad valorem, property or other similar Company Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Company Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand; and (D) Company Taxes that are Income Taxes payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by determining (x) the amount of such Company Taxes that would be payable if the Straddle Period ended on the date immediately preceding the date on which the Effective Time occurs, which amount shall be a Seller Company Tax, and (y) the amount of such Company Taxes that would be payable if the Straddle Period began on the date on which the Effective Time occurs, which amount shall be a Buyer Company Tax. For purposes of clause (C) of the preceding sentence, the period for such Company Taxes assessed under West Virginia Law shall be the calendar year notwithstanding the July 1st assessment date. Consistent with the foregoing, and by way of illustration, (I) the amount of such Company Taxes assessed or assessable under West Virginia Law on July 1, 2021 (for the 2022 tax year) that are allocable to Sellers shall be based on the number of days the Acquired Interests were owned from January 1, 2022, to the day before the date on which the Effective Time occurs, and the amount of such Company Taxes that are allocable to Buyer shall be based on the number of days the Acquired Interests were owned from the date on which the Effective Time occurs to December 31, 2022, and (II) the amount of such Company Taxes with respect to the Acquired Interests assessed or assessable under West Virginia Law on July 1, 2022 (for the 2023 tax year) shall be allocated entirely to Buyer.

(ii)            To the extent the actual amount of a Company Tax is not known at the time an adjustment is to be made with respect to such Company Tax pursuant to Section 2.6 or Section 2.8, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Company Tax for purposes of such adjustment.

(b)            Tax Returns.

(i)            Sellers shall be responsible for (A) preparing (or causing to be prepared) and filing (or causing to be filed) all Seller Prepared Returns, and such Seller Prepared Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law and (B) paying (or causing to be paid) all Taxes shown as due and payable on any Seller Prepared Returns; provided, that to the extent any such Taxes are Buyer Company Taxes, Sellers’ payment thereof shall be on behalf of Buyer and shall, without duplication, be taken into account for purposes of the application of Section 2.6(a)(v).

(ii)            Buyer shall prepare or cause to be prepared all Tax Returns of the Companies (other than Seller Prepared Returns) with respect to Company Taxes for all Pre-Effective Time Periods and Straddle Periods, in each case, that are required to be filed after the Closing Date. With respect to each such Tax Return required to be filed (taking into account any applicable extensions of the due date of such Tax Return) after the Closing Date and before the date on which the Final Settlement Statement is finally determined pursuant to Section 2.8, (A) such Tax Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law, (B) Buyer shall, reasonably in advance of the due date of such Tax Return (taking into account any applicable extensions), deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the applicable Seller for its review and comment, and (C) Buyer will cause such Tax Return (as revised to incorporate the applicable Seller’s timely and reasonable comments) to be timely filed and provide a copy thereof to the applicable Seller.

(iii)            The Parties agree that this Section 6.10(b) is intended to solely address the timing and manner in which certain Tax Returns are filed and nothing in this Section 6.10(b) shall be interpreted as altering the manner in which Company Taxes are allocated to and economically borne by the Parties.

(c)            Amended Returns. To the extent that the Final Settlement Statement has not been finally determined pursuant to Section 2.8, no amended Tax Return relating to a Tax period beginning prior to the Effective Time shall be filed by or with respect to any Company without the prior written consent of the applicable Seller (such consent not to be unreasonably withheld, conditioned or delayed).

(d)            Cooperation. Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any inquiry, claim, assessment, audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Assets or the operations or activities of the Companies. Such cooperation shall include the retention and (upon the other Party’s reasonable request) the provision of records and information which are reasonably relevant to any such Tax Returns or Tax Proceedings and making representatives and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)            Like-Kind Exchange. Subject to the limitations set forth in this Section 6.10(e), each Party shall have the right to structure the transactions contemplated under the terms of this Agreement as a Like-Kind Exchange. Notwithstanding any other provisions of this Agreement, in connection with effectuating a Like-Kind Exchange, each Party shall have the right, at or prior to the Closing Date, to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a “qualified intermediary” (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)) or to a “qualified exchange accommodation titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37). In the event a Party (in its capacity as an exchanging party, referred to in this Section 6.10(e) as an “Exchanging Party”) assigns the Assigned Rights to a “qualified intermediary” pursuant to this Section 6.10(e), then such Exchanging Party agrees to notify the other Party in writing of such assignment reasonably in advance of the Closing Date. In addition, should a Party choose to effectuate a Like-Kind Exchange, the Parties agree to use commercially reasonable efforts to cooperate with one another in the completion of such an exchange, including the execution of all documents reasonably necessary to effectuate such a Like-Kind Exchange; provided, however, that (i) the Closing Date shall not be delayed or affected by reason of the Like-Kind Exchange, (ii) the Exchanging Party shall effect its Like-Kind Exchange through an assignment of the Assigned Rights to a “qualified intermediary” or to a “qualified exchange accommodation titleholder,” but such assignment shall not release such Exchanging Party from any of its liabilities or obligations under this Agreement and (iii) the Exchanging Party shall be obligated to pay all additional costs incurred as a result of the Like-Kind Exchange, and the non-Exchanging Party shall incur no additional unreimbursed costs, expenses, fees or liabilities as a result of the exchange requested by the Exchanging Party. Each Seller and Buyer hereby acknowledge and agree that any assignment of this Agreement pursuant to this Section 6.10(e) shall not release a Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to each other) under this Agreement. Neither Party, by its consent to or cooperation with a Like-Kind Exchange by the other Party, shall be responsible in any way for the Exchanging Party’s compliance with the rules applicable to such Like-Kind Exchange.

(f)            Tax Audits. If, after the Closing Date, any Party receives notice of a Tax Proceeding that relates to Flow-Through Income Taxes attributable to any Company that relates to any Pre-Closing Date Period, such Party shall notify the other Parties within ten (10) days of receipt of such notice. Sellers shall be entitled to control, in their sole and absolute discretion, any Tax Proceeding that relates to Flow-Through Income Taxes attributable to any Company for any Pre-Closing Date Period. Notwithstanding anything to the contrary herein, Buyer shall be permitted to (and to cause the relevant “partnership representative” and “designated individual” to) cause any Company to make a “push-out” election under Section 6226 of the Code (or any comparable provision of state, local, or non-U.S. Tax law) to the extent such election is available with respect to any action, audit, or proceeding related to Flow-Through Income Taxes for any Pre-Closing Date Period. The Sellers shall cooperate with Buyer and provide assistance as requested by Buyer in connection with any such election under Section 6226 of the Code (or any comparable provision of state, local, or non-U.S. Tax law).

(g)            Tax Treatment. The Parties agree that the purchase and sale of the Acquired Interests will be treated for U.S. federal and applicable state and local income Tax purposes as the sale by Sellers and the purchase by Buyer of all of the assets of the Companies.

(h)            Pre-Closing Date Period Matters. With respect to Flow-Through Income Taxes attributable to the Companies, Buyer shall not (i) initiate discussions or examinations with any Tax authority (including any voluntary disclosures) regarding Flow-Through Income Taxes with respect to any Pre-Closing Date Period of the Companies, (ii) amend, refile or otherwise modify, or cause or permit to be amended, refiled or otherwise modified, any Tax Return filed with respect to Flow-Through Income Taxes attributable to the Companies for any Pre-Closing Date Period, (iii) agree to extend or waive the statute of limitations with respect to Flow-Through Income Taxes attributable to the Companies for any Pre-Closing Date Period, or (iv) make any other election or change any accounting method after the Closing Date (including any elective entity classification election under Treasury Regulation § 301.7701-3 but excluding, for the avoidance of doubt, any election under Section 6226 of the Code) with respect to the Companies that would have effect prior to the Closing Date, in each case, without the prior written consent of the applicable Seller (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.11      R&W Policy. Buyer shall cause the R&W Policy to expressly provide that (a) the insurer(s) issuing such policy shall waive or otherwise not pursue any subrogation, contribution or other rights against Sellers or any member of the Seller Group, except in the case of Fraud by such Person, (b) the Seller Group are express third-party beneficiaries of the foregoing waiver of subrogation, and (c) the subrogation provisions in the R&W Policy benefitting Sellers or any member of the Seller Group shall not be amended, modified or otherwise changed in a manner adverse to Sellers or any member of the Seller Group without the prior written consent of Sellers. From and after the Execution Date, Buyer shall not (and shall cause its Affiliates to not) grant any rights of subrogation, contribution, or other right or otherwise amend, modify, terminate or waive any term or condition of the R&W Policy in a manner inconsistent with the immediately preceding sentence. All costs and expenses related to obtaining the R&W Policy, including the total premium, underwriting costs, taxes, brokerage commission, and other fees and expenses of such policy, shall be promptly paid 50% by Buyer and 50% by Sellers; provided, however, that in no event shall Sellers be required to pay more than $7,000,000 for their 50% portion of such costs. Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the R&W Policy is not a condition to the Closing, and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, to consummate the transactions contemplated by this Agreement even if coverage under the R&W Policy binder lapses for any reason or if Buyer fails to meet any conditions set forth in the R&W Policy binder or otherwise fails to obtain assurances that the R&W Policy will be issued on terms and in the form set forth in the R&W Policy binder following Closing.

Section 6.12      Use of Name and Sellers’ Marks. Buyer hereby agrees that upon and after the Closing, Sellers shall have the sole right to the use of the Sellers’ Marks. As soon as reasonably practicable, but in no event more than ninety (90) days after the Closing, Buyer shall not, and shall cause its Affiliates (including the Companies) not to, use any Sellers’ Marks, whether as part of a trade name or corporate name, in connection with any product or service, or otherwise (other than referring to Sellers’ historical ownership of the Companies in a factual manner).

Section 6.13      Employee Matters. With respect to employee matters, the Parties, Tug Hill and Operator, as applicable, agree to the provisions of Exhibit E attached hereto.

Section 6.14      Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and Buyer’s Representatives will become privy to confidential and other information of the Companies, Sellers or their respective Affiliates. Buyer acknowledges and agrees that such information is Evaluation Material (as defined in the Confidentiality Agreements), and Buyer shall ensure that such Evaluation Material is held in accordance with the terms of the Confidentiality Agreements. The Parties hereby agree that each Confidentiality Agreement is hereby amended to extend the term of the confidentiality and non-use obligations therein until the later of (a) the term as set forth in such Confidentiality Agreement, and (b) the twelve (12) month anniversary of the date on which this Agreement is terminated, subject to any restrictions in such Confidentiality Agreement surviving for longer periods; provided that, if Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreements, shall terminate as of the Closing Date (except as to (i) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (ii) the Excluded Assets and (iii) information related to interests and assets other than the Companies and the Assets). Buyer further agrees that, notwithstanding termination of the Confidentiality Agreements, if the Closing does not occur then Buyer shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I Environmental Site Assessment or any other environmental assessment performed on the Assets under Section 9.1 except as expressly permitted by the Confidentiality Agreements. Notwithstanding anything to the contrary in the Confidentiality Agreements, Sellers agree that the Buyer Parties may initiate contact with and pursue potential Debt Financing Sources agreed to by Sellers in connection with the transactions contemplated by this Agreement, in each case subject to the confidentiality and use restrictions applicable to “Representatives” (as defined in the Confidentiality Agreements) set forth in the Confidentiality Agreements; provided that Debt Financing Sources that are lenders under the Buyer Parent Credit Facility shall be deemed agreed by Sellers. After Closing until the eighteen (18)-month anniversary thereof, Sellers shall hold, and shall cause their Affiliates and their respective representatives to hold, in confidence, all confidential documents and information concerning the Companies known or held by Sellers, Sellers’ Affiliates or their representatives, in the same manner and terms as specified in the Confidentiality Agreements, mutatis mutandis, as if Buyer were the party disclosing confidential information thereunder; provided that SH Minerals and its subsidiaries will be permitted to use title opinions prepared prior to Closing constituting Evaluation Material for the purposes of (A) mineral interest acquisitions in the ordinary course (excluding, however, acquisitions of mineral interests underlying the lands covered by any wells (or units including wells) contemplated to be drilled by the Companies in the development plan provided to Buyer in the virtual data room prior to the Execution Date (the “Development Plan Acreage”), subject to the Permitted Exceptions which shall be permitted) and (B) proving existing ownership interests. Nothing in this Section 6.14 shall restrict any disclosure by a Party to the extent such disclosure is required (upon advice of counsel) by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates.

Section 6.15      Distributions. On or prior to the Closing, Sellers and Operator shall be entitled to cause the Companies to make a distribution to Sellers, Operator or their Affiliates, as designated by Sellers or Operator, of all cash of the Companies held in any bank accounts held by Sellers, Operator or the Companies, and, in each case, there shall be no separate adjustment to the Unadjusted Purchase Price solely on account of such distribution.

Section 6.16      Termination of Affiliate Contracts, Derivative Financial Instruments and Intercompany Indebtedness. Sellers, the Companies and their Affiliates shall take all actions necessary to terminate as of or prior to the Closing each Affiliated Party Arrangement, including those set forth on Schedule 6.16, Part A of the Seller Disclosure Schedule (or the applicable portion thereof to the extent relating to the Assets or any Company), but excluding the arrangements described on Schedule 6.16, Part B of the Seller Disclosure Schedule (collectively, the “Terminated Contracts”), in such a manner that following such termination, each such Terminated Contract shall be of no further force or effect such that there are no ongoing rights or obligations thereunder. Subject to Section 6.15, without limiting the Parties’ rights or obligations set forth in Section 2.6 and Section 2.7 and except as otherwise set forth on Schedule 6.16, Part B of the Seller Disclosure Schedule, as of Closing, (a) Sellers hereby cancel and release from Losses, and shall cause Sellers’ Affiliates (other than the Companies), Operator and Operator’s Affiliates to cancel and release from Losses any indebtedness or payables outstanding as of Closing from each Company to Sellers, Operator or their respective Affiliates (other than the Companies) and (b) each Company hereby cancels and releases from Losses all receivables outstanding as of Closing from Sellers, Operator or their respective Affiliates (other than the Companies). Except as otherwise set forth on Schedule 6.16, Part B, Sellers shall, and shall cause the Companies to, take all actions necessary to terminate as of or prior to the Closing each Derivative Financial Instrument that is binding on or otherwise encumbers any Company or the Assets, and Sellers shall bear all economic responsibility for any and all termination fees and/or settlement amounts of any kind owing in connection with the termination of the Derivative Financial Instruments.

Section 6.17      Replacement Credit Support.

(a)            The Parties agree and acknowledge that certain of the Credit Support provided by Sellers, Tug Hill, Operator or their respective Affiliates (other than any Company) in support of the obligations of any Company (or if applicable, Operator) related to the ownership or operation of the Assets and denoted on Schedule 4.22, Part A (the “Replacement Required Credit Support”) may not be transferable (directly or indirectly) to Buyer or otherwise maintained by Sellers, Tug Hill, Operator or their respective Affiliates (excluding, for the avoidance of doubt, the Companies) after Closing. At or prior to the Closing, Buyer shall post and provide any and all replacement Credit Support in respect of the Replacement Required Credit Support to the extent necessary (i) to consummate the transactions contemplated by this Agreement and (ii) to obtain the prompt release and return of such Replacement Required Credit Support to Sellers, Tug Hill, Operator or their respective Affiliates (other than any Company). In addition, at or prior to Closing, Buyer shall deliver to Sellers evidence of the posting of such replacement Credit Support (to the extent required pursuant to this Section 6.17(a)) and will provide evidence that Buyer or its applicable Affiliate has obtained or maintains with all applicable Governmental Authorities such Credit Support as is necessary to own and, if applicable, operate the Companies and/or the Assets after the Closing (other than Customary Post-Closing Consents).

(b)            Buyer shall use commercially reasonable efforts (at no out-of-pocket cost or expense to Buyer or its Affiliates) to assist Sellers in their efforts to cause, effective as of the Closing or as soon as practicable thereafter, the cancellation or return to Sellers, Tug Hill, Operator or their respective Affiliates of all Replacement Required Credit Support. In the event that any Governmental Authority or any Third Party does not permit the cancellation of any Replacement Required Credit Support on or prior to the Closing, then, from and after Closing, Buyer shall indemnify Sellers, Tug Hill, Operator or such Affiliate, as applicable, against all amounts incurred by Sellers, Tug Hill, Operator or such Affiliate, as applicable, under such Replacement Required Credit Support (and all costs incurred in connection with such Credit Support) if applicable to any Company or the Assets. Notwithstanding anything to the contrary contained in this Agreement, any cash placed in escrow by Sellers, Tug Hill, Operator or their respective Affiliates (excluding, for the avoidance of doubt, the Companies) constituting or in connection with the Replacement Required Credit Support must be returned to Sellers, Tug Hill, Operator or such Affiliate to the extent in the possession of, or held for the account of, Buyer, any Company or any of their respective Affiliates, and shall be deemed an Excluded Asset for all purposes hereunder.

Section 6.18      Operatorship Matters. The Parties acknowledge that Operator is (a) designated under applicable Laws and with certain Governmental Authorities as the operator of certain of the Assets and (b) is operating, and will continue until Closing to operate, certain of the Assets as an independent contract operator. Prior to Closing, Buyer shall take all such actions necessary to cause Buyer or one or more of its designated Affiliates to be qualified with all applicable Governmental Authorities and Third Parties to operate the applicable Assets, which such actions shall include making all filings and posting all applicable Credit Support necessary to effect such qualification as provided in Section 6.17. Each Party shall be solely responsible for making any notifications to Governmental Authorities required of such Party under applicable Law and Permits as a result of any transfer of operatorship of the applicable Assets to Buyer, and each of Sellers and Buyer shall provide copies of any such notifications made to the other Party upon request. As to the Assets Operator operates, Sellers shall, and shall cause Tug Hill, Operator or their respective Affiliates, to use its commercially reasonable efforts to support Buyer’s (or its designated Affiliate’s) efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement or other applicable agreement) effective as of Closing (at Buyer’s sole cost and expense) and to designate and/or appoint, to the extent legally possible and permitted under any applicable joint operating agreement or other applicable agreement, Buyer (or its designated Affiliate) as successor operator of such Assets effective as of Closing. While Buyer acknowledges that Buyer desires for it (or its designated Affiliate) to succeed Operator as operator of those Assets that Operator operates, Buyer acknowledges and agrees that Sellers and Operator cannot and do not covenant or warrant that Buyer (or its designated Affiliate) shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.

Section 6.19      NYSE Listing. Buyer Parent shall, in accordance with the requirements of the NYSE, use its reasonable best efforts to file with the NYSE a subsequent listing application covering the shares of Buyer Parent Common Stock to be issued to Sellers pursuant to this Agreement, subject to official notice of issuance, prior to the Closing Date.

Section 6.20      Financing Cooperation and Efforts; Financial Statements Assistance.

(a)            Covenants of Sellers.

(i)            Sellers shall deliver to Buyer the financial statements contemplated by clause (h) of Annex II of the Commitment Letter as soon as reasonably practicable and no later than the earliest Closing Date when such financials statements would be required to satisfy the delivery obligations in such clause (h) in order to close on such Closing Date. Subject in all respects to the foregoing, as promptly as reasonably practicable upon written request of Buyer therefor (it being understood that, in the case of the Required Near-Year Financial Information, September 12, 2022 shall be deemed to satisfy such standard and, in the case of any Required Out-Year Financial Information, the date that is seventy-one (71) days after the Closing Date shall be deemed to satisfy such standard), Sellers shall deliver to Buyer any such requested Required Information; provided that Buyer shall not request any financial statements or other information that is (A) not necessary to consummate the Debt Financing or (B) not necessary for Buyer Parent to prepare and file historical or pro forma financial statements required by the SEC (including, for the avoidance of doubt, those required to be included in the Current Report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement). In connection with any Debt Financing, prior to the Closing Date, Sellers shall use commercially reasonable efforts to provide, shall cause their respective Subsidiaries, and their respective officers, directors and employees, to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to direct their respective accountants, reserve engineers, legal counsel and other Representatives to use commercially reasonable efforts to provide, in each case at Buyer’s sole expense, all cooperation reasonably requested by Buyer that is necessary or customary with respect to acquirees in the same business as the Companies in connection with the arrangement of the Debt Financing (which, solely for purposes of this Section 6.20(a)(i), shall include any alternative debt or equity financing, all or a portion of which will be used by Buyer to pay amounts payable by Buyer under this Agreement in connection with the transactions contemplated hereby), including by (A) causing management of Sellers and representatives of Quantum Energy Partners to participate in a reasonable number of requested meetings, presentations, road shows, due diligence sessions, drafting sessions and any sessions with rating agencies in connection with the Debt Financing, in each case with reasonably appropriate seniority and expertise and upon reasonable advance notice and at mutually agreeable dates, times and locations, (B) providing reasonable and customary assistance with the preparation of (x) investor presentations and road show materials, offering memoranda, prospectuses, bank information memoranda, or other similar documents (including versions of such memoranda or presentations that do not contain material non-public information) for any portion of the Debt Financing, (y) materials for rating agency presentations and (z) any Financing Agreements, including preparation of schedules thereto, in each case by providing such pertinent information as may be reasonably requested by Buyer and to the extent reasonably available to Sellers, (C) requesting that the present and former independent accountants and reserve engineers for Sellers provide reasonable assistance to Buyer in connection with the Debt Financing consistent with their customary practice (including providing accountants’ and reserve engineers’ comfort letters and consents from such independent accountants and reserve engineers to the extent required by the Debt Financing), (D) cooperating reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable, including by providing Buyer promptly upon reasonable request with any documentation and other information with respect to Sellers and the Companies to the extent required in connection with the Debt Financing by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, but not limited to, the PATRIOT Act, (E) using commercially reasonable efforts to provide such other customary documents and financial and pertinent information regarding Sellers and the Companies as may be reasonably requested by Buyer, including customary authorization and representation letters and information and data reasonably required by Buyer to prepare all pro forma financial statements, as well as any supplementary oil and gas information required by ASC 932-235, including estimates of quantities of proved reserves of Upstream Seller as of December 31, 2021, and a reconciliation of proved oil and gas reserves for the year then ended (which may, for avoidance of doubt, be computed in the manner contemplated by Rule 3-05(f)(1) of Regulation S-X), and the standardized measure of discounted future net cash flows as of December 31, 2021, and a reconciliation of the standardized measure of future discounted cash flows for the year then ended (which may, for avoidance of doubt, be computed in the manner contemplated by Rule 3-05(f)(1) of Regulation S-X), and (F) executing and delivering (and taking corporate and other organizational actions to approve or facilitate the perfection of) any pledge and security documents, other definitive financing documents and other agreements, instruments, certificates, consents, resolutions and other documents as may be reasonably requested by Buyer, including those relating to the pledging of collateral and perfection of security interests (including the delivery of stock powers and stock certificates with respect to outstanding equity interests of each Seller and its Subsidiaries prior to the Closing to be held in escrow pending the Closing). In addition, Sellers shall use commercially reasonable efforts to provide, shall cause their Subsidiaries, and their respective officers, directors and employees, to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to direct their respective accountants, reserve engineers, and other Representatives to use commercially reasonable efforts to provide, in each case at Buyer’s sole expense, all cooperation reasonably requested by Buyer that is necessary for Buyer Parent to (x) prepare and file any historical or pro forma financial statements or other information required by the SEC (including, for the avoidance of doubt, those required to be included in the Current Report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement) or (y) prior to the Closing Date, prepare customary offering materials for an offering of securities. Further, until the earlier of (i) the filing via EDGAR of Buyer Parent’s Annual Report on Form 10-K for the year ending December 31, 2023 and (ii) the due date for such Annual Report on Form 10-K pursuant to applicable SEC rules and regulations, upon reasonable request of Buyer Parent, Sellers agree to use commercially reasonable efforts to cause the present and former independent accountants and reserve engineers for Sellers or the Companies to provide reasonable assistance to Buyer Parent in connection with any registration statement, report or other filing with the SEC or any offering of securities, in each case consistent with their customary practice with respect to acquirees in the same business as the Companies (including providing accountants’ and reserve engineers’ comfort letters and consents from such independent accountants and reserve engineers to the extent required or customary).

(ii)            Notwithstanding anything to the contrary in Section 6.20(a)(i), in no event shall Sellers or any of their Subsidiaries or any of their respective Representatives be required to (A) bear any cost or expense or pay any fee in connection with the Debt Financing or any other action taken pursuant to Section 6.20(a)(i), (B) enter into any Contract (other than customary authorization and representation letters) or make any binding commitment that is not expressly conditioned on the consummation of the Closing and that does not terminate without liability to Sellers or Sellers’ Subsidiaries upon termination of this Agreement (other than reasonable out-of-pocket costs and expenses for which Sellers are reimbursed or indemnified as provided in this clause (ii)), (C) take any actions to the extent such actions would, in Sellers’ reasonable judgment, (x) unreasonably and materially interfere with the ongoing business or operations of Sellers or any Subsidiary of Sellers, (y) subject any director, manager, officer or employee of either Seller or a Subsidiary thereof to any actual or potential personal liability or (z) result in a failure of any condition to the obligations of the parties hereto to consummate the transaction unless a Seller has knowingly and willingly breached its obligations under this Section 6.20(a), (D) waive or amend any terms of this Agreement, (E) commit to take any action under any certificate, document or instrument that is not contingent upon, or becomes effective prior to, the Closing, except for customary authorization and representation letters, (F) provide access to or disclose information that Sellers reasonably determine would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, either Seller or any Subsidiary, officer, director or employee thereof or (G) create, provide, update or have audited or reviewed any financial statements except for those explicitly contemplated by the Required Information and this Section 6.20(a). Buyer shall be responsible for all fees and expenses related to the Debt Financing, including the compensation of any contractor or advisor of any Seller or Company directly related to actions taken pursuant to Section 6.20(a)(i). Accordingly, notwithstanding anything to the contrary herein, Buyer shall promptly, upon written request by a Seller, reimburse such Seller for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented compensation or other fees of any contractor or advisor) incurred in connection with the Debt Financing incurred by such Seller and its Subsidiaries and their respective Representatives in connection with the Debt Financing, including the cooperation of such Seller and the Subsidiaries thereof contemplated by this Section 6.20(a), and shall indemnify and hold harmless Sellers and the Subsidiaries thereof and their respective Representatives from and against any and all Losses suffered or incurred by any of them in connection with this Section 6.20(a), the arrangement of the Debt Financing or any information used in connection therewith, in each case, except to the extent suffered or incurred as a result of the gross negligence, bad faith or willful misconduct by either Seller or any Subsidiaries thereof or, in each case, their respective Representatives.

(iii)            Each Seller hereby consents to the use of the trademarks, service marks and logos of Buyer and its Subsidiaries in connection with the arrangement of the Debt Financing.

(iv)            Sellers shall use reasonable best efforts to deliver drafts of the Payoff Letters and related lien releases to Buyer at least five (5) Business Days prior to the Closing Date.

(v)            For avoidance of doubt, in the event Buyer obtains any Alternative Financing, this Section 6.20(a) shall apply in its entirety.

(b)            Covenants of Buyer.

(i)            Until the earliest to occur of (x) the Closing Date, (y) the valid termination of this Agreement and (z) the consummation of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Buyer under this Agreement in connection with the transactions contemplated by this Agreement, the Buyer Parties shall (I) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing described in the Commitment Letter on the terms and conditions described in the Commitment Letter as promptly as practicable, including using reasonable best efforts to (A) maintain in full force and effect the Commitment Letter and to negotiate and execute definitive agreements with respect to the Debt Financing on the terms contained in the Commitment Letter or on the terms that, taken as a whole, are not materially less favorable to the Buyer Parties than the terms contained in the Commitment Letter, in each case which terms shall not in any respect expand on the conditions to the funding of the Debt Financing at the Closing or reduce the aggregate amount of the Debt Financing available to be funded on the Closing Date below the amount necessary (when taken together with Other Sources) to consummate the transactions contemplated by this Agreement (the “Financing Agreements”) and (B) satisfy on a timely basis (or obtain the waiver of) all conditions and covenants applicable to the Buyer Parties in the Commitment Letter and such Financing Agreements that are to be satisfied by the Buyer Parties at or prior to the Closing and to consummate the Debt Financing at or prior to the Closing, including by taking enforcement action to cause any underwriter, initial purchaser, syndicate or other group engaged for any and all purposes of the Debt Financing, including with respect to the Commitment Letter, or Alternative Financing, including the parties providing or arranging financing pursuant to any commitment letters, engagement letters, underwriting agreements, securities purchase agreements, sales agreements, indentures, credit or joint venture participations or other agreements entered pursuant thereto or relating thereto (the “Debt Financing Sources”), lenders and other Persons committing to provide the Debt Financing to comply with their obligations under the Commitment Letter and the Financing Agreements and to fund such Debt Financing at Closing, unless such Commitment Letter and/or Financing Agreements terminate in accordance with their terms upon the consummation of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Buyer under this Agreement in connection with the transactions contemplated by this Agreement, and (II) comply with their obligations under the Commitment Letter and the Financing Agreements. The Buyer Parties shall keep Sellers informed on a reasonably current basis in reasonable detail of any material developments concerning the status of the Debt Financing. The Buyer Parties shall provide Sellers, upon reasonable request, with copies of any Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow Sellers to monitor the progress of such financing activities.

(ii)            In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter (other than the consummation of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources, to pay all amounts payable in cash by Buyer under this Agreement in connection with the transactions contemplated by this Agreement), Buyer and Buyer Parent shall use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources (including borrowing funds under the Buyer Parent Credit Facility) in an amount sufficient, when added to the portion of the Debt Financing that is available, to consummate the transactions contemplated by this Agreement and to pay all related fees and expenses (“Alternative Financing”) as promptly as practicable following the occurrence of such event and to obtain, and when obtained, to provide Sellers with a copy of, a new financing commitment that provides for such Alternative Financing (the “Alternative Financing Commitment Letter”). If applicable, any reference in this Agreement to “Debt Financing” shall include “Alternative Financing”, any reference to “Commitment Letter” shall include the “Alternative Financing Commitment Letter” and any references to “Financing Agreements” shall include the definitive documentation relating to any such Alternative Financing.

(iii)            The Buyer Parties shall promptly (and, in any event, within two (2) Business Days) notify Sellers in writing (I) of any actual breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any other party to the Commitment Letter or Financing Agreement, (II) of the receipt by the Buyer Parties or any of its Affiliates or Representatives of any notice or other communication from any Debt Financing Source, any lender or any other Person with respect to any (A) actual, threatened or alleged breach, default, termination or repudiation by any party to the Commitment Letter or any Financing Agreement or any provision of the Debt Financing contemplated pursuant to the Commitment Letter or Financing Agreements (including any proposal by any Debt Financing Source, or lender or other Person to withdraw, terminate or make a material change in the terms or the conditions of (including the amount of Debt Financing contemplated by) the Commitment Letter), or (B) material dispute or disagreement between or among any parties to the Commitment Letter or any Financing Agreement, (III) if for any reason the Buyer Parties believe in good faith that there is a material possibility that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or the Financing Agreements and (IV) of the termination or expiration of the Commitment Letter or Financing Agreement, in each case, that would result in, or is a result of, a Restricted Commitment Letter Amendment (as defined below); provided that, with respect to clauses (I), (II) and (III), in no event shall the Buyer Parties be under any obligation to deliver or disclose any information that would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or breach any duty of confidentiality; provided, further, that if any information is withheld pursuant to the immediately preceding proviso, the Buyer Parties shall inform Sellers as to the general nature of what is being withheld and use commercially reasonable efforts to seek an alternative means to provide Sellers (including through their Representatives) with access to the withheld information in a manner that does not waive any such privilege. As soon as reasonably practicable, but in any event within two (2) Business Days after a Seller delivers to Buyer a written request, the Buyer Parties shall provide any information reasonably requested by such Seller relating to any of the circumstances referred to in this Section 6.20(b)(iii).

(iv)            The Buyer Parties shall not permit or consent to (I) any amendment, replacement, supplement or modification to be made to the Commitment Letter if such amendment, replacement, supplement or modification would (A) change, expand or impose new conditions precedent to the funding of the Debt Financing from those set forth therein on the date hereof, (B) change the timing of the funding of the Debt Financing thereunder or reasonably be expected to impair, delay or prevent the availability of all or a portion of the Debt Financing or the consummation of the transactions contemplated by this Agreement, (C) reduce the aggregate cash amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) or (D) otherwise adversely affect the ability of the Buyer Parties to consummate the transactions contemplated by this Agreement or the timing of the Closing (collectively, the “Restricted Commitment Letter Amendments”) (provided that, for the avoidance of doubt, subject to the limitations set forth in this Section VI, the Buyer Parties may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date hereof (but not to make any other changes), but only if the addition of such additional parties, individually or in the aggregate, would not result in the occurrence of a Restricted Commitment Letter Amendment), (II) any waiver of any provision or remedy available to the Buyer Parties under the Commitment Letter or (III) early termination of the Commitment Letter (other than in connection with an amendment or replacement of the Commitment Letter in a manner that is not a Restricted Commitment Letter Amendment); provided that, for the avoidance of doubt, the termination of, or reduction of commitments under, the Commitment Letter pursuant to the terms thereof (including any amendment, modification or agreement to reflect such termination or reduction) as a result of alternative financing transactions or asset sales generating net cash proceeds sufficient, when taken together with Other Sources (including any remaining commitments under the Commitment Letter), to pay all amounts payable by the Buyer Parties under this Agreement in connection with the transactions contemplated by this Agreement, shall not constitute a Restricted Commitment Letter Amendment or otherwise be prohibited under this clause (iv). For purposes of this Agreement, references to the “Commitment Letter” shall include such document as permitted or required by this Section 6.20 to be amended, modified or waived, in each case from and after such amendment, modification or waiver.

Section 6.21      Litigation Support. Each member of the Seller Group shall reasonably cooperate with Buyer Parties and their Subsidiaries (including, after the Closing Date, the Companies) in the prosecution, mitigation, defense or settlement of the matters set forth on Schedule 4.12 of the Seller Disclosure Schedule (or that required disclosure on Schedule 4.12 of the Seller Disclosure Schedule as of the Execution Date, regardless of whether such matter is listed on Schedule 4.12 of the Seller Disclosure Schedule), by providing Buyer Parties, their Affiliates and their legal counsel, as applicable, reasonable access, to the extent such access is within the control of the Seller Group, during normal business hours to current and former officers, directors, employees, agents, contractors, advisors, records, documents, data and other information as such Buyer Party or Subsidiary thereof may reasonably request, to the extent maintained by or under the possession or control of any member of the Seller Group; provided that such member of the Seller Group may restrict the foregoing access or the provision of such information to the extent that, upon advice of counsel, (a) applicable Law requires such Person to restrict or prohibit such access or the provision of such information, (b) providing such access or disclosing such information would reasonably be expected to waive the protection of attorney-client privilege or similar legal privilege or (c) providing such access or disclosing such information would reasonably be expected to breach any duty of confidentiality to a Third Party. If a member of the Seller Group restricts access or withholds information on the basis of the foregoing clauses (a) through (c), such Person shall, to the extent legally permissible and without waiving any attorney-client privilege or similar legal privilege, inform the Buyer Parties as to the general nature of what is being restricted or withheld and the reason therefor, and use commercially reasonable efforts to make appropriate substitute arrangements to permit access to or disclosure of the relevant information in a manner that does not have such restrictions. The Buyer Parties shall reimburse the applicable members of the Seller Group for their reasonable, documented, out-of-pocket expenses paid to Third Parties in performing their respective obligations under this Section 6.21 (including reasonable fees and expenses of legal counsel, if applicable).

Section 6.22      Distribution Cooperation. If, in connection with Closing, any Seller that receives all or a portion of the Stock Consideration effectuates or seeks to effectuate a distribution of all or part of such Stock Consideration to their respective direct or indirect members, partners, incentive interest holders or other equityholders (collectively, “Equityholders”), Buyer Parent will use its best efforts to assist such Seller and such Equityholders to facilitate such distribution in the manner and to the Persons requested by such Seller(s), which for avoidance of doubt may include one or more distributions to be effected substantially concurrently with Closing or as soon as feasible thereafter (but in any event no later than the Closing Date), including the delivery of instruction letters, legal opinions, indemnity letters (which shall in any event, subject to the Transfer Agent’s approval, which Buyer Parent shall use best efforts to obtain, be provided in lieu of any requirement for such Seller(s) or Equityholders to obtain and deliver stock powers and/or medallion guarantees to the Transfer Agent) and other documentation by Buyer Parent or its counsel to the Transfer Agent or otherwise as may be required or requested to effect such distribution of the Stock Consideration, it being understood that Buyer Parent’s best efforts in this regard shall include, without limitation, the placing of all such documents required to effect any such distribution(s) into escrow with the Transfer Agent at least three Business Days prior to Closing such that (i) such distribution(s) can reasonably be expected to be effected substantially concurrently with Closing and (ii) the Transfer Agent is able, and does, confirm to Sellers and Buyer Parent that it has received all necessary documentation from Buyer Parent to effectuate the Sellers’ transfers referred to herein on the contemplated Closing Date, including any such indemnification by Buyer Parent in lieu of any medallion guaranteed stock powers and any required opinions of counsel regarding such transfers; provided, that, Buyer Parent has received all information and documentation from any Seller that is reasonably necessary to effectuate such distribution a reasonable period of time prior to placing such documentation into escrow. Buyer Parent shall bear all reasonable and documented out-of-pocket fees and expenses associated with any such distribution of all or a portion of the Stock Consideration pursuant to this Section 6.22, excluding, for the avoidance of doubt, any legal or advisory fees of any Seller or its Affiliates or Equityholders.

Section 6.23      Other Covenants. From and after the Execution Date, Buyer Parties will comply with the covenants and agreements set forth in Schedule 6.23, subject to the limitation set forth therein.

Article VII
Conditions to Closing

Section 7.1      Conditions to Obligations of Each Party. The respective obligation of each Party to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party (in such Party’s sole discretion):

(a)            Approvals. Expiration or termination of all waiting periods imposed under the HSR Act shall have been obtained.

(b)            Governmental Restraints. No order, decree or injunction (whether temporary, preliminary, or permanent) of any Governmental Authority shall be in effect, and no Law shall have been enacted or adopted that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by the Transaction Documents.

Section 7.2      Conditions to Obligations of Buyer Parties. The obligation of the Buyer Parties to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Buyer (in Buyer’s sole discretion):

(a)            Representations and Warranties of Sellers. (i) The Seller Fundamental Representations set forth in Sections 4.5(a) through 4.5(g) shall be true and correct in all respects as of the Closing Date (other than de minimis inaccuracies) as if remade on the Closing Date, (ii) each of the Seller Fundamental Representations other than the those set forth in Sections 4.5(a) through 4.5(g) shall be true and correct in all material respects as of the Closing Date as if remade on the Closing Date (except, in each case, for those Seller Fundamental Representations that are made as of a specific date, which shall be true and correct in all material respects as of such specific date), and (iii) each of the representations and warranties of Sellers contained in Article III and Article IV (other than the Seller Fundamental Representations) shall be true and correct in all respects, it being understood that, for purposes of determining satisfaction of this clause (iii), all materiality and Material Adverse Effect qualifications contained in such representations and warranties (other than (A) the definition of Material Contract in such representations and warranties, (B) references to “present fairly, in all material respects” and “material misstatement” in Section 4.8 and (C) the reference to “Material Adverse Effect” in Section 4.9(c)) shall be disregarded as of the Closing Date as if remade on the Closing Date (except, in each case, for (1) representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date and (2) the representations and warranties in Section 4.6 (only as such representation and warranty pertains to compliance with Environmental Laws), Section 4.16(b), Section 4.21(a)(i) (only as such representation and warranty pertains to Wells operated by a Third Party), Section 4.33(a), Section 4.33(f)(i) and Section 4.36, which, solely for purposes of this Section 7.2(a)(iii), need only be true and correct as of the Execution Date), except, with respect to this clause (iii), to the extent the failure of any such representation or warranty to be true and correct does not, and would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(b)            Performance. Sellers, Operator and the Companies shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Sellers, Operator and the Companies on or prior to the Closing Date.

(c)            Title and Environmental Defects and Casualty Losses. In each case subject to the Individual Title Defect Threshold and the Individual Environmental Threshold, as applicable, the sum of (i) (A) all Title Defect Amounts (less any offsetting Title Benefit Amounts) determined under Article X that exceed the Title Defect Deductible, plus (B) all Remediation Amounts for Environmental Defects determined under Article XI that exceed the Environmental Defect Deductible, plus (ii) all Casualty Losses, shall be less than 15% of the Unadjusted Purchase Price.

(d)            Closing Deliverables. Sellers shall have delivered, caused to be delivered, or be ready, willing and able to deliver, to Buyer or the applicable required Person, all of the closing deliveries set forth in Section 8.2(b) and in the other Transaction Documents.

Section 7.3      Conditions to Obligations of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Sellers (in Sellers’ sole discretion):

(a)            Representations and Warranties of Buyer. Each of the (i) Buyer Fundamental Representations shall be true and correct in all material respects as of the Closing Date as if remade on the Closing Date (except, in each case, for those Buyer Fundamental Representations that are made as of a specific date, which shall be true and correct in all material respects as of such specific date) and (ii) representations and warranties of Buyer contained in Article V (other than the Buyer Fundamental Representations) shall be true and correct in all respects (it being understood that, for purposes of determining satisfaction of this Section 7.3(a), all materiality qualifications contained in such representations and warranties shall be disregarded) as of the Closing Date as if remade on the Closing Date (except, in each case, for representations and warranties made as of a specific date, which shall be true and correct in all respects as of such specific date), except to the extent the failure of any such representation or warranty to be true and correct does not result in a material adverse effect on the ability of Buyer to consummate any transaction contemplated by this Agreement or any Transaction Documents.

(b)            Performance. The Buyer Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Buyer Parties on or prior to the Closing Date.

(c)            Title and Environmental Defects and Casualty Losses. In each case subject to the Individual Title Defect Threshold and the Individual Environmental Threshold, as applicable, the sum of (i) (A) all Title Defect Amounts (less any offsetting Title Benefit Amounts) determined under Article X that exceed the Title Defect Deductible, plus (B) all Remediation Amounts for Environmental Defects determined under Article XI that exceed the Environmental Defect Deductible, plus (ii) all Casualty Losses, shall be less than 15% of the Unadjusted Purchase Price.

(d)            Closing Deliverables. The Buyer Parties shall have delivered, caused to be delivered, or be ready, willing and able to deliver, to Sellers or the applicable required Person, all of the closing deliveries set forth in Section 8.2(a) and in the other Transaction Documents.

Article VIII
CLOSING

Section 8.1      Time and Place of Closing. The closing of the sale, assignment, conveyance, transfer and delivery of the Acquired Interests to Buyer and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Vinson & Elkins L.L.P. in Houston, Texas and shall occur on November 15, 2022 (the “Target Closing Date”); provided that, if all conditions set forth in Article VII hereof to be satisfied at or prior to the Closing have not yet been satisfied or waived in writing by Buyer or Sellers (as applicable) by the Target Closing Date, then the Closing shall occur on the second (2nd) Business Day following full satisfaction or due waiver of all of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to all conditions in Article VII having been satisfied or waived in writing at the Closing), subject to the rights of the Parties under Article XII. The date of the Closing is referred to in this Agreement as the “Closing Date.” All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 8.2      Deliveries and Actions at Closing.

(a)        Buyer Deliveries and Actions. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 8.2(b), Buyer (or Buyer Parent, as applicable) will execute and deliver, or cause to be executed and delivered, to Sellers, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i)            Closing Cash Payment. Payment of the Closing Cash Payment by wire transfer of immediately available funds to an account designated by Sellers prior to the Closing Date;

(ii)            Joint Release Instructions to Escrow Agent. A counterpart of joint written release instructions to the Escrow Agent duly executed by a Responsible Officer of Buyer authorized to deliver such instructions under the Escrow Agreement, instructing the Escrow Agent to disburse from the Escrow Account to Sellers an amount equal to the Deposit less the Holdback;

(iii)            Assignment of Interests. A counterpart of an assignment (the “Assignment of Interests”), substantially in the form attached hereto as Exhibit F-1, evidencing the assignment and transfer to Buyer of the Acquired Interests, duly executed by Buyer;

(iv)            Transfer Agent Acknowledgement. An acknowledgement duly executed by the Transfer Agent stating (A) the Transfer Agent has been instructed by Buyer Parent to create a book-entry account for Sellers and credit Sellers’ account(s) with the number of shares of Buyer Parent Common Stock equal to the Adjusted Stock Consideration as set forth in the Preliminary Settlement Statement, (B) the Transfer Agent has been instructed by Buyer Parent and Sellers to transfer all or a portion of such shares to Sellers’ designated transferees, and (C) Buyer Parent has issued the shares of Buyer Parent Common Stock equal to the Adjusted Stock Consideration as set forth in the Preliminary Settlement Statement to Sellers’ account(s);

(v)         Evidence of Listing and Approval. Evidence reasonably satisfactory to Sellers that Buyer Parent shall have (A) filed a supplemental listing application with the NYSE with respect to the issuance of the Stock Consideration and (B) the shares of Buyer Parent Common Stock have been approved and authorized for listing on the NYSE;

(vi)            Closing Certificate. A certificate, dated as of the Closing Date, signed by a Responsible Officer of Buyer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied;

(vii)            Mutual Release. A counterpart of a mutual release substantially in the form attached hereto as Exhibit F-2 (the “Mutual Release”), duly executed by Buyer;

(viii)            Replacement Credit Support. Evidence of the release, return and/or replacement of all Credit Support to the extent required under the terms of Section 6.17;

(ix)            Qualification of Buyer. Evidence of the filing by or on behalf of Buyer (or its designated operating Affiliate) of any reports or filing, and (except to the extent customarily obtained after closing of transactions similar to those contemplated by this Agreement) the issuance to Buyer (or its designated operating Affiliate) of authority from all applicable Governmental Authorities and evidence of such other authorizations and qualifications as may be necessary for Buyer (or its designated operating Affiliate) to be designated as operator of the Assets operated by any Company or Operator;

(x)            Change of Operatorship. Any forms, filings or instruments required by any Governmental Authorities, prepared by Sellers with the assistance of Buyer and in form and substance reasonably acceptable to Buyer evidencing or effecting (A) the resignation of Operator as the operator of the applicable Assets and (B) the designation of Buyer or its designated operating Affiliate as the operator of such Assets, in each case duly executed by Buyer or such designated operating Affiliates;

(xi)            Preliminary Settlement Statement. The Preliminary Settlement Statement, duly executed by Buyer;

(xii)          Registration Rights and Shareholders’ Agreement. The Registration Rights and Shareholders’ Agreement, duly executed by Buyer Parent;

(xiii)         Transition Services Agreement. A counterpart of the Transition Services Agreement, substantially in the form attached hereto as Exhibit F-3 (the “Transition Services Agreement”) duly executed by Operator; and

(xiv)         Other Documents. All other documents and instruments reasonably requested by Sellers from Buyer that are necessary to transfer the Acquired Interests to Buyer and to consummate any other transactions contemplated by this Agreement.

(b)       Seller Deliveries and Actions. At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Buyer of its obligations pursuant to Section 8.2(a), Sellers or each Seller, as applicable, will execute and deliver, or cause to be executed and delivered, to Buyer, each of the following documents, where the execution or delivery of documents is contemplated, and will take or cause to be taken the following actions, where the taking of actions is contemplated:

(i)            Joint Release Instructions to Escrow Agent. A counterpart of joint written release instructions to the Escrow Agent, duly executed by a Responsible Officer of each Seller authorized to deliver such instructions under the Escrow Agreement, instructing the Escrow Agent to disburse from the Escrow Account to Sellers an amount equal to the Deposit less the Holdback;

(ii)            IRS Form W-9. A duly completed and executed IRS Form W-9 of each Seller;

(iii)            Assignment of Interests. A counterpart of the Assignment of Interests, duly executed by each Seller;

(iv)            Resignations. Duly executed resignations of, and releases from, the officers of each Company (the “Resignations and Releases”), including those listed on Schedule 8.2(b)(iv) of the Seller Disclosure Schedule effective as of the Closing, in each case substantially in the form attached hereto as Exhibit H;

(v)            Closing Certificate. A certificate, dated as of the Closing Date, signed by a Responsible Officer of each Seller certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(vi)            Mutual Release. A counterpart of the Mutual Release, duly executed by each Seller, Tug Hill and Operator;

(vii)            Credit Agreement. (A) Releases of all Liens securing Debt under the Credit Agreements and any other indebtedness for borrowed money of any of the Companies, (B) authorizations to file UCC-3 termination statements, mortgage releases and other applicable releases or terminations in all applicable jurisdictions to evidence the release of all Liens securing Debt, including under the Credit Agreements, in each case, in form and substance reasonably satisfactory to Buyer, and (C) customary payoff letters, in each case, in form and substance reasonably satisfactory to Buyer, which shall reflect the satisfaction in full of all Debt outstanding under the Credit Agreements (collectively, the “Payoff Letters”);

(viii)            Change of Operatorship. Any forms, filings or instruments required by any Governmental Authorities, prepared by Sellers with the assistance of Buyer and in form and substance reasonably acceptable to Buyer, (A) evidencing or effecting the resignation of Operator as the operator of the applicable Assets and (B) designating or appointing Buyer or its designated operating Affiliate as the replacement operator of the applicable Assets, in each case duly executed by Operator;

(ix)            Assignment of Excluded Assets. An assignment and conveyance of the Excluded Assets substantially in the form attached hereto as Exhibit G-2 from the Companies holding Excluded Assets to Sellers or their designee, duly executed by the Companies and each Seller (or their applicable designee);

(x)            Bank Accounts. All consents, bank signatory cards or other approvals necessary in order to (A) permit any Persons specified by Buyer in writing to Sellers not later than ten Business Days prior to Closing to control, immediately following the Closing, the Bank Accounts, and (B) remove the authority or approval of all signatories thereto (unless Buyer directs Sellers to allow any of such signatories to remain authorized to sign for the Bank Accounts) to control or access, immediately following the Closing and thereafter, the Bank Accounts;

(xi)            Preliminary Settlement Statement. The Preliminary Settlement Statement, duly executed by each Seller;

(xii)            Registration Rights and Shareholders’ Agreement. A counterpart of the Registration Rights and Shareholders’ Agreement, substantially in the form attached hereto as Exhibit I duly executed by each transferee of Sellers to receive Stock Consideration and who elects (at its sole discretion) to become a party thereto (the “Registration Rights and Shareholders’ Agreement”);

(xiii)            Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed by Operator; and

(xiv)            Other Documents. All other documents and instruments reasonably requested by Buyer from Sellers that are necessary to transfer the Acquired Interests to Buyer and to consummate any other transactions contemplated by this Agreement.

Article IX
ACCESS; DISCLAIMERS

Section 9.1      Access.

(a)            From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 9.1, Sellers shall (i) afford to Buyer and its authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets operated by any Company or Operator and all Records in Sellers’, Tug Hill’s, Operator’s, their respective Affiliates’ or any Company’s possession at such time, and reasonable access to the personnel of Seller Group with knowledge of the Assets (provided that, for purposes of the Buyer’s title and environmental review, including with respect to Title Defects and Environmental Defects, the primary contacts for communications of the Seller Group shall be the individuals listed on Schedule 9.1(a)), and (ii) to the extent reasonably requested by Buyer, to request any consents or waivers necessary for Buyer and Buyer’s Representatives to gain access to those Assets not operated by any Company or Operator (provided that Sellers shall not be obligated to expend any monies in connection therewith or take any action other than making such request), in each case, to the extent necessary to conduct the title or environmental review described in this Agreement. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. Notwithstanding the foregoing, Buyer shall have no right of access to, and neither Sellers nor any of their Affiliates shall have any obligation to provide, any information if the disclosure of such information (A) could reasonably be expected, as determined by Sellers’ counsel, to jeopardize any privilege available to Sellers, any Company, Tug Hill, Operator or any of their respective Affiliates (other than disclosure of title opinions), (B) would cause Sellers, any Company, Tug Hill, Operator or any of their respective Affiliates to breach a confidentiality obligation (provided that Sellers shall use commercially reasonable efforts (without an obligation to pay money or incur Losses) to seek a consent or waiver to permit disclosure of such information without breach of such confidentiality obligation), or (C) could reasonably be expected to result in a violation of Law.

(b)            From and after the Execution Date and up to and including the Environmental Claim Date, Buyer’s inspection right with respect to the Environmental Condition of the Assets shall be limited to undertaking a Phase I Environmental Site Assessment of (i) the Upstream Assets operated by any Company or Operator and (ii) the Upstream Assets not operated by any Company or Operator for which the applicable Third Party operator has granted access for such assessment, conducted by Buyer or Buyer’s Representatives, including ERM (the “Environmental Consultant”), and, except as otherwise provided below, may include only visual inspections and record reviews relating to the Assets. In conducting such inspection, except as otherwise provided below, Buyer shall not operate any equipment or conduct any testing or sampling or invasive activity (including any testing or sampling for Hazardous Substances, Hydrocarbons, VOCs, methane or NORM). The operation of any equipment or any sampling or invasive testing is prohibited absent the express written consent of Sellers, such consent may be withheld, granted or conditioned solely within Sellers’ discretion. Sellers or Sellers’ designee shall have the right to be present during any stage of the Phase I Environmental Site Assessment. Buyer shall give Sellers no less than forty-eight (48) hours’ prior written notice before entering onto any of the Assets, and Sellers or Sellers’ designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct any environmental due diligence (including any Phase I Environmental Site Assessment) with respect to, any Assets to which Seller does not have the authority to grant access for such due diligence and such access has not been granted by the applicable Third Party operator. Notwithstanding any rejection of Buyer’s ability to conduct a Phase I Environmental Site Assessment or sampling or invasive testing, in whole or in part, including any failure to obtain permission from the applicable Third Party operator, Buyer may nevertheless deliver an Environmental Defect Notice with respect to such Assets pursuant to Section 11.1(a) (and in all cases subject to the requirements in Section 11.1(a)), and the lack of such supporting documentation shall not, in and of itself, invalidate such Environmental Defect Notice with respect to Section 11.1(a).

(c)            Buyer shall (and shall cause Buyer’s Representatives to) coordinate their environmental assessments and inspections of the Assets with Sellers and all Third Party operators to minimize any unreasonable inconvenience to, or unreasonable interruption of, the conduct of business by any Company, Operator and/or such Third Party operators. Buyer shall (and shall cause Buyer’s Representatives to) abide by each Company’s, Operator’s and any Third Party operator’s, safety rules, regulations and operating policies (including with respect to COVID-19), in each case to the extent previously provided to Buyer and Buyer’s Representatives or conspicuously posted on site on the Assets, while conducting their due diligence evaluation of the Assets, including any environmental or other inspection, survey or assessment of the Assets and, to the extent required by any Third Party operator, execute and deliver any required confidentiality, indemnity and release agreement of any such Third Party operator. Buyer hereby defends, indemnifies and holds harmless each COMPANY and the Seller GROUP from and against any and all costs, expenses, damages, LOSSES and Liabilities arising out of, resulting from or relating to any field visit, environmental assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to ANY COMPANY AND/OR THE Assets, even if such costs, expenses, damages, LOSSES and Liabilities arise out of or result from or relate to, IN WHOLE OR IN PART, the sole, active, passive, concurrent or comparative negligence, strict liability or other fault of or by ANY INDEMNIFIED PERSON, excepting only Liabilities TO THE EXTENT actually resulting FROM (i) THE FRAUD, gross negligence or willful misconduct of ANY INDEMNIFIED PERSON OR (II) THE MERE DISCOVERY OF ANY CONDITIONS (INCLUDING ENVIRONMENTAL CONDITIONS) THAT WERE EXISTING PRIOR TO SUCH ACTIVITIES (BUT EXCLUDING ANY LIABILITIES TO THE EXTENT ARISING AS A DIRECT RESULT OF BUYER’S OR BUYER’S REPRESENTATIVES’ EXACERBATION OF SUCH PRE-EXISTING CONDITIONS).

(d)            Buyer agrees to promptly provide Sellers, but in no event after Buyer asserts an Environmental Defect, copies of all final reports, assessments and sampling or test results prepared by Buyer and/or any of Buyer’s Representatives, which contain data collected or generated from Buyer’s and Buyer’s Representatives’ due diligence with respect to the Assets, to the extent such final reports, assessments, sampling, test results or data are relied upon by Buyer for any Environmental Defects asserted by Buyer. Sellers shall not be deemed by their receipt of such documents or otherwise to have made any representation or warranty, express, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e)            Promptly after completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Sellers, any Company, Tug Hill, Operator or any of their respective Affiliates (i) repair all damage done to the Assets in connection with Buyer’s and Buyer’s Representatives’ due diligence, (ii) restore the Assets to the substantially same condition as they were prior to commencement of Buyer’s and Buyers’ Representatives’ due diligence and (iii) remove all equipment, tools and other property brought onto the Assets in connection with Buyer’s and Buyers’ Representatives’ due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s and Buyer’s Representatives’ due diligence will be corrected by Buyer at Buyer’s sole cost and expense.

(f)            During all periods that Buyer or any of Buyer’s Representatives are on the Assets or are in any Company’s offices, Buyer shall maintain, at its sole cost and expense, policies of insurance of the types and in the amounts sufficient to cover the obligations and liabilities of Buyer under Section 9.1(c) and Section 9.1(e). Upon request by Sellers, Buyer shall provide evidence of such insurance to Sellers prior to entering the Assets.

Section 9.2      Disclaimers.

(a)            THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN ARTICLE III AND ARTICLE IV CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANIES TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT FOR SUCH REPRESENTATIONS AND WARRANTIES AND ABSENT FRAUD, (x) NO PARTY OR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLERS, THE COMPANIES, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE COMPANY INTERESTS, OR THE COMPANIES’ BUSINESS, ASSETS, EXCLUDED ASSETS, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION, (y) SELLERS AND THE COMPANIES EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, AND (z) BUYER, ON ITS OWN BEHALF AND ON BEHALF OF THE BUYER GROUP, IS NOT RELYING UPON AND DISCLAIMS, ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLERS, TUG HILL, OPERATOR OR ANY OF THEIR RESPECTIVE AFFILIATES, EQUITYHOLDERS, PARTNERS, MEMBERS, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, THE CONDITION (INCLUDING THE ENVIRONMENTAL CONDITION) OF THE ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE BUSINESS OR FINANCIAL PROSPECTS, OR THE EFFECTIVENESS OR SUCCESS OF ANY OPERATIONS OF ANY COMPANY, THE DISTRIBUTION OF, OR ANY PERSON’S RELIANCE ON, ANY INFORMATION, DISCLOSURE OR OTHER DOCUMENT OR OTHER MATERIAL MADE AVAILABLE TO ANY PARTY IN ANY DATA ROOM, ELECTRONIC DATA ROOM, MANAGEMENT PRESENTATION OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT), IN EACH CASE OF (x), (y) AND (z), INCLUDING REPRESENTATIONS AND WARRANTIES AS TO (I) TITLE TO ANY OF THE COMPANY INTERESTS OR THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE COMPANY INTERESTS, THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLERS, ANY MEMBER OF THE SELLER GROUP OR THIRD PARTIES WITH RESPECT TO ANY COMPANY, THE COMPANY INTERESTS OR THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, EQUITYHOLDERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT AND (X) THE EFFECTIVENESS OR SUCCESS OF ANY OPERATIONS OF ANY COMPANY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN ARTICLE III AND ARTICLE IV, EACH OF SELLERS AND THE SELLER GROUP DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OTHER PARTY OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES (INCLUDING OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT OR REPRESENTATIVE OF SUCH PARTY OR ANY OF ITS AFFILIATES). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN ARTICLE III AND ARTICLE IV, AND ABSENT FRAUD, BUYER ACKNOWLEDGES AND AGREES THAT (A) NEITHER SELLERS NOR ANY COMPANY IS MAKING (AND NO MEMBER OF THE SELLER GROUP SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (B) NO MEMBER OF THE BUYER GROUP IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT INCLUDING ARTICLE X, ARTICLE XI AND ARTICLE XIII, BUYER SHALL BE DEEMED TO BE OBTAINING THE COMPANY INTERESTS AND THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE ALL SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(b)            OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.10, AND ABSENT FRAUD, BUYER ACKNOWLEDGES AND AGREES THAT (I) NEITHER SELLERS NOR ANY COMPANY IS MAKING (AND NO MEMBER OF THE SELLER GROUP SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (II) NO MEMBER OF THE BUYER GROUP IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF HAZARDOUS SUBSTANCES INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S RIGHTS AS SPECIFIED IN THIS AGREEMENT, INCLUDING ARTICLE XI, BUYER SHALL BE DEEMED TO BE TAKING THE COMPANY INTERESTS AND THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION. SUBJECT TO BUYER’S RIGHTS AS SPECIFIED IN THIS AGREEMENT, INCLUDING ARTICLE XI, BUYER SHALL HAVE INSPECTED, OR WAIVED (AND UPON CLOSING SHALL BE DEEMED TO HAVE WAIVED), ITS RIGHT TO INSPECT THE ASSETS FOR ALL PURPOSES UNDER THIS AGREEMENT, AND SATISFIED ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS, OTHER MAN-MADE FIBERS AND NORM. BUYER IS RELYING SOLELY UPON THE TERMS OF THIS AGREEMENT AND ITS OWN INSPECTION OF THE ASSETS. As of Closing, BUYER has made all such reviews and inspections of the Assets and the records as BUYER has deemed necessary or appropriate to consummate the transaction.

(c)            FOR THE AVOIDANCE OF DOUBT, BUYER ACKNOWLEDGES AND AGREES THAT BUYER CANNOT RELY ON OR FORM ANY CONCLUSIONS FROM SELLER’S (OR ITS REPRESENTATIVES’, DIRECT OR INDIRECT OWNERS’ OR AFFILIATES’ (INCLUDING, FOR THIS PURPOSE, THE COMPANIES’)) METHODOLOGIES FOR THE DETERMINATION AND REPORTING OF ANY TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION OF ANY STRADDLE PERIOD) BEGINNING PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD BEGINNING ON OR AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATIONS AS TO THE PROPER METHODOLOGIES THAT CAN OR SHOULD BE USED FOR ANY APPLICABLE TAX RETURN.

(d)            ANY AND ALL DUTIES AND OBLIGATIONS WHICH EITHER SELLERS OR BUYER MAY HAVE TO THE OTHER PARTY WITH RESPECT TO OR IN CONNECTION WITH THE COMPANY INTERESTS, THE ASSETS, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY ARE LIMITED TO THOSE IN THIS AGREEMENT. THE PARTIES DO NOT INTEND, ABSENT FRAUD, (i) THAT THE DUTIES OR OBLIGATIONS OF EITHER SELLERS OR BUYER, OR THE RIGHTS OF EITHER SELLERS OR BUYER, SHALL BE EXPANDED BEYOND THE TERMS OF THIS AGREEMENT ON THE BASIS OF ANY LEGAL OR EQUITABLE PRINCIPLE OR ON ANY OTHER BASIS WHATSOEVER OR (ii) THAT ANY EQUITABLE OR LEGAL PRINCIPLE OR ANY IMPLIED OBLIGATION OF GOOD FAITH OR FAIR DEALING OR ANY OTHER MATTER REQUIRES EITHER SELLERS OR BUYER TO INCUR, SUFFER OR PERFORM ANY ACT, CONDITION OR OBLIGATION CONTRARY TO THE TERMS OF THIS AGREEMENT AND THAT WOULD BE UNFAIR, AND THAT THEY DO NOT INTEND TO INCREASE ANY OF THE OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT ON THE BASIS OF ANY IMPLIED OBLIGATION OR OTHERWISE.

(e)            THE PARTIES agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this SECTION 9.2 and the rest of this Agreement are “conspicuous” disclaimers for the purpose of any applicable law.

Article X
TITLE MATTERS; CASUALTY

Section 10.1      Companies’ Title. Except for the representations and warranties pertaining to the Companies set forth in Article IV, and without limiting Buyer’s remedies for Title Defects set forth in this Article X, neither Sellers nor any Company makes any warranty or representation, express, implied, statutory or otherwise, with respect to the Companies’ title to any of the Assets, and Buyer hereby acknowledges and agrees that Buyer’s sole and exclusive remedy for any defect of title, including any Title Defect, with respect to any of the Assets (a) before Closing, shall be as set forth in Section 10.2(d) or if applicable, Section 13.1(f), and (b) after Closing, shall be pursuant to the R&W Policy.

Section 10.2      Notice of Title Defects; Defect Adjustments.

(a)            Title Defect Notices. Buyer shall deliver no later than 5:00 p.m. (Central Time) on November 5, 2022 (even though such date is not a Business Day) (the “Title Claim Date”) claim notices to Sellers meeting the requirements of this Section 10.2(a) (collectively, the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as Title Defects pursuant to this Section 10.2(a). For all purposes of this Agreement and notwithstanding anything herein to the contrary (without limiting any rights of Buyer to recover under the R&W Policy, including with respect to the representation in Section 4.7), Buyer shall be deemed to have waived, and Sellers shall have no liability for, any Title Defect which Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Sellers on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a reasonable description of the alleged Title Defect and the Well (including the legal description or API number of such Well, as listed on Exhibit B) or the Lease (including the legal description or recording information for such Lease, as listed on Exhibit A, and the affected Target Formation(s)), or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Sellers to identify the existence of such alleged Title Defect, (iv) to the extent known as of the date of the Title Defect Notice, Buyer’s preferred manner of curing each Title Defect and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use commercially reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Title Claim Date, written notice of all alleged Title Defects discovered by Buyer or its Representatives during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. From the Execution Date until the Title Claim Date, Buyer shall also, promptly upon discovery, furnish Sellers with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets.

(b)            Title Benefit Notices. Sellers shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Well (including the legal description of such Well) or the Lease (including the legal description of such Lease, and the affected Target Formation(s)), or portion thereof, affected by such alleged Title Benefit (each a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) supporting documents reasonably necessary for Buyer to verify the existence of such alleged Title Benefit and (iv) the amount by which Sellers reasonably believe the Allocated Value of such Title Benefit Property is increased by such alleged Title Benefit and the computations upon which Sellers’ belief is based. Except as set forth in Section 10.2(a), Sellers shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the Title Claim Date.

(c)            Sellers’ Right to Cure. Sellers shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to ninety (90) days after Closing (the “Cure Period”), any Title Defects asserted by Buyer in accordance with this Agreement. During the period of time from the Closing to the expiration of the Cure Period (or any extended period contemplated by this Section 10.2(c)), Buyer agrees to (i) afford Sellers and their officers, employees and other authorized representatives reasonable access, during normal business hours, to the Assets and all Records in Buyer’s or any of its Affiliates’ possession or control, together with a right to copy such Records at Sellers’ sole cost, in order to facilitate Sellers’ attempt to cure any such Title Defects and (ii) otherwise reasonably cooperate with (at no out-of-pocket cost to Buyer) Sellers’ attempt to cure any such Title Defects. An election by Sellers to attempt to cure a Title Defect shall be without prejudice to its rights under Section 10.2(j) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(d)            Remedies for Title Defects. No reduction shall be made to the Unadjusted Purchase Price with respect to any asserted Title Defect for which Sellers have fully cured to Buyer’s reasonable satisfaction prior to the Closing Date. Subject to Sellers’ continuing right to cure or dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 13.1(f), in the event that any undisputed Title Defect timely asserted by Buyer in accordance with Section 10.2(a) is not waived in writing by Buyer or cured by Sellers prior to Closing, Sellers shall, at their sole option, elect to:

(i)            subject to the Individual Title Defect Threshold and the Title Defect Deductible, reduce the Unadjusted Purchase Price by the Title Defect Amount for such Title Defect (to the extent remaining uncured as of Closing); provided that, if Sellers have elected to cure such Title Defect during the Cure Period, then the Title Defect Amount set forth in the Title Defect Notice with respect to such Title Defect (taking into account the application of the Individual Title Defect Threshold and the Title Defect Deductible) will be deposited into an escrow sub-account established pursuant to the Escrow Agreement (the “Defect Escrow Account”) at Closing, and the Closing Cash Payment shall be reduced by such amount; provided, further that (A) to the extent Sellers fail to cure such Title Defect on or before the expiration of the Cure Period, Sellers and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the portion of the escrowed Title Defect Amount attributable to such Title Defect to the extent remaining uncured to Buyer or (B) to the extent Sellers cure such Title Defect on or before the expiration of the Cure Period, Sellers and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to release the portion of the escrowed Title Defect Amount attributable to such Title Defect to the extent cured to Sellers;

(ii)            if Buyer, in its sole discretion, consents in writing, indemnify Buyer against all Losses (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement in a form and substance mutually agreed upon by Sellers and Buyer (a “Title Indemnity Agreement”); or

(iii)            if applicable, terminate this Agreement pursuant to Section 13.1(f);

provided that, notwithstanding the foregoing, if either Party disputes the existence, cure or Title Defect Amount with respect to a Title Defect that remains unresolved as of Closing, then such Title Defect shall be exclusively resolved pursuant to Section 10.2(j).

(e)            Remedies for Title Benefits. With respect to each Title Benefit Property reported under Section 10.2(a) or Section 10.2(b), Buyer shall notify Sellers in writing on or before the date that is five (5) Business Days after the Title Claim Date whether Buyer concedes the Title Benefit asserted therein, or disputes such Title Benefit, in which latter case such Title Benefit shall be deemed to be a Disputed Title Matter. If Buyer fails to notify Sellers by such date with respect to such Title Benefit, or Buyer concedes such Title Benefit in writing, the aggregate Title Defect Amounts determined pursuant to this Section 10.2 shall be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Title Benefit Property caused by such Title Benefit, as determined pursuant to Section 10.2(h) or Section 10.2(j). Title Benefits Amounts shall in no event increase the Unadjusted Purchase Price, and shall only be applied to offset reduction in the Unadjusted Purchase Price solely attributable to Title Defect Amounts.

(f)            Exclusive Remedy. Except for Buyer’s rights to terminate this Agreement pursuant to Section 13.1(f) and Buyer’s remedies pursuant to the R&W Policy, and absent Fraud, the provisions set forth in Section 10.2(d) shall be the exclusive right and remedy of Buyer with respect to any Company’s failure to have Defensible Title with respect to any Asset or any other title matter, and Buyer hereby waives any and all other rights or remedies with respect thereto.

(g)            Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” for such Title Defect Property and shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)            if Buyer and Sellers agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)            if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)            if the Title Defect represents a deficiency of (A) the applicable Company’s (or Companies’) actual Net Revenue Interest for any Title Defect Property relative to (B) the Net Revenue Interest set forth for such Title Defect Property on Exhibit A or Exhibit B, as applicable, and such Company’s (or Companies’) actual Working Interest for such Title Defect Property has decreased proportionately (or, for a Lease, the gross acres covered by the Lease has not changed), then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Exhibit A or Exhibit B, as applicable;

(iv)            if the Title Defect represents a discrepancy where (A) the applicable Company’s actual Net Mineral Acres for any Title Defect Property are less than (B) the Net Mineral Acres set forth on Exhibit A for such Title Defect Property stated on Exhibit A, (and there is no change in the Net Revenue Interest for such Title Defect Property as a result of the Title Defect), then the Title Defect Amount shall be the product obtained by multiplying such Net Mineral Acre decrease by the Allocated Value (on a per Net Mineral Acre dollar amount basis) for such Title Defect Property;

(v)            if the Title Defect represents an obligation or Lien upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation;

(vi)            the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)            notwithstanding anything to the contrary in this Article X, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)            Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions (without duplication):

(i)            if Buyer and Sellers agree in writing on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)            if the Title Benefit represents an increase of (A) the applicable Company’s (or Companies’) actual Net Revenue Interest for any Title Benefit Property over (B) the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A or Exhibit B, as applicable, and such Company’s (or Companies’) actual Working Interest for such Title Benefit Property has increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Exhibit A or Exhibit B, as applicable;

(iii)            if the Title Benefit represents a discrepancy where (A) the applicable Company’s actual Net Mineral Acres for any Title Benefit Property are greater than (B) the Net Mineral Acres set forth on Exhibit A for such Title Benefit Property stated on Exhibit A, then the Title Benefit Amount shall be the product obtained by multiplying such Net Mineral Acre increase by the Allocated Value (on a per Net Mineral Acre dollar amount basis) for such Title Benefit Property;

(iv)            if the Title Benefit represents a Company’s ownership of any Net Mineral Acres in any Lease on Exhibit A as to any Target Formation not shown for such Lease on Exhibit A, then the Title Benefit Amount shall be the product obtained by multiplying such Net Mineral Acre by the Allocated Value (on a per Net Mineral Acre dollar amount basis) of such additional Target Formation. For the purpose of this Section 10.2(h), the Allocated Value (on a per Net Mineral Acre dollar amount basis) of such additional Target Formation shall be determined based on the Allocated Values of the other Leases on Exhibit A included within the same planned development unit and containing the same Target Formation rights as such Lease affected by the Title Benefit; and

(v)            if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.

(i)            Title Defect Threshold and Deductible. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies provided by Sellers under Section 7.2(c), this Section 10.2 or Article XIII for any individual Title Defect for which the Title Defect Amount does not exceed $150,000 (the “Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustment to the Unadjusted Purchase Price or other remedies provided by Sellers under Section 7.2(c), this Section 10.2 or Article XIII, for any Title Defect for which the Title Defect Amount exceeds the Individual Title Defect Threshold unless (A) the sum of the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any Title Defect Amounts attributable to Title Defects to the extent cured by Sellers), exceeds (B) the Title Defect Deductible, after which point Buyer shall be entitled to adjustments to the Unadjusted Purchase Price, but only to the extent that the amount by which the aggregate amount of such Title Defect Amounts exceeds the Title Defect Deductible; provided that notwithstanding anything to the contrary in this Agreement, the Individual Title Defect Threshold and the Title Defect Deductible shall not apply to any adjustment to the Unadjusted Purchase Price for Title Defect Amounts relating to any Title Defect resulting from any instance where Sellers have represented duplicative acreage in, or duplicative Net Revenue Interest with respect to, a Lease on Exhibit A, whether by listing such Lease multiple times on Exhibit A or by listing such Lease and separately listing a top lease covering such Lease.

(j)            Title Dispute Resolution. Sellers and Buyer shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts and (ii) the adequacy of any curative materials provided by Sellers to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to the Closing (or, if Sellers elects to attempt to cure pursuant to Section 10.2(c), then prior to the end of the Cure Period). If Sellers and Buyer are unable to agree by the Closing then at the Closing, the Title Defect Amounts asserted by Buyer in good faith with respect to any Disputed Title Matters, taking into account the application of the Individual Title Defect Threshold and the Title Defect Deductible, minus the Title Benefit Amounts asserted by Sellers in good faith with respect to any Disputed Title Matters, shall be deposited in the Defect Escrow Account at Closing, the Closing Cash Payment shall be reduced by such amount, and the Disputed Title Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 10.2(j). There shall be a single arbitrator, who shall be a title attorney with at least ten (10) years’ experience in oil and gas titles involving properties in the county(ies) in which the Title Defect Properties and/or Title Benefit Properties are located, as selected pursuant to the immediately following sentences (the “Title Arbitrator”); provided, however, that such Title Arbitrator must (A) have not been employed by either Sellers or Buyer (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Title Arbitrator. Within two (2) Business Days after the Closing or the end of the Cure Period, as applicable, Sellers and Buyer shall each exchange lists of three (3) acceptable, qualified arbitrators. Within two (2) Business Days following the exchange of lists of acceptable arbitrators, Sellers and Buyer shall select by mutual agreement the Title Arbitrator from their original lists of three acceptable arbitrators. If no such agreement is reached within five (5) Business Days after the Closing or the end of the Cure Period, as applicable, each of Sellers and Buyer shall appoint one arbitrator from their original list and the two appointed arbitrators shall, within two (2) Business Days following their appointment, select an arbitrator from the original lists provided by Sellers and Buyer to serve as the Title Arbitrator. If there is more than one Disputed Title Matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 10.2(j). Each of Buyer and Sellers shall submit to the Title Arbitrator their proposed resolution of each Disputed Title Matter in writing. The proposed resolution of each Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle each such Disputed Title Matter. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 10.2(j). The Title Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Title Matters and shall be final and binding upon the Parties, without right of appeal. In making its determination with respect to any Disputed Title Matter, the Title Arbitrator shall be bound by the rules set forth in Section 10.2(g) and Section 10.2(h) and, subject to the foregoing, may consider such other matters as, in the opinion of the Title Arbitrator, are necessary to make a proper determination. The Title Arbitrator’s determination shall be limited to the selection of either Buyer’s proposal or Sellers’ proposal, as applicable, for each applicable Disputed Title Matter that best reflects the terms and provisions of this Agreement for each such Disputed Title Matter. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Sellers or Buyer and may not award damages, interest or penalties to either Party with respect to any matter. Each of Sellers and Buyer shall bear its own legal fees and other costs of presenting its case to the Title Arbitrator. The costs of the Title Arbitrator shall be borne pro rata between Sellers and Buyer with Sellers, on the one hand, and Buyer, on the other hand, being responsible for the Title Arbitrator’s costs to the extent the Title Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Unadjusted Purchase Price pursuant to Section 2.8(a) or Section 2.8(b), then, within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Sellers of its award with respect to a Title Defect Amount or a Title Benefit Amount, and, subject to Section 10.2(i), the Parties shall deliver joint written instructions to the Escrow Agent to disburse the funds from the Defect Escrow Account to the applicable Party in accordance with the Title Arbitrator’s decision. Subject to Section 13.1(f), nothing herein shall operate to cause the Closing to be delayed on account of any arbitration conducted pursuant to this Section 10.2(j).

Section 10.3      Casualty Loss.

(a)            Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear, in each case, with respect to the Companies’ ownership of the Assets, and Buyer shall not assert, and shall not be entitled to assert, such matters as Casualty Losses or Title Defects hereunder or breaches of this Agreement.

(b)            If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty (except to the extent Buyer has an indemnification obligation to Sellers for such damage, destruction or casualty under Section 9.1(c)) or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), and the Closing thereafter occurs, (i) Sellers and its Affiliates shall have no liability for such Casualty Loss, (ii) the Unadjusted Purchase Price shall not be adjusted as a result of such Casualty Loss, (iii) the applicable Company shall retain all insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Loss, and (iv) at Closing, Sellers, Operator, Tug Hill or their Affiliates (as if applicable), shall contribute to the Companies all sums paid to such Person or its Affiliates (other than the Companies) by Third Parties by reason of any Casualty Losses and shall assign, transfer and set over to the Companies or subrogate the Companies to all of Sellers’, Operator’s, Tug Hill’s or their Affiliates’ (but excluding the Companies’) right, title and interest (if any) in insurance claims, unpaid awards and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Assets.

Article XI
ENVIRONMENTAL MATTERS

Section 11.1      Notice of Environmental Defects.

(a)            Environmental Defects Notice. Buyer shall deliver no later than 5:00 p.m. (Central Time) on November 5, 2022 (even though such date is not a Business Day) (the “Environmental Claim Date”) claim notices to Sellers meeting the requirements of this Section 11.1(a) (collectively, the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Environmental Defects and which Buyer intends to assert as Environmental Defects pursuant to this Section 11.1. For all purposes of this Agreement, but without limiting any rights of Buyer to recover under the R&W Policy, Buyer shall be deemed to have waived, and Sellers shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect in a properly delivered Environmental Defect Notice received by Sellers on or before the Environmental Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the matter constituting the alleged Environmental Defect (including if applicable, the Environmental Law violated or implicated thereby) and the Upstream Assets affected by such alleged Environmental Defect, (ii) if applicable, the Allocated Value of the Upstream Assets (or portions thereof) affected by such alleged Environmental Defect, (iii) reasonable supporting documents for Sellers to identify the existence of such alleged Environmental Defect, and (iv) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is necessary to Remediate such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice shall describe in reasonable detail the Remediation proposed to cure or Remediate the alleged Environmental Condition that gives rise to the asserted Environmental Defect, shall identify all assumptions used by Buyer in calculating the Remediation Amount, including a reference to any relevant statutory, regulatory and/or permit provisions that Buyer asserts must be met to comply with Environmental Laws, and, to the extent reasonably practicable, shall be supported by a bid from a Third Party environmental contractor to Buyer with respect to the proposed Remediation of such alleged Environmental Defect (which bid shall be included in the Environmental Defect Notice). To give Sellers an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use commercially reasonable efforts to give Sellers, on or before the end of each calendar week prior to the Environmental Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date.

(b)            Seller’s Right to Cure. Sellers shall have the right, but not the obligation, to cure or Remediate any asserted Environmental Defect on or before the Closing Date. No reduction shall be made to the Unadjusted Purchase Price with respect to any asserted Environmental Defect for which Sellers have fully Remediated prior to the Closing Date. An election by Sellers to attempt to cure or Remediate an Environmental Defect shall be without prejudice to its rights under Section 11.1(f) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure or Remediate, the alleged Environmental Defect.

(c)            Remedies for Environmental Defects. Subject to Sellers’ continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 13.1(f), in the event that any undisputed Environmental Defect timely asserted by Buyer in accordance with Section 11.1(a) is not waived in writing by Buyer or fully Remediated or cured before the Closing Date, Sellers shall, at their sole option, elect to:

(i)            subject to the Individual Environmental Threshold and the Environmental Defect Deductible, reduce the Unadjusted Purchase Price by the Remediation Amount relating to such Environmental Defect (to the extent remaining un-Remediated or uncured as of Closing) as determined pursuant to this Article XI;

(ii)            with Buyer’s consent (which consent may be withheld in Buyer’s sole discretion), indemnify Buyer against all Losses resulting from such Environmental Defect with respect to the Assets subject to such Environmental Defect pursuant to an indemnity agreement in a form and substance mutually agreed upon by Sellers and Buyer (an “Environmental Indemnity Agreement”); or

(iii)            if applicable, terminate this Agreement pursuant to Section 13.1(f);

provided that, notwithstanding the foregoing, if either Party disputes the existence, cure or Remediation Amount with respect to an Environmental Defect that remains unresolved as of Closing, then such Environmental Defect shall be exclusively resolved pursuant to Section 11.1(f).

(d)            Exclusive Remedy. Except for Buyer’s remedies pursuant to the R&W Policy and Buyer’s rights to terminate this Agreement pursuant to Section 13.1(f), absent Fraud, the provisions set forth in this Article XI shall be the exclusive rights and remedies of Buyer under this Agreement with respect to any Environmental Defect with respect to any Asset or other environmental matter. Notwithstanding anything to the contrary in this Agreement, except for Buyer’s remedies pursuant to the R&W Policy, Buyer shall have no right or remedy under this Agreement with respect to any Environmental Condition or other environmental matter with respect to or affecting (i) any Upstream Asset operated by Buyer or its Affiliate or (ii) any Midstream Asset.

(e)            Environmental Threshold and Deductible. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustment to the Unadjusted Purchase Price or other remedies provided by Sellers under Section 7.2(c), this Section 11.1 or Article XIII for any individual Environmental Defect for which the Remediation Amount does not exceed $150,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustment to the Unadjusted Purchase Price or other remedies provided by Sellers under Section 7.2(c), this Section 11.1 or Article XIII for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the sum of the aggregate Remediation Amounts of all such individual Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Remediation Amounts attributable to any Environmental Defects to the extent fully or partially cured or Remediated by Sellers), exceeds (B) the Environmental Defect Deductible, after which point Buyer shall be entitled to adjustments to the Unadjusted Purchase Price, but only with respect to the amount by which the aggregate amount of such Remediation Amounts exceeds the Environmental Defect Deductible. The aggregation of similar types of individual Environmental Defects or individual Environmental Defects that affect the same property or Asset for the purposes of meeting the Individual Environmental Threshold is expressly prohibited; provided that, if the same type of Environmental Defect, which is not a physical condition, affects multiple properties or Assets (e.g., the failure to obtain the same type of permit required under applicable Environmental Laws or prepare and file the same type of plans (including spill, prevention, control, and countermeasure plans) and reports), the Remediation Amounts for such Environmental Defect that is common across multiple properties or Assets may be aggregated for purposes of determining whether the Individual Environmental Threshold has been met.

(f)            Environmental Dispute Resolution. Sellers and Buyer shall attempt to agree in writing on all Environmental Defects and Remediation Amounts and the adequacy of any cure or Remediation by Sellers of any asserted Environmental Defect prior to Closing. If Sellers and Buyer are unable to resolve such matters by Closing (collectively, the “Disputed Environmental Matters”), then at the Closing, the Remediation Amount asserted by Buyer in good faith with respect to each Disputed Environmental Matter (taking into account the application of the Individual Environmental Threshold and the Environmental Defect Deductible) shall be paid into the Defect Escrow Account, the Closing Cash Payment shall be reduced by such amount, and the Disputed Environmental Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 11.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least ten (10) years’ experience in environmental matters involving oil and gas producing properties in the county(ies) in which the affected Assets are located, as selected pursuant to the immediately following sentences (the “Environmental Arbitrator”); provided, however, that such Environmental Arbitrator must (A) have not been employed by either Sellers or Buyer (or its Affiliate) in the past ten (10) years, and (B) have no ethical conflict in serving as the Environmental Arbitrator. Within two (2) Business Days after the Closing, Sellers and Buyer shall each exchange lists of three (3) acceptable, qualified arbitrators. Within two (2) Business Days following the exchange of lists of acceptable arbitrators, Sellers and Buyer shall select by mutual agreement the Environmental Arbitrator from their original lists of three acceptable arbitrators. If no such agreement is reached within five (5) Business Days after the Closing, each of Sellers and Buyer shall appoint one arbitrator from their original list and the two appointed arbitrators shall, within two (2) Business Days following their appointment, select an arbitrator from the original lists provided by Sellers and Buyer to serve as the Environmental Arbitrator. If there is more than one Disputed Environmental Matter, all such disputes shall be consolidated into the same arbitration process pursuant to this Section 11.1(f). Each of Buyer and Sellers shall submit to the Environmental Arbitrator its proposed resolution of each Disputed Environmental Matter in writing. The proposed resolution of each Disputed Environmental Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle such Disputed Environmental Matter. The arbitration proceeding shall be held in Houston, Texas, and shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 11.1. The Environmental Arbitrator’s determination shall be made within twenty (20) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 11.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator’s determination shall be limited to the selection of either Buyer’s proposal or Sellers’ proposal, as applicable, for each applicable Disputed Environmental Matter that best reflects the terms and provisions of this Agreement for each such Disputed Environmental Matter. Each of Sellers and Buyer shall bear its own legal fees and other costs of presenting its case to the Environmental Arbitrator. The costs of the Environmental Arbitrator shall be borne pro rata between Sellers and Buyer with Sellers, on the one hand, and Buyer, on the other hand, being responsible for the Environmental Arbitrator’s costs to the extent the Environmental Arbitrator has not selected such Party’s position on an aggregate dollar basis with respect to all amounts submitted for resolution by the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Unadjusted Purchase Price pursuant to Section 2.8(a) or Section 2.8(b), then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Sellers of his or her award with respect to any Remediation Amount, and, subject to Section 11.1(e), the Parties shall deliver joint written instructions to the Escrow Agent to disburse the funds from the Defect Escrow Account to the applicable Party in accordance with the Environmental Arbitrator’s decision. Subject to Section 13.1(f), nothing herein shall operate to cause Closing to be delayed on account of any arbitration conducted pursuant to this Section 11.1(f).

Section 11.2      NORM, Asbestos, Wastes and Other Substances. Buyer acknowledges that (a) the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets; (b) equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances; (c) NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; (d) the wells, materials and equipment located on the Assets or included in the Assets may contain NORM, asbestos and other wastes or Hazardous Substances; (e) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment; (f) special procedures may be required for the assessment, Remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets; and (g) notwithstanding anything to the contrary, the presence of NORM or asbestos-containing materials that are non-friable can be claimed as an Environmental Defect, to the extent the existence or alleged existence of NORM or asbestos-containing materials constitutes a violation of or noncompliance with, or presently requires (or, if known, would presently require) Remediation under, any Environmental Laws.

Article XII
INDEMNIFICATION; SURVIVAL

Section 12.1      Indemnities of Buyer. From and after the Closing, subject to Section 10.2 (with respect to any uncured or unresolved Title Defects that are addressed after Closing pursuant to Section 10.2(d) and Section 10.2(j)) and Section 11.1 (with respect to any unresolved Environmental Defects that are addressed after Closing pursuant to Section 11.1(f)), Buyer and the Companies, and their respective successors and assigns, on a joint and several basis, shall be responsible for, shall pay on a current basis, and hereby agree to defend, indemnify, hold harmless and forever release each member of the Seller Group from and against any and all Losses suffered or incurred by any member of the Seller Group relating to Third Party Claims or incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder, arising from, based upon, related to or associated with, the ownership of the Company Interests or the ownership or operation of any Company or the Assets (including environmental Losses), regardless of whether such Losses first arose before, at, or after the Closing.

Section 12.2      Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.1(c) OR SECTION 12.3, THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS AND RELEASE PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY, BUT EXCLUDING, IN EACH CASE, THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

Section 12.3      Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement (but subject to and without limiting the last sentence of this Section 12.3 or any of Section 14.18(b)), and absent Fraud, from and after Closing, the sole and exclusive remedy of the Buyer Group against any member of the Seller Group with respect to the negotiation, performance and consummation of the transactions contemplated hereunder, any breach of the representations, warranties, covenants and agreements of Sellers or the Companies contained herein, the affirmations of such representations, warranties, covenants and agreements contained in the certificates delivered by Sellers at Closing pursuant to Section 8.2(b)(v) are (i) the rights to the proceeds of the R&W Policy, and (ii) the right to seek specific performance for the breach or failure of Sellers to perform any covenants required to be performed after Closing. Upon Closing, absent Fraud and subject to the express terms of Section 10.2 (with respect to any uncured or unresolved Title Defects that are addressed after Closing pursuant to Section 10.2(d) and Section 10.2(j)) and Section 11.1 (with respect to any unresolved Environmental Defects that are addressed after Closing pursuant to Section 11.1(f)), Buyer waives, releases, remises and forever discharges, and shall cause each member of the Buyer Group to waive, release, remise and forever discharge, each member of the Seller Group from any and all damages, suits, legal or administrative proceedings, claims, demands, Losses, costs, obligations, liabilities, interest, charges or causes of action whatsoever, in law or in equity, known or unknown, which any member of the Buyer Group might now or subsequently may have, based on, relating to or arising out of the negotiation, performance and consummation of this Agreement or the transactions contemplated hereunder, including rights to contribution AND COST RECOVERY under CERCLA or any other Environmental Law, breaches of statutory and implied warranties, STRICT LIABILITY, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, any rights under insurance policies issued or underwritten by any MEMBER OF THE SELLER GROUP, and any rights under agreements among any member OF THE SELLER GROUP, on one hand, and any MEMBER OF THE BUYER GROUP (including the companies), on THE OTHER hand, even if caused in whole or in part by the negligence (whether GROSS, sole, joint, active, passive, comparative, or concurrent), strict liability or other legal fault of any released Person, invitees or third parties. Nothing in this Section 12.3 shall be construed to waive or release any member of the Seller Group from its obligations or liabilities to the extent set forth under the Transition Services Agreement, the Escrow Agreement, the Mutual Releases, the Operator Side Letter, the Tug Hill Side Letter or the Resignations and Releases.

Section 12.4      Indemnification Procedures. All claims for indemnification under Section 9.1(c) and Section 12.1 shall be asserted and resolved as follows:

(a)            In General. For purposes of Section 9.1(c) and this Article XII, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify any member of the Seller Group with respect to such Losses pursuant to Section 9.1(c) or this Article XII, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Party and/or other Persons having the right to be indemnified with respect to such Losses by the Indemnifying Party pursuant to Section 9.1(c) or this Article XII.

(b)            Claims Procedure. To make a claim for indemnification under Section 9.1(c) or Section 12.1, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 12.4, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 12.4(b) shall not relieve the Indemnifying Party of its obligations under Section 9.1(c) or Section 12.1 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.

(c)            Third Party Claims.

(i)            In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its obligation to defend and indemnify the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii)            If the Indemnifying Party admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Indemnified Party against such Third Party Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.4(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Losses in respect of such Third Party Claim or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii)            If the Indemnifying Party does not admit its obligation against a Third Party Claim or admits its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification obligation with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If settlement has been offered and the Indemnifying Party has not yet admitted its obligation to defend and indemnify the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (1) admit in writing its obligation to indemnify the Indemnified Party from and against the Losses and if obligation is so admitted, either (A) consent to such settlement or (B) reject, in its reasonable judgment, the proposed settlement, or (2) deny obligation. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (2) above.

(d)            Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its liability for such Loss or (iii) dispute the claim for such Losses. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the Indemnifying Party shall conclusively be deemed to have denied liability with respect to such matter. If the Indemnifying Party does not admit or otherwise does deny its liability against a claim for indemnification not based upon a Third Party Claim within the thirty (30)-day time period set forth in this Section 12.4(d), then the Indemnified Party shall in good faith pursue its rights and remedies under this Agreement with respect to such claim for indemnification.

Section 12.5      Survival. Buyer’s indemnities in Section 9.1(c) and Section 12.1 shall survive Closing without time limit. None of the representations and warranties of Sellers or the Companies in this Agreement, in any instrument delivered pursuant to this Agreement, or in the Seller Disclosure Schedule attached hereto shall survive the Closing, and, absent Fraud, Buyer shall not, and shall not be entitled to, make any claim or initiate any action against Sellers or any other member of the Seller Group with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the Parties in this Agreement shall survive the Closing, and, absent Fraud, no Party shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the Parties contained in Section 9.1(c), this Article XII and Article XIV, and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed, after the Closing (including the covenants and agreements contained in (a)), which shall survive the consummation of the transactions contemplated by this Agreement in accordance with their terms.

Section 12.6      Waiver of Right to Rescission. Sellers and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement and the Transaction Documents. As the payment of money shall be adequate compensation, following the Closing, Buyer and Sellers waive any right to rescind this Agreement, the Transaction Documents or any of the transactions contemplated hereby or thereby.

Section 12.7      Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 12.8      Treatment of Payments. Any payments made to any member of the Buyer Group or the Seller Group, as the case may be, pursuant to Article II or this Article XII shall be treated as an adjustment to the Unadjusted Purchase Price for U.S. federal (and applicable state and local) income Tax purposes to the extent permitted by applicable Law.

Article XIII
Termination Rights

Section 13.1      Termination Rights. This Agreement may be terminated at any time prior to the Closing as follows (the date of any permitted termination of this Agreement under this Section 13.1, the “Termination Date”):

(a)            by mutual written consent of the Parties;

(b)            by either Sellers or Buyer if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, judgment or Law prohibiting the consummation of the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 13.1(b) shall not be available to any Party if the issuance of such order, decree, judgment or Law was primarily attributable to the failure of such Party to perform its obligations under this Agreement;

(c)            by either Sellers or Buyer in the event that the Closing has not occurred on or prior to December 5, 2022 (the “Outside Date”); provided that the Outside Date shall automatically be extended until December 30, 2022, if the conditions to Closing set forth in Section 7.1(a) remain unsatisfied or un-waived on the original Outside Date; provided, further, that the right to terminate this Agreement under this Section 13.1(c) shall not be available to any Party who is then in material breach of this Agreement if such breach proximately caused the failure of the Closing to occur prior to such date;

(d)            by Sellers, at Sellers’ option, if there has been a breach by Buyer of any representation, warranty, covenant or agreement of Buyer contained in this Agreement and such breach (i) would give rise to the failure of a condition under Section 7.3 and (ii) is not cured by the earlier of (A) thirty (30) days after receipt by Buyer of written notice thereof from Sellers (which notice shall specify in reasonable detail the nature of such breach), and (B) the Outside Date; provided, however, that Sellers shall not have the right to terminate this Agreement pursuant to this subparagraph (d) if any Seller is in material breach of this Agreement;

(e)            by Buyer, at Buyer’s option, if there has been a breach by any Seller or any Company of any representation, warranty, covenant or agreement of Sellers or the Companies contained in this Agreement and such breach (i) would give rise to the failure of a condition under Section 7.2 and (ii) is not cured by the earlier of (A) thirty (30) days after receipt by Sellers of written notice thereof from Buyer (which notice shall specify in reasonable detail the nature of such breach), and (B) the Outside Date; provided, however, that Buyer shall not have the right to terminate this Agreement pursuant to this subparagraph (e) if Buyer is in material breach of this Agreement;

(f)            by (A) Buyer if the condition set forth in Section 7.2(c) has not been satisfied on or before the Target Closing Date or (B) by Sellers if the condition set forth in Section 7.3(c) is not satisfied on or before the Target Closing Date; provided that, if either Party notifies the other Party of its intention to terminate this Agreement pursuant to Section 13.1(f), the non-terminating Party may, prior to giving effect to such termination, elect by written notice (an “Arbitration Notice”) to submit all unresolved disputes with respect to any Title Defects, Title Benefits, Title Defect Amounts, Title Benefit Amounts, Environmental Defects or Remediation Amounts to expert arbitration in accordance with Section 10.2(j) and/or Section 11.1(f), as applicable, for the sole purpose of determining whether the condition in Section 7.2(c) or Section 7.3(c) has been satisfied. In such case, the Parties shall select a Title Arbitrator or Environmental Arbitrator within five (5) Business Days of the delivery of the Arbitration Notice, each Party shall submit such Party’s position to the Title Arbitrator or Environmental Arbitrator, as applicable, within ten (10) Business Days of the delivery of an Arbitration Notice, and each Party shall instruct the Title Arbitrator or Environmental Arbitrator, as applicable, to deliver its determination of (1) the Remediation Amount(s) attributable to all disputed Environmental Defects, (2) the Title Defect Amount(s) attributable to all disputed Title Defects and/or (3) the Title Benefit Amount(s) attributable to all disputed Title Benefits, as applicable, within twenty (20) days after the appointment of such Person. If an Arbitration Notice is delivered, no termination pursuant to Section 13.1(f) shall be effective (and the Outside Date shall be tolled beginning on the date the Arbitration Notice is delivered to the Party seeking to terminate this Agreement pursuant to Section 13.1(f)) until final resolution of such arbitration. Nothing herein shall prevent Buyer from electing to waive or withdraw any asserted Title Defect or Environmental Defect at any time prior to termination of this Agreement; or

(g)            by Sellers, at Sellers’ option, if Buyer has not deposited the Deposit with the Escrow Agent pursuant to Section 2.5(a) within two (2) Business Days following the Execution Date.

Section 13.2      Effect of Termination.

(a)            In the event of the termination of this Agreement pursuant to Section 13.1, all rights and obligations of the Parties under this Agreement shall terminate and become void, and the Parties shall have no liability hereunder, except for the provisions of this Section 13.2, Section 6.6, Section 6.14, Section 9.1(c), Section 9.1(e), Section 9.2 and Article XIV, and such of the defined terms set forth on Annex I to give context to such Sections and Articles, all of which shall survive and continue in full force and effect indefinitely; provided that nothing in this Section 13.2(a) shall be deemed to release any Party from any liability or damages prescribed in Section 13.2(b) arising out of any Willful Breach or Material Misrepresentation by such Party prior to termination of this Agreement.

(b)            Notwithstanding anything to the contrary in Section 13.2(a), if:

(i)            (A) Sellers are entitled to terminate this Agreement pursuant to Section 13.1(d) or (B) Buyer or Sellers terminate this Agreement pursuant to Section 13.1(b) or Section 13.1(c) and, as of such time, Sellers would have been entitled to terminate this Agreement pursuant to Section 13.1(d), because of (x) a Willful Breach or Material Misrepresentation by any Buyer Party of this Agreement or (y) the failure of any Buyer Party to close the transactions contemplated by this Agreement, in each case, in the instance where (1) all of the conditions precedent to the obligations of Buyer set forth in Section 7.1 and Section 7.2 (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Section 7.1 and Section 7.2 at Closing) have been met, or waived by Buyer, and (2) Sellers are ready, willing and able to perform its obligations under Section 8.2(b), then, in each such event, as the sole and exclusive remedy of Sellers, Sellers shall have the right to, at its option, to either (I) terminate this Agreement pursuant to Section 13.1(b), 13.1(c) or 13.1(d), as applicable, and be entitled to receive the Deposit, free of any claims by Buyer with respect thereto, as liquidated damages, which shall be Sellers’ sole and exclusive remedy in respect of such termination, or (II) obtain specific performance by the Buyer Parties to consummate the transactions contemplated by this Agreement and the Transaction Documents. For the avoidance of doubt, Sellers shall be entitled to first seek to enforce the remedies in subpart (II) above before enforcing its remedies set forth in subpart (I) above, if Sellers are not successful in enforcing the remedies in subpart (II). Buyer hereby acknowledges and agrees that the rights of Sellers to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if Buyer violates or fails or refuses to perform its obligation to proceed with the Closing as provided herein, Sellers may be without an adequate remedy at Law. The provision for payment of liquidated damages in this Section 13.2(b) has been included because, in the event of a termination of this Agreement permitting Sellers to retain the Deposit, the actual damages to be incurred by Sellers can reasonably be expected to approximate or exceed the amount of liquidated damages called for herein and because the actual amount of such damages may be difficult if not impossible to measure accurately.

(ii)            If (A) Buyer is entitled to terminate this Agreement pursuant to Section 13.1(e) or (B) Buyer or Sellers terminate this Agreement pursuant to Section 13.1(b) or Section 13.1(c) and, as of such time, Buyer would have been entitled to terminate this Agreement pursuant to Section 13.1(e), because of (x) the Willful Breach or Material Misrepresentation by Sellers of this Agreement or (y) the failure of Sellers to close the transactions contemplated by this Agreement, in each case, in the instance where (1) all of the conditions precedent to the obligations of Sellers set forth in Section 7.1 and Section 7.3 (other than those actions or deliveries to occur at Closing or contingent upon the satisfaction of other conditions precedent set forth in Section 7.1 and Section 7.3 at Closing) have been met, or waived by Sellers, and (2) the Buyer Parties are ready, willing and able to perform its obligations under Section 8.2(a), then, in each such event, as the sole and exclusive remedy of Buyer, Buyer shall have the right to, at its option, (I) terminate this Agreement pursuant to Section 13.1(b), 13.1(c) or 13.1(e), as applicable, and be entitled to the return of the Deposit, free of any claims by Sellers with respect thereto after the termination of this Agreement, and to recover from Sellers the Buyer Parties’ actual, out-of-pocket costs, expenses and damages incurred in connection with the transactions contemplated herein, not to exceed an amount equal to the Deposit, or (II) obtain specific performance by Sellers to consummate the transactions contemplated by this Agreement and the Transaction Documents. For the avoidance of doubt, Buyer shall be entitled to first seek to enforce the remedies in subpart (II) above before enforcing its remedies set forth in subpart (I) above, if Sellers are not successful in enforcing the remedies in subpart (II). Sellers hereby acknowledge and agree that the rights of Buyer to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if Sellers violate or fail or refuse to perform their obligation to proceed with the Closing as provided herein, Buyer may be without an adequate remedy at Law.

(c)            If this Agreement is terminated pursuant to Section 13.1 (other than a termination pursuant to Section 13.1(g)) and the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 13.1(g), Section 13.2(b)(i) or Section 13.2(b)(ii), then Buyer shall be entitled to the return of the Deposit, free of any claims by Sellers with respect thereto after the termination of this Agreement.

(d)            NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, SOLELY WITH RESPECT TO ANY CLAIMS BROUGHT FROM THE EXECUTION DATE THROUGH THE CLOSING DATE OR IN CONNECTION WITH A TERMINATION OF THIS AGREEMENT, NO PERSON SHALL BE ENTITLED TO LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF THE BUYER GROUP AND THE SELLER GROUP, RESPECTIVELY, HEREBY WAIVES ANY RIGHT TO LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES IN CONNECTION WITH THIS PERFORMANCE OF THIS AGREEMENT PRIOR TO THE CLOSING DATE OR IN CONNECTION WITH A TERMINATION OF THIS AGREEMENT, OTHER THAN LOST PROFITS, LOSS OF BUSINESS OPPORTUNITY, INDIRECT, CONSEQUENTIAL OR SPECIAL DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.

(e)            In the event Sellers or Buyer is entitled to receive the Deposit pursuant to this Section 13.2, each of Sellers and Buyer covenants and agrees, such Party shall promptly, and in any event within three (3) Business Days, execute and deliver to the Escrow Agent joint written instructions instructing the Escrow Agent to disburse from the Escrow Account to Sellers or Buyer, as applicable, an amount equal to the Deposit.

Article XIV
Miscellaneous

Section 14.1      Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NO PERSON SHALL BE ENTITLED TO PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND EACH OF BUYER AND SELLER, FOR ITSELF AND ON BEHALF OF THE BUYER GROUP AND THE SELLER GROUP, RESPECTIVELY, HEREBY WAIVES ANY RIGHT TO PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, OTHER THAN PUNITIVE DAMAGES SUFFERED BY ANY THIRD PARTY FOR WHICH RESPONSIBILITY IS ALLOCATED AMONG THE PARTIES UNDER THE TERMS HEREOF.

Section 14.2      Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware (except that, with respect to issues relating to real property for Assets located in a specific state, the Laws of such state shall govern), without giving effect to any conflicts of law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 14.3      Consent to Jurisdiction. Except with respect to any matter properly submitted to the Accounting Firm, the Title Arbitrator or the Environmental Arbitrator pursuant to this Agreement, the Parties irrevocably submit to the exclusive jurisdiction of any federal court located in New Castle County, Delaware, for the purposes of any Proceeding arising out of this Agreement or the transactions contemplated hereby (and each agrees that no such Proceeding relating to this Agreement or the transactions contemplated hereby shall be brought by it except in such courts). The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in any federal court located in New Castle County, Delaware or that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each Party also agrees that any final and non-appealable judgment against a Party in connection with any Proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence.

Section 14.4      Waiver of Jury Trial. Each Party hereby irrevocably waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any forum in respect of any issue, claim, demand, action, Proceeding or counterclaim arising in whole or in part under, related to, based on or in connection with, this Agreement or the subject matter hereof, whether now existing or hereafter arising and whether sounding in tort or contract or otherwise. Any Party may file an original counterpart or a copy of this Section 14.4 with any court as written evidence of the consent of each Party to the waiver of its right to trial by jury.

Section 14.5      Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

Section 14.6      Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 14.7      Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and delivered personally, by reputable overnight delivery service or other courier or by certified mail, postage prepaid, return receipt requested, or by e-mail, and shall be deemed to have been duly given (a) as of the date of delivery if delivered personally or by overnight delivery service or other courier, or by e-mail (if delivered prior to 5:00 p.m. (Houston, Texas time) or, if thereafter, then as of the next day), or (b) on the date receipt is acknowledged if delivered by certified mail, addressed as follows; provided that a notice of a change of address shall be effective only upon receipt thereof:

If to Sellers to:

c/o THQ Appalachia I, LLC and THQ-XCL Holdings I, LLC

1320 S. University Drive, Suite 500

Fort Worth, Texas 76107

Attention: Sean Willis

Email:

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP

845 Texas Avenue, Suite 4700

Houston, TX 77002

Attention:     John B. Connally

Robert Hughes

Tan Lu

Jackson O’Maley

Email: jconnally@velaw.com; rhughes@velaw.com; tlu@velaw.com;

    jomaley@velaw.com

If to Buyer to:

c/o EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, Pennsylvania 15222
Attention: General Counsel
Email:

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, TX 77002
Attention: Anthony Speier, P.C.

   Rahul D. Vashi, P.C.

   Cyril V. Jones, P.C.

   Lindsey M. Jaquillard

Email: anthony.speier@kirkland.com, rahul.vashi@kirkland.com,

   cyril.jones@kirkland.com, and lindsey.jaquillard@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: David B. Feirstein, P.C.
Email: david.feirstein@kirkland.com

Section 14.8      Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 6.10(e), no Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided that (i) nothing in this Section 14.8 shall limit the ability of Buyer to assign its rights to the insurer under the R&W Policy pursuant to the subrogation provisions thereof and (ii) Buyer may assign all or a portion of its rights and obligations under this Agreement to an Affiliate of Buyer without the prior written consent of Sellers, in which case Buyer shall continue to remain liable for the performance of its obligations under this Agreement. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

Section 14.9      Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyer and Sellers to any claim, cause of action, remedy or right of any kind, except (i) the rights expressly provided to the Persons described in Section 6.4, Section 9.1(c), Section 14.18 and Section 14.22, in each case, only to the extent such rights are exercised or pursued, if at all, by Sellers or Buyer acting on behalf of such Person (which rights may be exercised in the sole discretion of the applicable Party hereunder), and (ii) that, notwithstanding anything to the contrary in this Agreement or otherwise, each member of the Seller Group is expressly intended as a third-party beneficiary of Article XII, the provisions of which shall be enforceable by each member of the Seller Group. Notwithstanding the foregoing: (a) the Parties reserve the right to amend, modify, terminate, supplement or waive any provision of this Agreement or this entire Agreement without the consent or approval of any other Person, except as limited by Section 14.22, and (b) except as otherwise provided in clause (ii) of this Section 14.9 or Section 14.22, no Party hereunder shall have any direct liability to any permitted third-party beneficiary, nor shall any permitted third-party beneficiary have any right to exercise any rights hereunder for such third-party beneficiary’s benefit except to the extent such rights are brought, exercised and administered by a Party hereto.

Section 14.10      Entire Agreement. Except for the Confidentiality Agreement, this Agreement and the other Transaction Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between or among the Parties with respect to such subject matter.

Section 14.11      Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 14.12      Representation by Counsel. Each Party agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of both Sellers and Buyer and may not be construed against either Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 14.13      Disclosure Schedules. The inclusion of any information (including dollar amounts) in any Section of the Seller Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Sellers that such information is required to be listed on such Section of the Seller Disclosure Schedule or is material to or outside the ordinary course of the business of Sellers or the applicable Company. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract). Any exception, qualification or other disclosure set forth on the Schedules with respect to a particular representation, warranty or covenant contained in this Agreement shall be deemed to be an exception, qualification or other disclosure with respect to all other representations, warranties and covenants contained in this Agreement to the extent any description of facts regarding the event, item or matter disclosed is adequate so as to make it expressly apparent that such exception, qualification or disclosure is applicable to such other representations, warranties or covenants whether or not such exception, qualification or disclosure is so numbered.

Section 14.14      Facsimiles; Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document. Each Party’s delivery of any executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Parties, and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

Section 14.15      Interpretations. The rules of construction set forth in this Section 14.15 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof” and words of similar import, refer to this Agreement as a whole (including all Annexes, Exhibits and Schedules attached hereto) and not to any particular Article, Section, subsection or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns. Each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty.

Section 14.16      Privileged Communications. As to all communications among Vinson & Elkins L.L.P., on the one hand, and Sellers, any Company, Tug Hill, Operator or their respective Affiliates and representatives, on the other hand, that relate in any way to the transactions contemplated by this Agreement that constitute attorney-client privileged communications or are otherwise privileged under applicable Law (collectively, the “Privileged Communications”), the privilege and the expectation of client confidence belongs to Sellers and may be controlled by Sellers and shall not pass to or be claimed by Buyer, any Company or any of their respective Affiliates. The Privileged Communications are the property of Sellers, and from and after the Closing Date, none of Buyer, any Company or any of their respective Affiliates, nor any Person purporting to act on behalf of Buyer, any Company or any of their respective Affiliates will seek to obtain such Privileged Communications, whether by seeking a waiver of the privilege or through other means. As to any such Privileged Communications prior to the Closing Date, none of Buyer, any Company or any of their respective Affiliates, successors or assigns, may disclose, use or rely on any of the Privileged Communications after the Closing; provided, however, the foregoing shall not restrict the ability of Buyer, any Company or any of their respective Affiliates to challenge the fact that any communication is a Privileged Communication (other than as a result of Buyer becoming the owner of the Acquired Interests). The Privileged Communications may be used by Sellers, Tug Hill, Operator and their respective Affiliates in connection with any dispute that relates in any way to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, any Company and a Third Party (other than a Party to this Agreement or any of such Party’s respective Affiliates) after the Closing, such Company may assert the privilege to prevent disclosure of the Privileged Communications to such Third Party; provided, however, that such Company may not, unless required by applicable Law, waive such privilege without the prior written consent of Sellers.

Section 14.17      Certain Waivers. Buyer and each Company agree, on their own behalf and on behalf of the Buyer Group (including the Companies following Closing) that, following the Closing, Vinson & Elkins L.L.P. and Akin Gump Strauss Hauer & Feld LLP may serve as counsel to Sellers and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any dispute arising out of or relating to this Agreement and the transactions contemplated hereby, notwithstanding any representation by Vinson & Elkins L.L.P. and Akin Gump Strauss Hauer & Feld LLP of the Companies prior to the Closing Date. Buyer and each Company hereby (a) consents to Vinson & Elkins L.L.P.’s and Akin Gump Strauss Hauer & Feld LLP’s representation of Sellers and its Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, and (b) waives any claim it has or may have that Vinson & Elkins L.L.P. or Akin Gump Strauss Hauer & Feld LLP has a conflict of interest or is otherwise prohibited from engaging in such representation of Sellers, including any claim based on any representation by Vinson & Elkins L.L.P. or Akin Gump Strauss Hauer & Feld LLP of Sellers and any Company prior to the Closing.

Section 14.18      Affiliate Liability.

(a)            Notwithstanding anything to the contrary in this Agreement, and except as otherwise expressly set forth in Section 14.18(b), the Parties acknowledge and agree that no Person other than the Parties (including their respective successors and assigns) (the “Recourse Parties”) shall have any obligation under this Agreement or any Transaction Documents delivered in connection with this Agreement, and that no Party has any rights of recovery or recourse hereunder or under any Transaction Documents or agreements delivered pursuant hereto (or with respect to any oral representations made or alleged to be made in connection herewith or therewith as it relates to the transactions contemplated by this Agreement) against (i) any past, present or future director, manager, officer, employee, incorporator, member, partner, equityholder, agent, attorney, representative, Affiliate or financing source of a Party, including, in respect of Sellers, Quantum Energy Partners and its Affiliated funds and portfolio companies, Tug Hill, Operator and their respective non-Party Affiliates, or (ii) any of the foregoing Person’s respective past, present or future directors, managers, officers, employees, incorporators, members, partners, equityholders, agents, attorneys, representatives, Affiliates or financing sources (collectively, excluding the Recourse Parties, and subject to such exclusion, each, a “Non-Recourse Party”) in its capacity as such, but only in its capacity as such, and excluding any instance where such Person is a signatory party to a Transaction Document (in which case such Person shall be a Recourse Party for purposes of the applicable Transaction Document to which it is a Party), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against the Non-Recourse Parties, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Law, or otherwise; it being expressly agreed and acknowledged that no liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party, in its capacity as such, for any obligations of the applicable Party under this Agreement, any Transaction Documents delivered pursuant to this Agreement or the transactions contemplated hereby or thereby (or with respect to any oral representations made or alleged to be made in connection herewith or therewith as it relates to the transactions contemplated by this Agreement), or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Recourse Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Recourse Party is expressly intended as a third-party beneficiary of this Section 14.18(a), and notwithstanding anything contained in this Agreement to the contrary, the provisions of this Section 14.18(a) shall be enforceable by each Non-Recourse Party.

(b)            For the avoidance of doubt, the provisions of Section 14.18(a) shall not limit (i) Operator’s obligations to the extent and only to the extent expressly set forth in the Operator Side Letter, the Transition Services Agreement, any assignment required to be delivered by the Operator pursuant to the terms of this Agreement, or any other Transaction Document to which Operator is a signatory party or (ii) Tug Hill’s obligations to the extent and only to the extent expressly set forth in the Tug Hill Side Letter or any other Transaction Document to which Tug Hill is a signatory party. Nothing in Section 14.18(a) shall excuse any Person from its rights or obligations under any Mutual Release or the Resignations and Releases.

Section 14.19      Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may (at any time prior to the valid termination of this Agreement pursuant to Article XIII) institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

Section 14.20      Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

Section 14.21      Limited Parent Guarantee.

(a)            Buyer Parent hereby absolutely, irrevocably and unconditionally guarantees to Sellers the due and punctual performance of the payment of all of the Buyer Parties’ monetary obligations hereunder, through and including the Closing Date, including, for the avoidance of doubt, the Buyer Parties’ specific performance obligation to consummate the transactions contemplated by this Agreement and the Transaction Documents under Section 13.2(b)(i)(II) (collectively, the “Buyer Obligations”). Without limiting the generality of the foregoing, this guarantee is one of payment, not collection, and a separate action or actions may be brought and prosecuted against Buyer Parent to enforce this guarantee, irrespective of whether any action is brought against Buyer or whether Buyer is joined in any such actions. Buyer Parent reserves the right to assert defenses which Buyer may assert against Sellers under this Agreement with respect to payment or performance of any Buyer Obligation.

(b)            Notwithstanding anything to the contrary herein, the obligations of Buyer Parent hereunder shall not be released or discharged or otherwise affected by: (i) any dissolution, insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer; (ii) any amendment, change, modification or restatement of this Agreement, in whole or in part; or (iii) the existence of any claim, set-off or other rights which Buyer Parent may have at any time against Sellers, whether in connection herewith or with any unrelated transactions.

(c)            Buyer Parent hereby expressly waives, relinquishes and agrees not to assert or take advantage of (i) any right to require Sellers to proceed against Buyer or any other party or to pursue any other right or remedy in Sellers’ power before proceeding against Buyer Parent, or (ii) all rights and remedies accorded to sureties or guarantors except as expressly set forth in this Agreement.

(d)            Buyer Parent hereby represents and warrants to Sellers that (i) it is duly organized and validly existing under the Laws of its jurisdiction of organization; (ii) it has all entity power and authority to execute, deliver and perform its obligations set forth in this Section 14.21; (iii) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary entity action, and no other proceedings or actions on the part of it are necessary therefor; (iv) this Agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms; (v) the execution, delivery and performance by it of this Agreement do not and will not (A) violate its Organizational Documents, (B) violate any applicable Law, or (C) result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the Loss of any material benefit under, any contract to which Buyer Parent is a party, other than any such violation, default or right that, individually or in the aggregate, would not reasonably be expected to materially prevent, impede or delay Buyer Parent from performing its obligations under this Agreement; and (vi) it has the financial capacity to pay and perform the Buyer Obligations, and access to funds necessary for it to fulfill the Buyer Obligations and that such access will continue for so long as the Buyer Obligations shall remain in effect.

Section 14.22      Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties on behalf of itself and each of its controlled Affiliates hereby: (a) agrees that any legal action (whether in law or in equity, whether in contract or in tort or otherwise), involving the Debt Financing Sources, arising out of or relating to this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, shall be subject to the exclusive jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County and any appellate court thereof (each such court, the “Subject Courts”) and each Party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court and agrees that any such dispute shall be governed by, and construed in accordance with, the Laws of the State of New York (provided, however, that notwithstanding the forgoing and the governing law provisions of the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, it is understood and agreed that (A) the interpretation of the definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (B) the determination of the accuracy of any “specified acquisition agreement representation” (as such term or similar term is defined in the Commitment Letter) and whether as a result of any inaccuracy thereof the Buyer Parties or any of their respective Affiliates have the right to terminate its or their obligations hereunder pursuant to Section 13.1(e) or decline to consummate the Closing as a result thereof pursuant to Section 7.2 and (C) the determination of whether the Closing has been consummated in all material respects in accordance with the terms hereof, shall in each case be governed by and construed in accordance with the Law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of Laws of any other jurisdiction), (b) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any legal action (including any action, cause of action, claim, cross-claim or Third Party Claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise), against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any Subject Court, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such Subject Court, (d) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable legal requirements trial by jury in any legal action brought against the Debt Financing Sources in any way arising out of or relating to this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Sources will have any liability to any of the Sellers, its Subsidiaries or their respective Affiliates relating to or arising out of this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and that none of the Sellers, its Subsidiaries or their respective Affiliates shall bring or support any legal action, including any action, cause of action, claim, cross-claim or Third Party Claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources relating to or in any way arising out of this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any legal action involving any Debt Financing Source or the transactions contemplated hereby, any claim that it is not personally subject to the jurisdiction of the Subject Courts as described herein for any reason, and (g) agrees (x) that the Debt Financing Sources are express Third Party beneficiaries of, and may enforce, any of the provisions in this Section 14.22 (or the definitions of any terms used in this Section 14.22) and (y) to the extent any amendments to any provision of this Section 14.22 (or, solely as they relate to such Section, the definitions of any terms used in this Section 14.22) are materially adverse to the Debt Financing Sources, such provisions shall not be amended without the prior written consent of the Debt Financing Sources. Notwithstanding anything contained herein to the contrary, nothing in this Section 14.22 shall in any way affect any Party’s or any of their respective Affiliates’ rights and remedies under any binding agreement between a Debt Financing Source and such Party.

[Signature pages follow.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

UPSTREAM SELLER:

THQ APPALACHIA I, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

MIDSTREAM SELLER:

THQ-XCL HOLDINGS I, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

Signature Page to
Purchase Agreement

BUYER:

EQT PRODUCTION COMPANY

By:	/s/ Toby Z. Rice
Name:	Toby Z. Rice
Title:	President

Signature Page to
Purchase Agreement

UPSTREAM COMPANIES:

THQ APPALACHIA I MIDCO, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

TH EXPLORATION, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

TH EXPLORATION II, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

TH EXPLORATION III, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

Signature Page to
Purchase Agreement

TH EXPLORATION IV, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

THQ MARKETING, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

Signature Page to
Purchase Agreement

HIGH ROAD MINERALS, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

HIGH ROAD OPERATING, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

HIGH ROAD MIDSTREAM, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer

Signature Page to
Purchase Agreement

MIDSTREAM COMPANIES:

THQ-XCL HOLDINGS I MIDCO, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer & President

XCL MIDSTREAM, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer & President

XCL PROCESSING, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer & President

Signature Page to
Purchase Agreement

XCL MIDSTREAM OPERATING, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer & President

XCL PROCESSING OPERATING, LLC

By:	/s/ Michael G. Radler
Name:	Michael G. Radler
Title:	Chief Executive Officer & President

Signature Page to
Purchase Agreement

BUYER PARENT:

EQT CORPORATION

By:	/s/ Toby Z. Rice
Name:	Toby Z. Rice
Title:	President and Chief Executive Officer

Signature Page to
Purchase Agreement

ANNEX I
Definitions

“Accounting Firm” means the Houston office of PricewaterhouseCoopers, or, if PricewaterhouseCoopers is unable or unwilling to accept its mandate pursuant to Section 2.8(b), then such other nationally-recognized independent accounting firm as is mutually agreed on by Sellers and Buyer. If Buyer and Sellers cannot so agree within ten (10) days of the last day of the Resolution Period, the American Arbitration Association (Houston regional office) shall have the sole and absolute discretion to appoint the Accounting Firm. The Accounting Firm must have no ethical conflict in serving as the Accounting Firm.

“Accounting Principles” is defined in Section 2.7(d).

“Acquired Interests” is defined in the recitals of this Agreement.

“Acquired Midstream Interests” is defined in the recitals of this Agreement.

“Acquired Upstream Interests” is defined in the recitals of this Agreement.

“Adjusted Cash Consideration” is defined in Section 2.6(c).

“Adjusted Purchase Price” is defined in Section 2.4.

“Adjusted Stock Consideration” is defined in Section 2.6(c).

“AFEs” is defined in Section 4.20.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person, and for the avoidance of doubt, SH Minerals and its Subsidiaries shall be deemed to be Affiliates of each Seller, and Upstream Seller and Midstream Seller shall be deemed to be Affiliates of one another. Notwithstanding anything to the contrary in this Agreement, in no event shall (a) any Affiliate of Sellers, other than any Company, and prior to Closing, SH Minerals and its direct and indirect Subsidiaries, be deemed an Affiliate of any Company (other than for purposes of Section 14.18 and the definition of Non-Recourse Party therein), (b) any fund or operating or portfolio company of Quantum Energy Partners (other than Sellers, SH Minerals and their respective direct and indirect Subsidiaries) be deemed an Affiliate of Seller or any Company, or (c) Tug Hill, Operator or their respective Affiliates be deemed an Affiliate of Seller or any Company. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The Companies shall be considered Affiliates of Seller prior to Closing and Affiliates of Buyer after Closing.

“Affiliated Party Arrangement” is defined in Section 4.25.

“Agreement” is defined in the preamble to this Agreement.

“Allocated Value” is defined in Section 2.9(a).

“Allocation” is defined in Section 2.9(b).

Annex I-1

“Allocation Dispute Resolution Period” is defined in Section 2.9(b).

“Alternative Financing” is defined in Section 6.20(b)(ii).

“Alternative Financing Commitment Letter” is defined in Section 6.20(b)(ii).

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act and any other U.S., state, or foreign Laws that are designed or intended to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Applicable Contracts” means all Contracts (a) which any Company is a party to or is bound by, or which any Seller is a party to or is bound by, that will be binding on a Company following the assignments contemplated in Section 6.2, or (b) Operator or Tug Hill is a party to the extent relating to the Assets, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farm-in and farmout agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; Hydrocarbon storage agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; master service agreements; drilling contracts; and other similar contracts and agreements, but exclusive of any Contracts relating to the Excluded Assets and Operator Retained Assets; provided that Applicable Contracts shall not include any Leases, easements, rights-of-way, declarations or designations of pooled unit (or similar instruments) or Derivative Financial Instruments.

“Arbitration Notice” is defined in Section 13.1(f).

“Assets” is defined in Section 2.2.

“Assigned Rights” is defined in Section 6.10(e).

“Assignment of Interests” is defined in Section 8.2(a)(iii).

“Audited Financial Statements” is defined in Section 4.8(a).

“Balance Sheet Date” means June 30, 2022.

“Bank Accounts” is defined in Section 4.32.

“Barrel” means forty-two (42) United States standard gallons of two hundred thirty-one (231) cubic inches per gallon at sixty degrees (60°) Fahrenheit.

“Burden” means any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production (excluding, for the avoidance of doubt, any Taxes).

Annex I-2

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Houston, Texas and Pittsburgh, Pennsylvania are authorized or obligated to be closed by applicable Laws.

“Business Employee” is defined in Exhibit E.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Company Taxes” means all Company Taxes attributable to any Post-Effective Time Period and the portion of any Straddle Period beginning at the Effective Time (determined in accordance with Section 6.10(a)).

“Buyer Disclosure Schedule” means the disclosure schedule to this Agreement prepared by Buyer and delivered to Seller on the Execution Date.

“Buyer Fundamental Representations” means those representations and warranties of the Buyer Parties in Section 5.1, Section 5.2, Section 5.3(a), and Section 5.9.

“Buyer Group” means, collectively, Buyer and its Affiliates and each of their respective members, owners, directors, officers, employees, consultants and permitted assigns.

“Buyer Obligations” is defined in Section 14.21(a).

“Buyer Parent” is defined in the preamble to this Agreement.

“Buyer Parent Common Stock” means shares of Buyer Parent’s common stock, having no par value.

“Buyer Parent Credit Facility” means that certain Third Amended and Restated Credit Agreement, dated as of June 28, 2022, by and among the Buyer Parent, PNC Bank, National Association, as administrative agent and the lenders party thereto from time to time (as amended, supplemented or otherwise modified from time to time).

“Buyer Parent SEC Reports” is defined in Section 5.14.

“Buyer Parties” is defined in the preamble to this Agreement.

“Buyer’s Representatives” is defined in Section 9.1(a).

“Cash Consideration” is defined in Section 2.4.

“Casualty Loss” is defined in Section 10.3(b).

“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization or works council to which any Company, Sellers, Tug Hill or Operator are party to or bound by or otherwise covering the Assets.

“Claim Notice” is defined in Section 12.4(b).

Annex I-3

“Closing” is defined in Section 8.1.

“Closing Date” is defined in Section 8.1.

“Closing Cash Payment” means an amount in cash equal to (a) the estimate of the Adjusted Cash Consideration as determined at Closing in accordance with Section 2.6, minus (b) the Deposit, minus (c) the portion any amounts funded into the Defect Escrow Account at Closing pursuant to Section 10.2 or Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letter” is defined in Section 5.8(b).

“Company” and “Companies” are defined in the preamble to this Agreement.

“Company Interests” means, collectively, the Acquired Interests, the TH Exploration Interests, the TH Exploration II Interests, the TH Exploration III Interests, the TH Exploration IV Interests, the THQ Marketing Interests, the High Road Minerals Interests, the High Road Operating Interests, the High Road Midstream Interests, the XcL Midstream Interests, the XcL Processing Interests, the XcL Midstream Operating Interests and the XcL Processing Operating Interests.

“Company Taxes” means (a) any Taxes imposed on or with respect to the Companies or the Assets and (b) the portion of any Taxes imposed on any Seller Consolidated Group for any taxable period that is attributable to the Companies, determined as though each Company was taxable on a separate standalone basis with respect to its taxable items during such taxable period; provided, however, that Company Taxes shall not include (i) Flow-Through Income Taxes, or (ii) Transfer Taxes.

“Company Transaction Costs” means, to the extent incurred, but not paid, as of Closing, without duplication, but excluding the matters on Schedule 4.17 of the Seller Disclosure Schedule, (a) all fees, costs and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts incurred by any Company in connection with the preparation for, negotiation, execution, or consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (b) any costs or expenses incurred in connection with (i) obtaining any Third Party consents or approvals (except as set forth in Section 6.3) or (ii) any sale, financing or other alternative transaction involving any Company or any of its assets pursued by the Seller or any Company prior to Closing as an alternative to the transactions contemplated by this Agreement and (c) all payments owing by any Company, Operator, Tug Hill or Sellers related to any transaction or retention bonuses, change of control payments, severance payments, or other similar payments made to any individual for which any Company would have any liability as a result of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by the Transaction Documents (including the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts).

“Confidentiality Agreements” means, collectively, (a) that certain Confidentiality Agreement, dated May 18, 2022, between Upstream Seller and Buyer Parent, as amended, and (b) that certain Confidentiality Agreement, dated May 18, 2022, between Midstream Seller and Buyer Parent, as amended, and each a “Confidentiality Agreement.”

Annex I-4

“Consent” is defined in Section 4.4(b).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under U.S. state or local or non-U.S. Law.

“Contract” means any written agreement, lease, license, note, evidence of indebtedness, mortgage, security agreement, understanding, instrument or other legally binding arrangement, but excluding, however, any Lease, assignment, Surface Right, Midstream Company Easement, Midstream Leased Real Property, Permit or other instrument creating or evidencing chain of title in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Controlled Group Liabilities” means any and all liabilities of any Seller, Company, Tug Hill, Operator or any of their Subsidiaries (a) under Title IV of ERISA, (b) under Section 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Laws.

“Cooperation Agreement” means that certain Amended and Restated Use and Cooperation Agreement dated October 1, 2021 by and among TH Exploration, TH Exploration II and XcL Midstream Operating.

“COPAS” means the generally accepted accounting principles of the Council of Petroleum Accountants Societies.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions or mutations thereof.

“Credit Agreement Liens” means the Liens securing the obligations of Sellers and the Companies incurred in connection with the Credit Agreements.

“Credit Agreements” means the Upstream Credit Agreement and the Midstream Credit Agreement.

“Credit Support” means any cash deposits, guarantees, letters of credit, treasury securities, surety bonds and other forms of credit assurances or credit support.

“Creditors’ Rights” is defined in Section 3.2(b).

“Cure Period” is defined in Section 10.2(c).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Authorities for (a) the assignment of the Acquired Interests to Buyer that are customarily obtained after the assignment of interests similar to the Acquired Interests or (b) the transfer by Sellers, Tug Hill, Operator or their Affiliates to the Companies of the Assets held by such Persons pursuant to Section 6.2 that are customarily obtained after the assignment of assets similar to such Assets.

Annex I-5

“Cut-Off Date” is defined in Section 2.7(c).

“D&O Claim” is defined in Section 6.4(a).

“D&O Indemnified Liabilities” is defined in Section 6.4(a).

“D&O Indemnified Persons” is defined in Section 6.4(a).

“Debt” of any Person means, without duplication, (a) all indebtedness for borrowed money (including all principal, accrued interest, premiums, penalties, termination fees or breakage fees but excluding trade accounts payable incurred in the ordinary course of business), (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (c) any obligation to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, only in the case where such obligation is classified as a capital lease on the Financial Statements, (d) to the extent required to be included as debt on such Person’s balance sheet in accordance with GAAP, synthetic lease obligations, (e) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business or any top leasing), (f) all non-contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (g) all obligations of such Person for the payment of money under production payments, (h) any accrued but unpaid (i) bonus (including any bonus payments payable by Buyer pursuant to Section 1.9 of Exhibit E), (ii) vacation or paid time off, (iii) commission, (iv) severance or (v) any unfunded or underfunded deferred compensation obligations (whether or not accrued), together with the employer portion of any payroll, social security, unemployment or similar Taxes imposed on such amounts, assuming that all such amounts were paid as of the Closing, or (i) guarantees with respect to any indebtedness or other obligation of any other Person of a type described in clauses (a) through (h) above; provided that Debt shall not include any Derivative Financial Instruments, asset retirement obligations or instrument set forth on Schedule 4.22 of the Seller Disclosure Schedule.

“Debt Financing” means any debt financing incurred, including the public offering or private placement of debt securities, borrowing under revolving, long-term or bridge loans or indirectly through the creation of joint venture participations.

“Debt Financing Sources” is defined in Section 6.20(b)(i).

“Decommission” means all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements, including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation.

Annex I-6

“Defect Escrow Account” is defined in Section 10.2(d)(i).

“Defensible Title” means such title of the Upstream Companies, with respect to the Leases set forth on Exhibit A and the Wells set forth on Exhibit B, that, as of the Effective Time, the Title Claim Date and the Closing and subject to Permitted Liens, is (x) deducible of record or (y) title evidenced by unrecorded instruments or elections, in each case of this clause (y), made or delivered pursuant to joint operating agreements, pooling agreements or unitization agreements, and:

(a)            with respect to each Well or Lease set forth on Exhibit B or Exhibit A, as applicable (for a Well, limited to any currently producing formations or Target Formation, as applicable, for such Well, and, for a Lease, limited to the applicable Target Formation(s) for such Lease), entitles the applicable Company (or Companies) to receive not less than the Net Revenue Interest set forth on Exhibit B for such Well or the applicable Net Revenue Interest set forth on Exhibit A for such Lease with respect to each such applicable Target Formation, in each case, throughout the productive life of such Well or such Lease, as applicable, except for (i) decreases in connection with those operations in which the applicable Company or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner to the extent consistent with the covenants of Sellers and the Companies in Section 6.1, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units to the extent consistent with the covenants of Sellers and the Companies in Section 6.1, (iii) decreases required to allow other Working Interest owners to the extent and only to the extent necessary to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise expressly set forth on Exhibit A or Exhibit B, as applicable;

(b)            with respect to each Well or Lease set forth on Exhibit B or Exhibit A, as applicable (for a Well, limited to any currently producing formations or Target Formation, as applicable, for such Well, and, for a Lease, limited to the applicable Target Formation(s) for such Lease), obligates the applicable Company(ies) to bear not more than the Working Interest set forth on Exhibit B for such Well or the applicable Working Interest set forth on Exhibit A for such Lease with respect to each such applicable Target Formation, in each case, throughout the productive life of such Well or such Lease (and the plugging, abandonment and remediation thereof), as applicable, except for (i) increases resulting from contribution requirements under applicable operating agreements with respect to defaulting co-owners under such operating agreements after the Execution Date, (ii) increases resulting from the establishment or amendment from and after the Execution Date of pools or units to the extent consistent with the covenants of Sellers and the Companies in Section 6.1, (iii) increases to the extent that such increases are accompanied by an increase in the same or greater proportion in the applicable Company’s (or Companies’) Net Revenue Interest, and (iv) as otherwise expressly set forth on Exhibit A or Exhibit B, as applicable;

(c)            with respect to each Lease identified on Exhibit A, entitles the applicable Company to not less than the Net Mineral Acres set forth on Exhibit A for such Lease for the productive life of such Lease and with respect to the applicable Target Formation(s) for such Lease, except for (i) decreases in connection with those operations in which the applicable Company or its successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner to the extent consistent with the covenants of Sellers and the Companies in Section 6.1, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units to the extent consistent with the covenants of Sellers and the Companies in Section 6.1, and (iii) as otherwise expressly set forth on Exhibit A; and

(d)            is free and clear of all Liens.

Annex I-7

“Deposit” is defined in Section 2.5(a).

“Derivative Financial Instrument” means any Contract to which any Seller or any of its Affiliates is a party with respect to any swap, collar, cap, put, call, floor, forward, future or derivative transaction or option or similar hedge transaction with respect to any commodities, currencies or interest rates.

“Development Plan Acreage” is defined in Section 6.14.

“Disputed Environmental Matters” is defined in Section 11.1(f).

“Disputed Title Matters” is defined in Section 10.2(j).

“Effective Time” shall mean 7:00 a.m. (Eastern Time) on July 1, 2022.

“Employee Benefit Plans” means (a) any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (b) any other benefit or compensation plan, policy, program, agreement or arrangement to any Business Employee or current or former director, officer, employee, or other individual service provider of any Company, in each case, that is sponsored, maintained, contributed to, or required to be contributed to by Sellers, Tug Hill, Operator, the Companies, or their respective Affiliates or under or with respect to which any Seller, Tug Hill, Operator, any Company or their respective Affiliates has any obligations or liabilities, including on account of an ERISA Affiliate.

“Environmental Arbitrator” is defined in Section 11.1(f).

“Environmental Claim Date” is defined in Section 11.1(a).

“Environmental Condition” means (a) any condition existing on or prior to the Environmental Claim Date that causes an Asset (or the applicable Company with respect to an Asset) not to be in compliance with any Environmental Law or (b) the existence as of or prior to the Environmental Claim Date with respect to the Assets or the operation thereof of any environmental pollution, contamination or degradation where Remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Consultant” is defined in Section 9.1(b).

“Environmental Defect” means an Environmental Condition with respect to an Upstream Asset; provided, however, that the following shall not constitute an Environmental Defect: (a) those matters listed on Schedule 4.10 and (b) Decommissioning obligations (except to the extent such obligations represent a violation of or noncompliance with, or presently require (or, if known, would presently require) Remediation under, Environmental Laws).

Annex I-8

“Environmental Defect Deductible” means an amount equal to one and one-half percent (1.5%) of the Unadjusted Purchase Price.

“Environmental Defect Notice” is defined in Section 11.1(a).

“Environmental Indemnity Agreement” is defined in Section 11.1(c)(ii).

“Environmental Laws” means any and all Laws pertaining to pollution or contamination (including the prevention or Remediation thereof), protection of the environment or natural resources, human health or safety (solely to the extent related to exposure to Hazardous Substances), or the use, storage, handling, treatment, disposal, exposure to or Release of Hazardous Substances. The term “Environmental Laws” includes the following, as amended: (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. (to the extent relating to exposure to Hazardous Substances); and (b) any state analogs of any of the foregoing.

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and/or losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests, (c) securities convertible into or exercisable or exchangeable for, or measured by reference to, Equity Interests and (d) any equity appreciation, phantom equity, profit participation or similar rights with respect to any Equity Interests.

“Equityholders” has the meaning set forth in Section 6.22.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with any Seller, Tug Hill, Operator, or any Company, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Escrow Account” has the meaning set forth in the Escrow Agreement.

“Escrow Agent” means Citibank, N.A., or any successor thereto.

“Escrow Agreement” means that certain Escrow Agreement dated as of the Execution Date by and among Buyer, Sellers and the Escrow Agent, as may be amended from time to time.

Annex I-9

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchanging Party” is defined in Section 6.10(e).

“Excluded Assets” means:

(a)            the Sellers’ Marks;

(b)            the Excluded Records;

(c)            the Privileged Communications;

(d)            (i) all licensed or other non-proprietary Seismic Data of the Companies to the extent that such non-proprietary Seismic Data may not be indirectly transferred to Buyer in connection with the consummation of the transactions contemplated by this Agreement without payment of a fee or other penalty (unless Buyer has agreed in writing to pay such fee or other penalty) and (ii) all interpretations, analyses and other derivative works;

(e)            the assets or properties, if any, identified or described on Exhibit G-1;

(f)            except and only to the extent otherwise provided in Schedule 6.16, Part B, the Derivative Financial Instruments;

(g)            the Credit Agreements;

(h)            all revenues and other amounts to which Sellers are entitled pursuant to Section 2.7, but in all cases subject to the Cut-Off Date;

(i)            payments from Third Parties of COPAS fees under operating agreements applicable to the Upstream Assets operated by any Company, Operator or any of their respective Affiliates to the extent attributable to the period between the Effective Time and the Closing;

(j)            any and all claims for refunds of, credits attributable to, loss carryforwards with respect to, or similar Tax assets relating to Flow-Through Income Taxes attributable to any Company for any Pre-Closing Date Period; and

(k)            for the avoidance of doubt, any interests owned by SH Minerals and its Subsidiaries.

“Excluded Records” means any and all:

(a)            corporate, financial, Tax, and legal data and records of Seller or the Companies to the extent relating primarily to any Seller’s or any of its Affiliates’ business generally (in each case other than the business of the Companies or the Assets);

(b)            subject to Section 6.21 and the obligations in Exhibit E, any legal records and legal files of Sellers, the Companies and/or the Seller Group with respect to or that relate to this Agreement, any Transaction Document or any of their communications prior to the Closing with respect to the transactions contemplated thereby or hereby, including all work product of and attorney-client communications with each Seller’s, each Company’s and/or the Seller Group’s respective legal counsel or any other documents or instruments that may be protected by an attorney-client privilege (other than (i) title opinions and (ii) any Contracts);

Annex I-10

(c)            data, correspondence, materials, documents, descriptions and records relating to the auction, marketing, sales negotiation or sale of any of the Company Interests, the Companies, the business of the Companies or any other material Assets, including the existence or identities of any prospective inquirers, bidders or prospective purchasers of any of the Company Interests or the Assets, any confidentiality agreement or similar agreement entered into by Seller, any Company or any of their respective Affiliates with any such prospective inquirers, bidders or prospective purchasers, any bids received from and records of negotiations with any such prospective purchasers and any analyses of such bids by any Person;

(d)            records to the extent related to any assets of Third Parties that have been the subject of evaluation by any Company prior to the Execution Date (except to the extent pertaining to any pending transactions that will be binding on the Companies or the Assets after Closing);

(e)            any valuations of the Companies, the Company Interests, the business of the Companies or the Assets, and any pricing assumptions, forward pricing estimates, price decks, or pricing studies related thereto, in each case whether prepared by any member of the Seller Group or any Third Parties;

(f)            data and records to the extent relating to the other Excluded Assets;

(g)            all employee and personnel files (other than copies of the information provided pursuant to Section 1.14 of Exhibit E); and

(h)            subject to Section 6.21 and the obligations in Exhibit E, any email correspondence and similar electronic files (excluding, however, any Applicable Contracts or other Records that exist or are memorialized only in such form for format).

“Execution Date” is defined in the preamble to this Agreement.

“FCC” means the Federal Communications Commission or any successor Governmental Authority.

“FCC License” is defined in Section 6.3(b).

“Fee Surface Interests” is defined in Section 2.2(a)(viii).

“FERC” means the Federal Energy Regulatory Commission or any successor Governmental Authority.

“Final Income Tax Returns” means the final U.S. federal income Tax Returns of XcL Holdings Corporation, XcL Midstream, and XcL Processing (including related Schedules K-1, as applicable) required to be filed for the Tax period ending prior to the Closing Date.

“Final Price” is defined in Section 2.8(b).

Annex I-11

“Final Settlement Statement” is defined in Section 2.8(b).

“Financial Statements” are defined in Section 4.8(a).

“Financing Agreements” is defined in Section 6.20(b)(i).

“Flow-Through Income Taxes” means U.S. federal Income Taxes and any similar Income Taxes imposed by any state or local Laws on the direct or indirect owners of any entity on a flow-through basis by allocating or attributing to such owners all or certain of such entity’s items of income, gain, loss, deduction and other relevant tax attributes.

“Fraud” means actual and deliberate fraud in the making of the representations and warranties made by an applicable Party in this Agreement (as modified by the Seller Disclosure Schedule or Buyer Disclosure Schedule, as applicable) (including to the extent made or affirmed by any certificate delivered pursuant to this Agreement), which involves a knowing and intentional misrepresentation of a material fact by such Party of such representations or warranties with the intent of inducing any other Party to act, or refrain from acting, or otherwise rely on such knowing and intentional misrepresentation and upon which such other Party has justifiably relied to its actual and material detriment with no prior actual knowledge of such misrepresentation (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation, recklessness or a similar theory) under applicable Law.

“GAAP” means generally accepted accounting principles in the United States of America.

“Good Title” means, as to the applicable Assets, (a) such record title or interest (or as to any such Assets that are not real property, such title or interest) that is free and clear of any Lien or defect in title (other than a Permitted Lien) and (b) rights derived pursuant to the Cooperation Agreement, collectively, as is sufficient to enable the applicable Companies to own, operate and maintain such Assets and conduct the business of such Companies with respect thereto in all material respects in the ordinary course of business and consistent with past business practices, use and operations as reflected in the Financial Statements.

“Governmental Authority” means any executive, legislative, judicial, regulatory or administrative agency, body, commission, department, board, court, tribunal, arbitration body or authority of the United States or any foreign country, or any state, local, tribal or other governmental or political subdivision thereof.

“Governmental Consents” is defined in Section 3.4.

“Hazardous Substances” means each substance, waste or material defined, designated, classified or regulated as hazardous or toxic, or as a pollutant or contaminant, or words of similar import or regulatory effect under, or any other substance, waste or material for which standards of conduct or liability may be imposed pursuant to, any Environmental Law, including petroleum, Hydrocarbons, petroleum products, natural gas and natural gas liquids, NORM, asbestos and asbestos-containing materials and per- and polyfluoroalkyl substances.

“High Road Midstream” is defined in the preamble to this Agreement.

Annex I-12

“High Road Midstream Interests” is defined in the recitals of this Agreement.

“High Road Minerals” is defined in the preamble to this Agreement.

“High Road Minerals Interests” is defined in the recitals of this Agreement.

“High Road Operating” is defined in the preamble to this Agreement.

“High Road Operating Interests” is defined in the recitals of this Agreement.

“Holdback” is defined in Section 2.8(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” means (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of the applicable Company therein and the shares of production from the relevant Well to which the applicable Company (or if applicable, Operator) is entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by the applicable Company (or if applicable, Operator) under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility) or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage or processing facility.

“Income Taxes” means any income, capital gains, franchise and similar Taxes.

“Indemnified Party” is defined in Section 12.4(a).

“Indemnifying Party” is defined in Section 12.4(a).

“Individual Environmental Threshold” is defined in Section 11.1(e).

“Individual Title Defect Threshold” is defined in Section 10.2(i).

“Initial HSR Filing” is defined in Section 6.3(b).

“Intellectual Property” means the following intellectual property rights, both statutory and under common law: (a) works of authorship and copyrights, registrations and applications for registration thereof and all associated renewals; (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof; (c) inventions and patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications and disclosures, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom; (d) trade secrets, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable; (e) mask works and registrations and applications therefor; (f) rights in industrial and other protected designs and any registrations and applications therefor; and (g) goodwill associated with any of the foregoing.

Annex I-13

“Knowledge” means (a) with respect to Sellers, the actual knowledge, without any duty or obligation of investigation or inquiry, of Michael Radler, Sean Willis, Daniel Rowe, Justin Trettel and David Buchanan, and (b) with respect to Buyer, the actual knowledge, without any duty or obligation of investigation or inquiry, of Toby Rice, David Khani, Todd James and Jeremy Knop.

“Law” means any law (including common law), statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license or authorization of any Governmental Authority.

“Leases” is defined in Section 2.2(a)(i).

“Lien” means any mortgage, deed of trust, pledge, security interest, charge, lien or other similar property interest or encumbrance in respect of any applicable property or asset.

“Like-Kind Exchange” means an exchange of like-kind property under Section 1031 of the Code.

“Losses” means any losses, claims, damages, liabilities, judgments, obligations, causes of action, payments, charges, fines, assessments and costs and expenses (including reasonable attorneys’ fees, legal and other expenses incurred in connection therewith).

“Marcellus”, “Marcellus Formation” or “Marcellus Shale” means all depths and formations from the top of the Marcellus Shale Formation, as identified at 6,517 feet measured depth (or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Assets) to the base of the Marcellus Shale Formation, as identified at 6,566 feet measured depth (or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Assets), in each case, as found in the Simms U-5H Pilot Well (API No. 47-051-01731), located in the Franklin District (Latitude: 39.7459689, Longitude: -80.7702644) of Marshall County, West Virginia.

Annex I-14

“Material Adverse Effect” when used with respect to the Companies, means any effect, event, change, occurrence, fact, circumstance, inaccuracy, result, condition, or development (whether or not (x) foreseeable, (y) known as of the date of the Closing or (z) covered by insurance) that, individually or in the aggregate with any such other effects, events, changes, occurrences, facts, circumstances, inaccuracies, results, conditions, or developments, is or could reasonably be expected to be materially adverse to (a) the businesses, operations, Assets, financial conditions or results of operations of the Companies, taken as a whole, or (b) the ability of Sellers or the Companies to consummate any transaction contemplated by, and perform their respective obligations under, this Agreement or any Transaction Documents; provided, however, that “Material Adverse Effect” shall not include any effect, event, change, occurrence, fact, circumstance, inaccuracy, result, condition, or development to the extent directly or indirectly arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Companies operate, including prices for Hydrocarbons or other commodities or for the raw material inputs and end products used or produced by the Companies; (iii) any changes in financial or securities markets in general and any fluctuations in currency exchange rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism (including cyberterrorism), or the escalation or worsening thereof; (v) acts of God, earthquakes, any weather-related or other force majeure event or natural disasters; (vi) epidemics, pandemics (including COVID-19) or other similar health emergencies, including any worsening thereof, and any responses by any Governmental Authorities thereto; (vii) failure of the Companies to meet any internal or published projections, forecasts, estimates or predictions (provided that the foregoing exclusion set forth in this clause (vii) shall not preclude the underlying cause thereof being Material Adverse Effect); (viii) any action expressly required by this Agreement or, except to the extent arising from any Seller’s or any Company’s action or inaction, required to be taken under any Law or order of a Governmental Authority; (ix) matters set forth in the Schedules; (x) any changes in applicable Laws or accounting rules, including GAAP or regulatory accounting requirements or interpretations thereof; (xi) the execution of this Agreement or any Transaction Document or the public announcement, pendency or completion of the transactions contemplated by this Agreement or the Transaction Documents (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of the Companies as a result thereof); (xii) any action taken by Buyer or any Affiliate of Buyer; (xiii) any action taken by Seller or any Affiliate of Seller with Buyer’s written consent; (xiv) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement; (xv) any reclassification or recalculation of reserves in the ordinary course of business; (xvi) changes in service costs generally applicable to the oil and gas industry in the United States; (xvii) strikes and labor disturbances; or (xviii) natural declines in well performance; provided, in the case of the foregoing clauses (i)-(iii) and (xvi), to the extent such effects, events, changes, occurrences, facts, circumstances or developments have affected, or would reasonably be expected to affect, the Companies in a disproportionate manner relative to other similarly situated participants in the industry in which they operate, such disproportionate affect may be taken into account in determining whether a Material Adverse Effect has occurred.

“Material Contracts” is defined in Section 4.11(a).

“Material Misrepresentation” means, (a) with respect to Sellers, any breach of any representations or warranties of Sellers set forth in Article III or Article IV that, individually or in the aggregate, causes the condition to Closing of the Buyer Parties set forth in Section 7.2(a) not to be satisfied and (b) with respect to the Buyer Parties, any breach of any representations or warranties of the Buyer Parties set forth in Article V that, individually or in the aggregate, causes the conditions to Closing of Sellers in Section 7.3(a) not to be satisfied.

“Midstream Assets” is defined in Section 2.2(b).

“Midstream Companies” is defined in the preamble to this Agreement.

“Midstream Company Easements” is defined in Section 2.2(b)(iii).

Annex I-15

“Midstream Credit Agreement” means that certain Credit Agreement dated as of May 2, 2018 between Midstream Seller, Royal Bank of Canada (as administrative agent) and each of the lenders listed in Annex I thereto (as amended).

“Midstream Leased Real Property” is defined in Section 2.2(b)(iv).

“Midstream Owned Real Property” is defined in Section 2.2(b)(v).

“Midstream Personal Property” is defined in Section 2.2(b)(ii).

“Midstream Records” is defined in Section 2.2(b)(viii).

“Midstream Seller” is defined in the preamble to this Agreement.

“Midstream Systems” is defined in Section 2.2(b)(i).

“Mutual Release” is defined in Section 8.2(a)(vii).

“Net Mineral Acres” means, with respect to a Lease, the product of (a) the number of surface acres of land that are covered by such Lease (or portion thereof) (i.e., gross acres), multiplied by (b) the specified percentage undivided interest (on an 8/8ths’ basis) in the fee minerals, non-executive interests and other mineral fee interests in the lands covered by such Lease (or portion thereof), multiplied by (c) the applicable Company’s Working Interest in such Lease (provided, however, if items (a) and (b) of this definition vary as to different areas (including tracts, depths and/or Target Formations) within any tracts or parcels burdened by such Lease (or portion thereof), a separate calculation shall be performed with respect to each such area).

“Net Revenue Interest” means, with respect to each Well or Lease set forth on Exhibit B or Exhibit A, as applicable (for a Well, limited to any currently producing formations or Target Formation, as applicable, for such Well, and, for a Lease, limited to the applicable Target Formation(s) for such Lease), the interest expressed as a decimal in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease (for a Well, limited to any currently producing formations or Target Formation, as applicable, and, for a Lease, limited to the applicable Target Formation(s) for such Lease), after giving effect to all Burdens.

“NGLs” means, natural gas liquids and other liquid Hydrocarbons, including ethane, propane, iso-butane, normal butane, pentanes plus or any mixtures thereof, other than crude oil.

“Non-Recourse Party” is defined in Section 14.18(a).

“NORM” means naturally occurring radioactive material, including technologically enhanced naturally occurring radioactive material.

“NYSE” means the New York Stock Exchange.

“Objection Notice” is defined in Section 2.8(b).

“Operator” means Tug Hill Operating, LLC.

Annex I-16

“Operator Retained Assets” means all right, title and interest of Operator and its Affiliates (excluding, for avoidance of doubt, any Company) in and to (a) any Contracts, personal property or licenses that are used or held for use in connection with the Operator’s business generally and not primarily concerning field operations on the Assets; or (b) the assets and properties described on Exhibit G-3.

“Operator Side Letter” means that certain Letter Agreement dated as of the Execution Date between Operator and Buyer.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, Shareholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Other Indemnitors” is defined in Section 6.4(d).

“Other Sources” means other sources of funds available to the Buyer on conditions to funding not more onerous than those set forth in the Commitment Letter on the date hereof.

“Outside Date” is defined in Section 13.1(c).

“Party” and “Parties” are defined in the preamble of this Agreement.

“Payoff Letters” is defined in Section 8.2(b)(vii).

“Permits” means all permits, approvals, consents, licenses, franchises, exemptions and other authorizations, consents and approvals of or from Governmental Authorities.

“Permitted Exceptions” means (a) any acquisition of any of the interests described on Schedule 6.14 of the Seller Disclosure Schedule and (b) any acquisition which is part of a larger acquisition where the portion of the mineral interests (by value) acquired in such acquisition in the Development Plan Acreage does not exceed 15% of the total value of such larger acquisition.

“Permitted Liens” means any and all:

(a)            the terms and conditions of all Leases and all Burdens if the net cumulative effect of such Leases and Burdens (i) does not operate to reduce the Net Revenue Interest of the applicable Company (or Companies) with respect to any Well or Lease set forth on Exhibit B or Exhibit A, as applicable, to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well or the applicable Net Revenue Interest set forth on Exhibit A for such Lease with respect to the applicable Target Formation(s), (ii) does not obligate the applicable Company (or Companies) to bear a Working Interest with respect to any Well or Lease set forth on Exhibit B or Exhibit A, as applicable, in any amount greater than the Working Interest set forth on Exhibit B for such Well or the applicable Working Interest set forth on Exhibit A for such Lease with respect to the applicable Target Formation(s) (unless the Net Revenue Interest for such Well or Lease is greater than the Net Revenue Interest set forth on Exhibit B for such Well or the applicable Net Revenue Interest set forth on Exhibit A for such Lease with respect to the applicable Target Formation(s), as applicable, in the same or greater proportion as any increase in such applicable Working Interest), (iii) does not operate to reduce the Net Mineral Acres of the applicable Company with respect to any applicable Target Formation(s) of any Lease set forth on Exhibit A to an amount less than the applicable Net Mineral Acres set forth on Exhibit A for such Lease with respect to the applicable Target Formation(s), and (iv) does not materially interfere with the use, ownership or operation of any of the Assets (as currently used, owned or operated) (exceptions to a Permitted Lien as set forth in the foregoing clauses (i) through (iv) being referred to as the “Subject Exceptions”);

Annex I-17

(b)            Liens for Taxes that are not yet due or delinquent, or, if delinquent, that are being contested in good faith by appropriate proceedings and for which adequate reserves under GAAP have been established in the Financial Statements and, if so contested, are identified on Schedule I of the Seller Disclosure Schedule;

(c)            vendors’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, carriers’, workers’, repairers’, contractors’, subcontractors’, landlords’, employees’ and other similar Liens arising or incurred in the ordinary course of business or incident to the construction or improvement of any Asset as to which there is no default on the part of any Company, Operator or any other Person acting on behalf of any Company (in each case, other than Liens related to Taxes) and which are not yet delinquent, or, if delinquent, payment is being withheld as provided by Law or their validity or amount is being contested in good faith by appropriate proceedings and are set forth on Schedule I of the Seller Disclosure Schedule;

(d)            Liens created under Leases and/or operating agreements or by operation of Law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of the applicable Company, and if so contested, are identified on Schedule I of the Seller Disclosure Schedule;

(e)            statutory Liens for obligations that are not due or delinquent;

(f)            Liens encumbering a lessor’s interest in the Assets that (i) unless the lessor’s interest originates from a coal lease or fee property subject to a coal lease and the lien is in excess of $10,000,000, pre-dates or post-dates the creation of the applicable Asset and is not in default or (ii) has been subordinated to the applicable Asset;

(g)            legal highways, zoning and building laws, ordinances and regulations, that do not materially detract from the value of or materially interfere with the use, ownership or operation of the Assets in the ordinary course of business;

(h)            Liens, deeds of trust, mortgages, and similar instruments securing any indebtedness of any Company that are discharged by Sellers at or prior to Closing;

(i)            the terms and conditions of all Contracts (including the Applicable Contracts) if the net cumulative effect of such Contracts does not, individually or in the aggregate, result in any Subject Exception;

Annex I-18

(j)            defects based upon the exercise of any Preferential Purchase Right or failure to obtain any Consents pertaining to the transactions contemplated by this Agreement;

(k)            (i) rights of first refusal, options, preferential purchase rights and similar rights with respect to the Assets, (ii) consents, approvals or notices or (iii) other consent requirements and similar restrictions that, in each case, are not applicable to the transactions contemplated by this Agreement;

(l)            except to the extent triggered prior to the Closing Date, conventional rights of reassignment arising upon the expiration or final intention to abandon or release any of the Assets;

(m)            for any Well that is not producing or has not yet been put into “pay” status (to the extent such Well was identified as not being in “pay” status in the virtual data room information provided to Buyer prior to the Execution Date in connection with the transactions contemplated by this Agreement), defects based solely on (i) lack of contracts for the marketing, gathering, transportation, sales, processing, fractionation, compression, stabilization, water treatment or handling, or dehydration of Hydrocarbons produced from the Leases or Wells, (ii) lack of any rights of way for gathering, transportation, processing, fractionation, compression, stabilization or dehydration pipelines or facilities, or (iii) the lack of any Permits;

(n)            easement, right of way, covenant, servitude, permit, surface lease, condition, restriction and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date, or that does not, individually or in the aggregate, result in any Subject Exception;

(o)            all applicable Laws (including any and all changes in or modifications of, or promulgations, adoptions, issuances, repeals or replacements of, or any and all changes in the enforcement of, applicable Laws and any interpretations thereof by any Governmental Authority from and after the Execution Date) and all rights reserved to or vested in any Governmental Authority (including zoning and land use Laws and rights) (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently used, owned or operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority with respect to any franchise, grant, license or permit;

(p)            rights of any common owner of any interest currently held by any Company and such common owner as tenants in common or through common ownership, provided such rights do not, individually or in the aggregate, result in any Subject Exception;

Annex I-19

(q)            in each case, except to the extent such failures or omissions, individually or in the aggregate, result in any Subject Exceptions, (i) the lack of a signed division order, (ii) unless the basis of the applicable Company’s title arises from elections under an operating agreement, the lack an operating agreement covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), or (iii) unless such failure has resulted in the applicable Company’s revenues from the Assets to be held in suspense by the applicable operator or has resulted in a competing claim of title by a Third Party, the failure to obtain waivers of maintenance of uniform interest, restriction on zone transfer or similar provisions in operating agreements with respect to assignments in the applicable Company’s chain of title to any Asset or in connection with the transactions contemplated by this Agreement;

(r)            based solely on (i) with respect to any interest in the Wells acquired through compulsory pooling, failure of the records of any Governmental Authority to reflect the applicable Company as the owner of such interest in the Wells; (ii) failure to record any Asset issued by any Governmental Authority in the real property, conveyance or other records of the county in which such Asset is located, provided that the instruments evidencing the conveyance of such title to the applicable Company from its immediate predecessor in title are recorded with the Governmental Authority that issued any such Asset, unless affirmative evidence shows that such failure results in, or is reasonably likely to result in, another party’s valid and superior claim of title to the Assets, or (iii) delays by any Governmental Authority to approve the assignment of any Asset to the applicable Company unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(s)            defects that affect only which Person has the right to receive royalty payments pursuant to a Lease or ownership of a royalty payment (rather than the amount or the proper payment of such royalty payment);

(t)            Liens, defects, burdens or irregularities which are based solely on (i) a lack of information in the Companies’ files or of record; provided that such lack of information or recording does not, individually or in the aggregate, result in a Subject Exception, or (ii) references to any document if a copy of such document is not in the Companies’ files or of record if such document is dated earlier than January 1, 1990 and is not in the Companies’ files, in each case, solely to the extent the applicable Company is not relying on such information, documents or instruments to vest title to the applicable Assets in such Company or any of such Company’s predecessors in title;

(u)            Liens, defects, irregularities, or other matters (i) resulting from the applicable Company’s conduct of business in compliance with Section 6.1 of this Agreement, in each case, except to the extent that such conduct of business, individually or in the aggregate, results in a Subject Exception (other than acreage trades, swaps or exchanges of substantially equivalent value) or (ii) that are expressly waived by Buyer or fully and finally cured or discharged (at no cost to Buyer or the Companies) at or prior to Closing;

(v)            such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement;

Annex I-20

(w)          terms and conditions of this Agreement or any other Transaction Document, in each case, except to the extent that such terms and conditions, individually or in the aggregate, result in a Subject Exception (other than acreage trades, swaps or exchanges of substantially equivalent value);

(x)            any matters specifically identified on Exhibit A, Exhibit B or the Seller Disclosure Schedule;

(y)            defect arising from any Lease having no pooling provision or an inadequate horizontal pooling provision;

(z)            defects arising from any prior oil and gas lease relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that such prior oil and gas lease may still be in effect and results in, or is reasonably likely to result in, another Person’s valid and superior claim of title to the relevant Lease or Well;

(aa)          Lien, obligation, burden or defect arising solely out of a lack of survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Law, or such information is necessary to satisfy statute of frauds requirements;

(bb)         defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for twenty (20) years or more, unless Buyer provides affirmative evidence that such probate proceedings or lack thereof results in, or is reasonably likely to result in, another Person’s valid and superior claim of title to the relevant Lease or Well and Sellers are unable to provide supporting documentation for its vestment, such as, but not limited to, copies of unrecorded or unprobated wills, genealogical information that supports the intestate succession vestment of the subject interest and affidavits of heirship;

(cc)          Lien, obligation, burden or defect in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship proceedings, unless affirmative evidence shows that such failure or omission results in, or is reasonably likely to result in, another party’s valid and superior claim of title to the Assets;

(dd)         Lien, obligation, burden or defect arising out of lack of corporate or entity authorization, unless affirmative evidence shows that such corporate or entity action was not authorized and results in, or is reasonably likely to result in, another party’s valid and superior claim of title to the Assets;

(ee)         defects and irregularities arising out of the lack of recorded powers of attorney from individuals, corporations or partnerships to execute and deliver documents on their behalf, unless affirmative evidence shows that such defect results in, or is reasonably likely to result in, another party’s valid and superior claim of title to the Assets;

(ff)          defects, irregularities or clouds on title arising as a result of a stranger to title or scrivener’s error in a duly recorded deed or instrument, unless affirmative evidence shows that such defect results in, or is reasonably likely to result in, another party’s valid and superior claim of title to the Assets;

Annex I-21

(gg)          Lien, obligation, burden or defect arising by the failure to obtain verification of identity of people in a class, heirship or intestate succession, unless affirmative evidence shows that such defect results in, or is reasonably likely to result in, another party’s valid and superior claim of title to the Assets;

(hh)         gaps in the chain of title in the applicable federal, state or county records, unless affirmative evidence shows that such defect results in, or is reasonably likely to result in, another party’s valid and superior claim of title to the Assets;

(ii)            Lien, obligation, burden or defect that is cured, released or waived by any Law of limitation or prescription, including adverse possession and the doctrine of laches;

(jj)           any defect to the extent that another Company has Defensible Title to the relevant interest(s) giving rise to such defect;

(kk)         defects or irregularities resulting from Liens, production payments, mortgages, deeds of trust or other encumbrances that have expired by their own terms and the enforcement of which are barred by Law;

(ll)            Lien, obligation, burden or defect that is insured, by affirmative coverage, endorsement, or otherwise, by any existing title insurance policies insuring the Assets, to the extent that such insurance policies or rights to enforce such policies are held by or otherwise enforceable by the Companies following the consummation of the transactions contemplated by this Agreement; and/or

(mm)         defects to the extent affecting (i) with respect to a producing Well, only depths other than the currently producing formation(s) with respect to such Well, (ii) with respect to a Well not yet completed, only depths other than the Target Formation specified on Exhibit B for such Well, or (iii) with respect to a Lease, only depths other than any Target Formation(s) specified on Exhibit A for such Lease.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Authority.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to ASTM Standard E1527-13, or any similar environmental assessment or limited environmental regulatory compliance review that does not involve any invasive sampling or testing activities.

“Post-Effective Time Period” means any Tax period beginning at or after the Effective Time.

“Preferential Purchase Right” is defined in Section 4.4(c).

“Preliminary Settlement Statement” is defined in Section 2.8(a).

Annex I-22

“Pre-Closing Date Period” means any Tax period or portion thereof ending on or before the Closing Date.

“Pre-Effective Time Period” means any Tax period ending before the Effective Time.

“Privileged Communications” is defined in Section 14.16.

“Proceeding” means any action, suit, charge, grievance, arbitration proceeding (public or private), administrative or regulatory investigation, audit, mediation, proceeding, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“Property Costs” means all operating expenses (including costs of insurance, rentals, shut-in payments, title examination costs and to the extent incurred in connection with lease acquisitions, title curative costs) and capital expenditures (including bonuses, broker fees, and other ordinary course lease renewal, extension and acquisition costs, costs of drilling and completing wells, and costs of acquiring equipment), in each case, to the extent incurred in the ownership, development and operation of the Assets of any Company, and overhead costs properly charged to the Assets or any Company by a Third Party operator under any applicable operating or unit agreement or pooling order, but excluding, in any event, any and all obligations and liabilities attributable to, (a) any Taxes, (b) the costs to correct, cure, and remedy any Title Defect (other than lease extensions of existing Leases) or Environmental Defect, unless charged to the applicable Company by a Third Party operator, (c) obligations with respect to any Imbalance associated with the Assets, (d) Decommissioning obligations (whether or not an Environmental Defect), (e) failure to accurately pay Burdens or other revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (f) any Specified Matters, (g) any general or administrative costs, management costs, overhead costs, or similar amounts that are paid or payable to Sellers, Tug Hill, Operator or any of their Affiliates, (h) any Company Transaction Costs, or (i) any claims for indemnification or reimbursement from any Third Party with respect to claims, matters or causes of action or damages of the types described in the preceding clauses (a) through (h), whether such claims are made pursuant to contract or otherwise.

“Records” means, collectively, the Upstream Records and the Midstream Records.

“Reference Price” means $48.01.

“Registration Rights and Shareholders’ Agreement” is defined in Section 8.2(b)(xii).

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing on, into or through the environment.

“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, cleanup, closure, disposal or other corrective actions, including monitoring, to the extent but only to the extent required or allowed under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Environmental Claim Date of the cost (net to the interests of the applicable Company in the affected Assets prior to the consummation of the transactions contemplated by this Agreement) of the most cost-effective Remediation of such Environmental Condition required or allowed under Environmental Laws.

Annex I-23

“Replacement Required Credit Support” has the meaning set forth in Section 6.17(a).

“Representatives” means (a) partners, employees, officers, directors, managers, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of a Party or an interest in a Party (and for the avoidance of doubt, with respect to Seller, including Tug Hill and Operator); (b) any consultant, attorney, accountant or agent retained by a Party or the parties listed in subsection (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations, including any consultant retained by such bank, other financial institution or entity.

“Required Buyer Parent SEC Reports” is defined in Section 5.14(a).

“Required Information” means (a) (i) the audited consolidated balance sheets of each Seller as of December 31, 2021 and 2020, prepared and audited in accordance with the requirements of GAAP, (ii) the audited consolidated statements of income, members’ equity and cash flows of each Seller for the year ended December 31, 2021 and 2020, in each case prepared and audited in accordance with the requirements of GAAP, (iii) the unaudited consolidated balance sheet of each Seller as of June 30, 2022 and June 30, 2021 and as of the end of each fiscal quarter, if any, that has been completed after June 30, 2022 and that has ended on or prior to the Closing Date, in each case prepared in accordance with the requirements of GAAP (including footnotes thereto), and (iv) the unaudited consolidated statements of income or operations, members’ capital and cash flows of each Seller for the six months ended June 30, 2022 and June 30, 2021 and each fiscal quarter and year-to-date period, if any, that has been completed after June 30, 2022 and that has ended on or prior to the Closing Date, in each case prepared in accordance with the requirements of GAAP (including footnotes thereto), (b) all financial information reasonably necessary for Buyer to prepare a pro forma unaudited combined balance sheet as of June 30, 2022 and pro forma unaudited combined statements of income or operations for the six months ended June 30, 2022 and year ended December 31, 2021, in each case, after giving effect to the transactions contemplated hereby as if the transactions contemplated hereby had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income or operations), (c) all financial information reasonably necessary for Buyer to prepare a pro forma unaudited combined balance sheet as of the end of the most recently completed fiscal quarter prior to the Closing Date and pro forma unaudited combined statement of income or operations for the year-to-date period then ended and the subsequent year-to-date period, in each case, after giving effect to the transactions contemplated hereby as if the transactions contemplated hereby had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income or operations), (d) a reserve report relating to the assets of Upstream Seller as of December 31, 2021 prepared or audited by an independent petroleum engineering firm, and (e) all other financial, operating and oil and gas reserve data and other information relating to Sellers or the Companies for periods or as of dates prior to the Closing (i) of the type and form customarily included with respect to acquirees in the same business as the Companies in the documents necessary to execute the Debt Financing or any other offering of securities or that would be necessary for any Debt Financing Sources, underwriters or initial purchasers to receive customary “comfort” (including “negative assurance” comfort) from independent accountants, independent reserve engineers and customary legal opinions in connection therewith or (ii) that is necessary for Buyer Parent to prepare and file historical or pro forma financial statements required by the SEC (including, for the avoidance of doubt, those required to be included in the Current Report on Form 8-K to be filed in connection with the Closing and those required to be included in any registration statement or proxy statement).

Annex I-24

“Required Near-Year Financial Information” means any Required Information as of, for, relating to or otherwise associated with the year ended December 31, 2021 or any subsequent interim periods during the year ending December 31, 2022.

“Required Out-Year Financial Information” means any Required Information as of, for, relating to or otherwise associated with the year ended December 31, 2020 or any subsequent interim periods during the year ended December 31, 2021.

“Resignations and Releases” is defined in Section 8.2(b)(iv).

“Resolution Period” is defined in Section 2.8(b).

“Responsible Officer” means, with respect to any Person, any vice-president or more senior officer of such Person.

“Restricted Commitment Letter Amendment” is defined in Section 6.20(b)(iii).

“Review Period” is defined in Section 2.8(b).

“Rule 144” means Rule 144 of the Securities Act of 1933.

“R&W Policy” means the buyer-side representations and warranties insurance policy, to be bound by Buyer in connection with the Closing, attached hereto as an exhibit to the binder agreement attached as Exhibit J, which shall be provided by Buyer within one (1) Business Day following the Execution Date.

“Schedules” means the Buyer Disclosure Schedule and the Seller Disclosure Schedule, collectively.

“SEC” means the Securities and Exchange Commission.

“Second HSR Filing” is defined in Section 6.3(b).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seismic Data” means all geological or geophysical or other seismic or related technical data, information, or records relating to the Upstream Assets, but excluding any and all interpretations, analyses and other derivative works with respect thereto.

Annex I-25

“Seller Company Taxes” means all Company Taxes attributable to any Pre-Effective Time Period and the portion of any Straddle Period ending immediately prior to the Effective Time (determined in accordance with Section 6.10(a)), but excluding any Taxes included in the computation of Company Transaction Costs and/or Debt.

“Seller Consolidated Group” means any Consolidated Group of which each of (a) a Company and (b) any Seller or an affiliate of such Seller (other than the Companies), is or was a member on or prior to the Closing Date.

“Seller Disclosure Schedule” means the disclosure schedule to this Agreement prepared by Sellers and delivered to Buyer on the Execution Date.

“Seller Fundamental Representations” means those representations and warranties of Sellers, as applicable, set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.6, Section 3.8, Section 4.1, Section 4.2(a), Section 4.3, and Section 4.5.

“Seller Group” means, collectively, Sellers, Tug Hill, Operator and their respective Affiliates and each of their respective members, owners, directors, officers, employees, consultants and permitted assigns.

“Seller Prepared Return” means (a) any Tax Return of any Seller Consolidated Group, (b) the Final Income Tax Returns, (c) the U.S. federal income Tax Returns (and related Schedules K-1) of the Companies for any Pre-Closing Date Period, (d) any Tax Returns (other than the Tax Returns described in clause (a), (b) or (c) above) of the Companies for Flow-Through Income Taxes and required to be filed after the Closing Date for any Pre-Closing Date Period, and (e) all Tax Returns of the Companies with respect to Company Taxes that are required to be filed (taking into account any applicable extensions of the due date of such Tax Returns) on or prior to the Closing Date.

“Sellers” is defined in the preamble to this Agreement.

“Sellers’ Marks” means any trade name, trademark, service mark, slogan, domain name, logo, trade dress, or other identifier of “Tug Hill”, “TH”, “THQ”, “TH Exploration”, “TH Exploration II”, “TH Exploration III”, “TH Exploration IV”, “THQ Marketing”, “XcL”, “XcL Midstream”, “XcL Processing” or any word, name, trademark, service mark, trade name, slogan, domain name, logo, trade dress or other expression or other identifier of source that is confusingly similar thereto or constituting an abbreviation, derivation or extension thereof.

“Settlement Price” means, with respect volumes of Hydrocarbons: (a) if such volumes are actually sold on or prior to the date of determination of the Settlement Price, the actual sale price for such Hydrocarbons; (b) if such volumes have not been sold on or prior to the date of determination, but are subject to Applicable Contracts setting forth pricing terms for the sale of such Hydrocarbons, the contract price for such volumes as of the Effective Time; or (c) if neither clause (a) or (b) applies to such Hydrocarbons, then the Settlement Price shall be (i) in the case of gaseous Hydrocarbons, a price per MMBtu of $5.07, which is equivalent to the ICE August 2022 futures settlement for Eastern Gas – South Firm Phys, FP as of the Effective Time, (ii) in the case of crude oil, a price per Barrel of $108.43, which is equal to the NYMEX WTI spot price as of the Effective Time, adjusted further by the current contractual sales differential for the location where such crude oil Barrels exist, and (iii) in the case of NGLs, a price per gallon equal to $1.08 for propanes, $1.25 for isobutanes and normal butanes, and $1.94 for C5+, each of which are derived by taking the OPIS Mont Belvieu spot price settlement as of the Effective Time and applying an estimated market-based regional sales differential, as applicable.

Annex I-26

“SH Minerals” means Stone Hill Minerals Holdings, LLC.

“Specified Amounts” means, with respect to any Hydrocarbons, and without duplication, (a) any amounts previously deducted by the applicable payor from the proceeds paid for such Hydrocarbons or (b) any express deductions included in determining the applicable contract price (if any) for such Hydrocarbons as of the date of determination, the amount of all (i) Burdens applicable to such Hydrocarbons, (ii) marketing, transportation fees and other post-production costs charged by Third Parties (other than Taxes) in respect of such Hydrocarbons and (iii) gravity adjustments for which there is no payment to such Company in connection with the sale of such Hydrocarbons.

“Specified Matters” is defined in Section 4.37.

“Staffing Agency” means any Third Party service provider or staffing agency through which the Companies, Sellers, Tug Hill, Operator or their respective Affiliates engage temporary or leased labor or contingent personnel with respect to the operation of the Assets.

“Stock Consideration” is defined in Section 2.4.

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subject Courts” is defined in Section 14.22.

“Subject Exceptions” is defined in the definition of “Permitted Liens”.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of such Person).

“Surface Rights” is defined in Section 2.2(a)(v).

“Suspense Funds” means all amounts attributable to sales of Hydrocarbons produced from the Assets that are held by the Companies, Operator or any of their Affiliates in suspense.

“Target Closing Date” is defined in Section 8.1.

“Target Formation” means, (a) with respect to each Lease, the Marcellus Formation and/or the Utica/Point Pleasant, as specified for such Lease on Exhibit A and (b) with respect to any Well that is not currently producing and has not previously produced Hydrocarbons and for which a Target Formation has been specified in Exhibit B, the Target Formation specified for such Well in Exhibit B.

Annex I-27

“Tax” or “Taxes” means (a) any tax, charge, levy, penalty, custom, duty or other governmental charge of any kind, in each case in the nature of a tax, imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, impact fee, commercial activity, estimated or similar other charge of any kind whatsoever in the nature of a tax, including any interest, penalty, or addition thereto and (b) any liability in respect of any item described in clause (a) that arises by reason of a contract, assumption, transferee or successor liability or operation of Law (including by reason of being a member of a Consolidated Group) or otherwise.

“Tax Proceeding” is defined in Section 6.10(d).

“Tax Return” means any declaration, report, statement, form, return, claim for refund, information return or other document (including any related or supporting information or schedules) supplied or required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Terminated Contracts” is defined in Section 6.16.

“Termination Date” is defined in Section 13.1.

“TH Exploration” is defined in the preamble to this Agreement.

“TH Exploration Interests” is defined in the recitals of this Agreement.

“TH Exploration II” is defined in the preamble to this Agreement.

“TH Exploration II Interests” is defined in the recitals of this Agreement.

“TH Exploration III” is defined in the preamble to this Agreement.

“TH Exploration III Interests” is defined in the recitals of this Agreement.

“TH Exploration IV” is defined in the preamble to this Agreement.

“TH Exploration IV Interests” is defined in the recitals of this Agreement.

“Third Party” means any Person other than (a) a Party to this Agreement or an Affiliate of a Party to this Agreement or (b) Tug Hill, Operator or an Affiliate thereof.

“Third Party Claim” is defined in Section 12.4(b).

“THQ Marketing” is defined in the preamble to this Agreement.

Annex I-28

“THQ Marketing Interests” is defined in the recitals of this Agreement.

“THQ Midco” is defined in the preamble to this Agreement.

“THQ Midco Interests” is defined in the recitals of this Agreement.

“Title Arbitrator” is defined in Section 10.2(j).

“Title Benefit” means, as of the Effective Time, (a) with respect to each Well or Lease set forth on Exhibit B or Exhibit A, as applicable (for a Well, limited to any currently producing formations or Target Formation, as applicable, for such Well, and, for a Lease, limited to the applicable Target Formation(s) for such Lease), any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of the applicable Company (or Companies) above the Net Revenue Interest shown for such Well on Exhibit B or the applicable Net Revenue Interest shown for such Lease on Exhibit A with respect to the applicable Target Formation, as applicable, to the extent the same does not cause a greater than proportionate increase in such Company’s (or Companies’) Working Interest therein above that shown on Exhibit B or Exhibit A, as applicable, or (ii) decrease the Working Interest of the applicable Company (or Companies) below the Working Interest shown for such Well on Exhibit B or the applicable Working Interest shown for such Lease on Exhibit A with respect to the applicable Target Formation, as applicable, to the extent the same causes a decrease in such Company’s (or Companies’) Working Interest that is proportionately greater than the decrease in such Company’s (or Companies’) Net Revenue Interest therein below that shown on Exhibit B or Exhibit A, as applicable; (b) with respect to each Lease set forth on Exhibit A (limited to the applicable Target Formation(s) for such Lease), any right, circumstance or condition that operates to increase the Net Mineral Acres (at an equal or greater Net Revenue Interest than set forth on Exhibit A) of the applicable Company in any applicable Target Formation for such Lease above that shown for such Lease on Exhibit A with respect to such applicable Target Formation; and (c) with respect to each Lease set forth on Exhibit A, any right, circumstance or condition that operates to give any Company any Net Mineral Acres in any Target Formation (or portion thereof) not shown for such Lease on Exhibit A.

“Title Benefit Amount” is defined in Section 10.2(e).

“Title Benefit Notice” is defined in Section 10.2(b).

“Title Benefit Property” is defined in Section 10.2(b).

“Title Claim Date” is defined in Section 10.2(a).

“Title Defect Deductible” shall mean an amount equal to one and six-tenths percent (1.6%) of the Unadjusted Purchase Price.

“Title Defect” means any Lien, defect or other matter that causes the applicable Company not to have Defensible Title in and to the Wells set forth on Exhibit B or the Leases set forth on Exhibit A, without duplication.

“Title Defect Amount” is defined in Section 10.2(g).

Annex I-29

“Title Defect Notice” is defined in Section 10.2(a).

“Title Defect Property” is defined in Section 10.2(a).

“Title Indemnity Agreement” is defined in Section 10.2(d)(ii).

“Transaction Documents” means this Agreement, the Assignment of Interests, the Escrow Agreement, the Mutual Release, the Registration Rights and Shareholders’ Agreement, the Transition Services Agreement and each other agreement, document and instrument required to be executed in accordance with this Agreement.

“Transaction Litigation” means any Proceeding brought under or related to any Antitrust Laws commenced or threatened against a Party or any of its Subsidiaries or Affiliates (and/or their respective directors and/or executive officers) or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the transaction, other than any Proceedings among the Parties related to the Transaction Documents.

“Transfer Agent” initially means Computershare Limited, Buyer Parent’s duly appointed transfer agent for the Stock Consideration.

“Transfer Taxes” is defined in Section 6.9.

“Transition Services Agreement” is defined in Section 8.2(a)(xiii).

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to Sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Tug Hill” means Tug Hill, Inc.

“Tug Hill Side Letter” means that certain Letter Agreement dated as of the Execution Date between Tug Hill and Buyer.

“Unadjusted Purchase Price” is defined in Section 2.4.

“Units” is defined in Section 2.2(a)(ii).

“Upstream Assets” has the meaning set forth in Section 2.2(a).

“Upstream Companies” is defined in the preamble to this Agreement.

“Upstream Credit Agreement” means that certain Credit Agreement dated as of April 8, 2016 between Upstream Seller, Wells Fargo Bank (as administrative agent) and each of the lenders listed in Annex I thereto (as amended).

“Upstream Personal Property” is defined in Section 2.2(a)(vi).

Annex I-30

“Upstream Records” is defined in Section 2.2(a)(xi).

“Upstream Seller” is defined in the preamble to this Agreement.

“Utica/Point Pleasant” means all depths and formations from the top of the Point Pleasant, as identified at 11,295 feet measured depth (or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Assets) to the top of the Trenton, as identified at 11,418 feet measured depth (or the stratigraphic equivalent thereof, recognizing that actual depths may vary across the relevant Assets), in each case, as found in the Simms U-5H Pilot Well (API No. 47-051-01731), located in the Franklin District (Latitude: 39.7459689, Longitude: -80.7702644) of Marshall County, West Virginia.

“Water System” is defined in Section 2.2(a)(ix).

“Water System Easements” is defined in Section 4.29(c).

“Wells” is defined in Section 2.2(a)(iii).

“Willful Breach” means, with respect to either Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any covenant set forth in this Agreement and which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in the applicable Sections of Article VII have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at Closing if the Closing were to occur).

“Working Interest” means, with respect to any Well or Lease set forth on Exhibit B or Exhibit A, as applicable (for a Well, limited to any currently producing formations for such Well, and, for a Lease, limited to the applicable Target Formation(s) for such Lease), the interest in and to such currently producing formations (for such Well) or such applicable Target Formation(s) (for such Lease) that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such currently producing formations (for such Well) or such applicable Target Formation(s) (for such Lease), but without regard to the effect of any Burdens.

“XcL Midco” is defined in the preamble to this Agreement.

“XcL Midco Interests” is defined in the recitals of this Agreement.

“XcL Midstream” is defined in the preamble to this Agreement.

“XcL Midstream Interests” is defined in the recitals of this Agreement.

“XcL Midstream Operating” is defined in the preamble to this Agreement.

Annex I-31

“XcL Midstream Operating Interests” is defined in the recitals of this Agreement.

“XcL Processing” is defined in the preamble to this Agreement.

“XcL Processing Interests” is defined in the recitals of this Agreement.

“XcL Processing Operating” is defined in the preamble to this Agreement.

“XcL Processing Operating Interests” is defined in the recitals of this Agreement.

Annex I-32

EXHIBIT I

Form of REGISTRATION RIGHTS AND SHAREHOLDERS’ AGREEMENT

This Registration Rights and Shareholders’ Agreement (this “Agreement”), dated as of [____]1, is adopted, executed and agreed to, for good and valuable consideration, by and among EQT Corporation, a Pennsylvania corporation (the “Company”), each of the other parties listed on the signature pages attached hereto (the “Initial Holders”),2 and the other Holders (as defined below) that may become party hereto from time to time (each, a “Party” and collectively, the “Parties”).

R E C I T A L S

WHEREAS, this Agreement is being entered into pursuant to the Purchase Agreement, dated as of September 6, 2022 (the “Purchase Agreement”), by and among the Tug Hill Sellers, the Tug Hill Subsidiaries (as defined below), EQT Production Company, a Pennsylvania corporation (the “Buyer”), and the Company;

WHEREAS, in connection with the closing of the transactions contemplated by the Purchase Agreement, on the date hereof, as partial consideration for the sale of the equity interests of the Tug Hill Subsidiaries (as defined below) to the Buyer pursuant to the Purchase Agreement, the Company has issued to the Tug Hill Sellers an aggregate [____] shares (the “Shares”) of the Company’s common stock, no par value (“Common Stock”), pursuant to the terms of the Purchase Agreement, and the Tug Hill Sellers have distributed or otherwise transferred all or a portion of the Shares to the Initial Holders;3 and

WHEREAS, pursuant to the Purchase Agreement, the Company has agreed to provide the Initial Holders certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the “Securities Act”), and has agreed to provide the Major Holders (as defined below) with certain governance rights, in each case as set forth herein.

A G R E E M E N T S

NOW, THEREFORE, in consideration of the foregoing and the mutual and dependent covenants hereinafter set forth, the Parties hereto agree as follows:

[1]	NTD: To be the date of closing.
[2]	NTD: Expected to include the existing capital members and profits interest holders of each Tug Hill Seller, as designated by the Tug Hill Sellers as contemplated by Section 8.2(b)(xii) of the Purchase Agreement.
[3]	NTD: If the Initial Holders are instead the Tug Hill Sellers rather than distributees thereof, any distribution of Shares by the Tug Hill Sellers to their respective direct or indirect equity holders shall include an assignment of such Tug Hill Seller’s rights hereunder and such assignees shall qualify as Major Holders, Tug Hill Holders and/or Holders, as applicable, based on the status such assignees would have had if they were Initial Holders hereunder.

Exhibit I-1

Article 1
DEFINITIONS; INTERPRETATION

SECTION 1.1      Definitions. When used in this Agreement, the following terms shall have the meanings indicated below:

“Adoption Agreement” means an Adoption Agreement in substantially the form attached hereto as Exhibit A.

“Affiliate” means, with respect to a particular Person, any Person Controlling, Controlled by or Under Common Control with such Person. With respect to a natural person, such person’s Affiliate shall also include such person’s spouse, children, brothers, sisters, parents, grandparents, spouse’s parents, the trustee of any trust that treats such natural person or the persons as mentioned above as beneficiary or the object of such trust, or any entities that are Controlled by the foregoing persons.

“Agreement” has the meaning assigned such term in the introductory paragraph.

“Alta Holders” means the Holders (as defined therein) under the Alta Registration Rights Agreement.

“Alta Registration Rights Agreement” means that certain registration rights agreement, dated as of July 21, 2021, by and among the Company and the other Persons party thereto and as may be amended from time to time.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined under Rule 405.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Pittsburgh, Pennsylvania are authorized or obligated to be closed by applicable laws.

“Buyer” has the meaning assigned such term in the Recitals.

“Confidential Information” is defined in Section 11.3.

“Confidentiality Obligation” is defined in Section 11.3.

“Common Stock” has the meaning assigned such term in the Recitals.

“Company” has the meaning assigned such term in the introductory paragraph.

“Company Opportunity” is defined in Section 11.2.

“Control” (including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

Exhibit I-2

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Counterparty” is defined in Section 5.1(k).

“Funds” is defined in Section 11.3.

“Holders” means the Initial Holders and/or any holder of Registrable Securities to whom registration rights conferred by this Agreement have been transferred in compliance with Section 10.1, in each case, for so long as such Person owns Registrable Securities; provided, however, that a Person shall cease to be a Holder when such Person owns less than 1% of the then outstanding shares of Common Stock and such Person may dispose of all Registrable Securities then owned by such Person, free of restrictions, without regard to Rule 144(b) (or any successor rule) under the Securities Act (i.e., such Person is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144).

“Indemnified Party” is defined in Section 7.3.

“Indemnifying Party” is defined in Section 7.3.

“Initial Holders” has the meaning assigned such term in the introductory paragraph.

“Inspectors” is defined in Section 5.1(h).

“Know-How” is defined as Section 11.3.

“Legend Removal Documents” is defined in Section 5.3.

“Major Holders” means Q-XcL (VI) Investment Partners, LLC, a Delaware limited liability company, and Q-TH Appalachia (VI) Investment Partners, LLC, a Delaware limited liability company, and their Affiliates and Permitted Transferees, respectively, in each case for so long as such Major Holder is a Holder hereunder; provided, however, that a Person shall cease to be a Major Holder after the second anniversary of the date hereof if the Company requests in writing that such Person confirm in writing that such Person remains a Major Holder and such Person fails to so confirm within 30 days of such notice; provided, further, however, that upon such Person subsequently confirming their status as a Major Holder, such Person’s status as a Major Holder will be reinstated as of the date of such confirmation.

“Majority Holders” means, as of the time of determination, the Holders that hold the majority of the Registrable Securities.

“Managing Underwriter” means, with respect to any Underwritten Offering, the lead book-running manager(s) of such Underwritten Offering.

“Material Adverse Effect” is defined in Section 2.2.2.

Exhibit I-3

“Opt-Out Notice” is defined in Section 5.2.

“Participating Holders” means the Requesting Holders and the Holders that request to participate in an Underwritten Shelf Takedown pursuant to Section 2.2.2.

“Party” and “Parties” has the meaning assigned such terms in the introductory paragraph.

“Permitted Transferee” means (a) any Affiliate of a Holder and (b) with respect to any Major Holder, any of the direct or indirect partners, shareholders, members or other holders of other equity interests of such Major Holder, provided that in each case, such transferee has delivered to the Company a duly executed Adoption Agreement.

“Person” means any natural person, firm, limited partnership, general partnership, joint stock company, joint venture, association, corporation, limited liability company, company, trust, bank trust company, land trust, business trust or other organization whether or not a legal entity, and any government or an agency or political subdivision thereof.

“Piggyback Offering” is defined in Section 3.1.

“Piggyback Offering Notice” is defined in Section 3.1.

“Portfolio Companies” is defined in Section 11.2.

“Purchase Agreement” has the meaning assigned such term in the Recitals.

“Quantum” means Quantum Energy Partners and its Affiliates.

“Quantum Director” is defined in Section 11.1.2.

“Records” is defined in Section 5.1(h).

“Registrable Securities” means the Shares and any other securities issued or issuable with respect to, in exchange for or in substitution for the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, that any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has become effective under the Securities Act and such Registrable Security has been disposed of pursuant to such registration statement, (b) it is sold or transferred pursuant to Rule 144 (or any successor rule) and the transferee thereof does not receive “restricted securities” as defined in Rule 144 or (c) it is held by a Person that is a transferee that has not taken valid assignment of the rights provided in this Agreement pursuant to Section 10.1 or who is otherwise not a Holder in accordance with the provisos to the definition of Holder provided for herein.

“Registration Expenses” is defined in Section 6.1.

“Requesting Holder(s)” means the Holder(s) who make an Underwritten Shelf Takedown Demand pursuant to Section 2.2.1.

Exhibit I-4

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act.

“Rule 405” means Rule 405 promulgated by the SEC pursuant to the Securities Act.

“SEC” means the Securities and Exchange Commission or any successor governmental agency.

“Securities Act” has the meaning assigned such term in the Recitals.

“Shares” has the meaning assigned such term in the Recitals.

“Shelf Effectiveness Period” means the period from the date of the filing of the Shelf Registration Statement until the date that all Registrable Securities registered thereunder cease to be Registrable Securities.

“Shelf Registration Statement” is defined in Section 2.1.

“Suspension Period” is defined in Section 4.1.

“Tug Hill Holders” means Michael Radler and other certain Initial Holders that are Affiliates of Michael Radler, in each case for so long as such Tug Hill Holder is a Holder hereunder; provided, however, that a Person shall cease to be a Tug Hill Holder after the second anniversary of the date hereof if the Company requests in writing that such Person confirm in writing that such Person remains a Tug Hill Holder and such Person fails to so confirm within 30 days of such notice; provided, further, however, that upon such Person subsequently confirming their status as a Tug Hill Holder, such Person’s status as a Tug Hill Holder will be reinstated as of the date of such confirmation.

“Tug Hill Sellers” means THQ Appalachia I, LLC, a Delaware limited liability company, and THQ-XcL Holdings I, LLC, a Delaware limited liability company.

“Tug Hill Subsidiaries” means THQ Appalachia I Midco, LLC, a Delaware limited liability company, TH Exploration, LLC, a Texas limited liability company, TH Exploration II, LLC, a Texas limited liability company, TH Exploration III, LLC, a Texas limited liability company, TH Exploration IV, LLC, a Texas limited liability company, THQ Marketing, LLC, a Texas limited liability company, High Road Minerals, LLC, a Delaware limited liability company, High Road Operating, LLC, a Delaware limited liability company, High Road Midstream, LLC, a Delaware limited liability company, THQ-XcL Holdings I Midco, LLC, a Delaware limited liability company, XcL Midstream, LLC, a Delaware limited liability company, XcL Processing, LLC, a Delaware limited liability company, XcL Midstream Operating, LLC, a Delaware limited liability company, and XcL Processing Operating, LLC, a Delaware limited liability company.

“Underwriter” means a securities dealer that purchases any Registrable Securities as principal and not as part of such dealer’s market-making activities.

“Underwritten Offering” means an offering in which Common Stock is sold to an Underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.

Exhibit I-5

“Underwritten Shelf Takedown” is defined in Section 2.2.1.

“Underwritten Shelf Takedown Demand” is defined in Section 2.2.1.

“Underwritten Shelf Takedown Notice” is defined in Section 2.2.2.

SECTION 1.2      Aggregation of Registrable Securities. For avoidance of doubt, unless otherwise explicitly contemplated by this Agreement, all Registrable Securities held by Persons (including, for avoidance of doubt, the Major Holders and/or the Tug Hill Holders) that are Affiliates of one another as of any applicable determination date shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

Article 2
DEMAND RIGHTS

SECTION 2.1      Shelf Registration. Subject to Article IV, the Company shall as soon as reasonably practicable, but in any event within three Business Days after the date hereof,4 file with the SEC a registration statement on Form S-3 (or any successor form or other appropriate form under the Securities Act) or, if the Company is not then permitted to file a registration statement on Form S-3, a registration statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (or any successor rule thereto) (the “Shelf Registration Statement”), covering the public resale of all of the Registrable Securities (determined as of the date hereof) on a delayed or continuous basis, which shall contain a prospectus in such form as to permit the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective under the Securities Act as promptly as reasonably practicable after the filing thereof (it being agreed that the Shelf Registration Statement shall be an Automatic Shelf Registration Statement if the Company is a well-known seasoned issuer (as defined in Rule 405) at the most recent applicable eligibility determination date).  The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that the Shelf Registration Statement is available or, if not available, that another registration statement is available (which shall be considered the “Shelf Registration Statement” for purposes of this Agreement), for the resale of all the Registrable Securities by the Holders until the expiration of the Shelf Effectiveness Period. When the Shelf Registration Statement is effective, (a) such Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (b) in the case of any prospectus contained in the Shelf Registration Statement, such prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading. The Company may require, by written request, each Holder to promptly furnish in writing to the Company such information regarding the ownership or distribution of the Registrable Securities as it may from time to time reasonably request and such other information as may be legally required in connection with the filing of the Shelf Registration Statement or any amendment or supplement thereto. Notwithstanding anything herein to the contrary, the Company shall have the right to exclude from the Shelf Registration Statement and any Underwritten Shelf Takedown the Registrable Securities of any Holder who does not comply with the provisions of the immediately preceding sentence.

[4]	NTD: “The date hereof” to be the date of closing.

Exhibit I-6

SECTION 2.2      Request for Underwritten Shelf Takedown.

2.2.1            The Major Holders may make up to three written requests in any 12-month period (each, an “Underwritten Shelf Takedown Demand”) to distribute all or a portion of their Registrable Securities in an Underwritten Offering (an “Underwritten Shelf Takedown”); provided, however, that (a) the Company shall not be obligated to facilitate any Underwritten Shelf Takedown unless the Requesting Holder reasonably expects gross proceeds of at least $200 million from such Underwritten Shelf Takedown, (b) if the total number of Registrable Securities to be sold in any Underwritten Shelf Takedown by the Participating Holders is cut back (pursuant to Section 2.4) to less than 50% of the Registrable Securities requested by the Participating Holders to be included therein, then such Underwritten Shelf Takedown shall not be counted for purposes of the Major Holders’ right to three Underwritten Shelf Takedown Demands in any 12-month period and (c) from the date hereof until [____]5, the Major Holders may make only one Underwritten Shelf Takedown Demand.

2.2.2            Promptly, and in any event no later than five Business Days after receipt of an Underwritten Shelf Takedown Demand by the Company (or two Business Days if the Underwritten Shelf Takedown Demand is for a bought deal or overnight offering), the Company shall notify any Major Holder (other than the Requesting Holder) and any Tug Hill Holder of such demand (the “Underwritten Shelf Takedown Notice”). Each such Major Holder and each such Tug Hill Holder that receive an Underwritten Shelf Takedown Notice shall have the opportunity to include in such Underwritten Shelf Takedown that number of Registrable Securities as such Major Holder or Tug Hill Holder may request in writing to the Company within three Business Days (or one Business Day if the Underwritten Shelf Takedown Demand is for a bought deal or overnight offering) after the date that the Underwritten Shelf Takedown Notice was delivered to such Major Holder or Tug Hill Holder by the Company. If no request for inclusion from a Major Holder or Tug Hill Holder is delivered to the Company within the applicable response period provided in this Section 2.2.2, such Major Holder or Tug Hill Holder shall have no further right to participate in such Underwritten Shelf Takedown Demand. Whether or not a Major Holder or Tug Hill Holder elects to participate in an Underwritten Shelf Takedown Demand, each Major Holder and Tug Hill Holder agrees that receipt of an Underwritten Shelf Takedown Notice (including the fact that such notice has been delivered) shall constitute confidential information, and such Major Holder and Tug Hill Holder agrees not to disclose any information related to such Underwritten Shelf Takedown Notice (including that such notice has been delivered) until such time as the Underwritten Offering contemplated by such Underwritten Shelf Takedown Notice has been publicly announced or abandoned (notice of which, in the latter case, shall be provided promptly to such Major Holder and Tug Hill Holder). Subject to Section 2.4, the Company shall include in the Underwritten Shelf Takedown all Registrable Securities sought to be included in such Underwritten Shelf Takedown as identified by Major Holders and/or Tug Hill Holders that have delivered appropriate notice thereof to the Company in accordance with this Section 2.2.2. Notwithstanding the foregoing, if the Underwritten Shelf Takedown Demand is for a bought deal or overnight offering and the investment bank or Managing Underwriter advises the Company and the Requesting Holder in writing that the giving of notice pursuant to the first sentence of this Section 2.2.2 would have a material adverse effect on the price or success of the offering (a “Material Adverse Effect”), no such notice shall be required (and the other Holders shall have no right to include their Registrable Securities in such Underwritten Shelf Takedown).

[5]	NTD: To be the 6 month anniversary of closing.

Exhibit I-7

2.2.3            At any time prior to the execution of an underwriting agreement with respect to any Underwritten Shelf Takedown, any Participating Holder may withdraw its request for inclusion of its Registrable Securities therein. A withdrawn Underwritten Shelf Takedown Demand shall count as one of the permitted Underwritten Shelf Takedowns pursuant to Section 2.2.1 (other than, for purposes only of clause (c) thereof, the first such withdrawn Underwritten Shelf Takedown Demand) unless (a) the Requesting Holder (or other Holder) pays all Registration Expenses incurred in connection with such withdrawn offering, (b) during the offering process material adverse information regarding the Company is disclosed that was not known by the Requesting Holder at the time the Underwritten Shelf Takedown Demand was made or (c) the Company has not complied in all material respects with its obligations hereunder required to have been taken prior to such withdrawal.

SECTION 2.3      Selection of Underwriters. The Company shall propose three or more nationally prominent firms or investment bankers reasonably acceptable to the Requesting Holder to act as the Managing Underwriter in connection with any Underwritten Shelf Takedown, from which the Majority Holders shall select the Managing Underwriter. The Requesting Holder shall determine the pricing of the Registrable Securities offered pursuant to any Underwritten Shelf Takedown and the applicable underwriting discounts and commissions and determine the timing of any such Underwritten Shelf Takedown, subject to Section 4.1.

SECTION 2.4      Priority on Underwritten Shelf Takedown. If the Managing Underwriter advises the Company and the Requesting Holder that in its opinion the inclusion of all securities requested to be included (whether by the Company, any other Person, the Requesting Holder or the other Holders) in an Underwritten Shelf Takedown requested by a Major Holder or Tug Hill Holder pursuant to Section 2.2.1 may have a Material Adverse Effect, then all such securities to be included in such Underwritten Shelf Takedown shall be limited to the securities that the Managing Underwriter believes can be sold without a Material Adverse Effect and shall be allocated (a) first, pro rata among the Requesting Holder and the other Major Holders and Tug Hill Holders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to Section 2.2.2 (based on the number of shares of Common Stock properly requested to be included in such offering), (b) second, to the extent that any additional securities can, in the opinion of such Managing Underwriter, be sold without a Material Adverse Effect, to the Company and (c) third, to the extent that any additional securities can, in the opinion of such Managing Underwriter, be sold without a Material Adverse Effect, to the Company’s shareholders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to an agreement, other than this Agreement, with the Company that provides for registration rights in accordance with the terms of such registration rights agreement (including any Alta Holders who properly requested to include their securities in such Underwritten Shelf Takedown pursuant to the Alta Registration Rights Agreement).

Exhibit I-8

Article 3
PIGGYBACK RIGHTS

SECTION 3.1      Piggyback Offerings. If the Company or any holder of Common Stock proposes to sell any shares of Common Stock in an Underwritten Offering (a “Piggyback Offering”), then the Company shall promptly give written notice of such proposed offering (a “Piggyback Offering Notice”) to the Major Holders and the Tug Hill Holders, which notice shall be given at least five Business Days (or if such offering is a bought deal or overnight offering, at least two Business Days) before the preliminary prospectus supplement or registration statement, as applicable, for such offering is filed. Such Piggyback Offering Notice shall (a) set forth the anticipated date of the Piggyback Offering and the number of shares of Common Stock that are proposed to be offered and (b) offer each Major Holder and Tug Hill Holder the opportunity to sell its Registrable Securities in the Piggyback Offering as each such Major Holder and Tug Hill Holder may request; provided, however, that in the event that the Company proposes to effectuate the Piggyback Offering (which, for the avoidance of doubt, may be for its own account or for the account of a holder of Common Stock) pursuant to an effective registration statement of the Company other than an Automatic Shelf Registration Statement, only Registrable Securities of Major Holders and Tug Hill Holders that are subject to an effective Shelf Registration Statement may be included in such Piggyback Offering and the Company shall not be required to give a Piggyback Offering Notice to any Major Holder or Tug Hill Holder that is not eligible to be included in such Piggyback Offering. Whether or not a Major Holder or Tug Hill Holder elects to participate in Piggyback Offering, each Major Holder and Tug Hill Holder agrees that such notice (including the fact that such a notice has been delivered) shall constitute confidential information, and such Major Holder and Tug Hill Holder agrees not to disclose any information relating to such notice (including that such notice has been delivered) until such time as the Underwritten Offering contemplated by such Piggyback Offering Notice has been publicly announced or abandoned (notice of which, in the latter case, shall be provided promptly to such Major Holder or Tug Hill Holder). Subject to Section 3.2, the Company shall include in each such Piggyback Offering all Registrable Securities requested to be included therein by written notice to the Company within three Business Days (or if the Piggyback Offering is a bought deal or overnight offering, one Business Day) after the Piggyback Offering Notice was given; provided, however, that the Company may at any time withdraw or cease proceeding with any Piggyback Offering whether or not any Major Holder or Tug Hill Holder has elected to include any Registrable Securities in such offering. If no request for inclusion from a Holder is delivered to the Company within the applicable response period provided in this Section 3.1, such Holder shall have no further right to participate in such Piggyback Offering. Each Holder shall be permitted to withdraw all or part of such Holder’s Registrable Securities from a Piggyback Offering at any time prior to the execution of an underwriting agreement with respect thereto. Notwithstanding the foregoing, if a Piggyback Offering is a bought deal or overnight offering and the investment bank or Managing Underwriter advises the Company in writing that the giving of a Piggyback Offering Notice would have a Material Adverse Effect, no such notice shall be required (and the Holders shall have no right to include their Registrable Securities in such Piggyback Offering).

Exhibit I-9

SECTION 3.2      Priority in Piggyback Offerings. If the Managing Underwriter of a Piggyback Offering advises the Company that in its opinion the inclusion of all securities requested to be included in such offering (whether by the Company, any other Person, the Major Holders or the Tug Hill Holders) may have a Material Adverse Effect, then all such securities to be included in such offering shall be limited to the securities that the Managing Underwriter believes can be sold without a Material Adverse Effect and shall be allocated as follows:

(a)            if such offering was initiated by the Company to sell or otherwise distribute securities for its own account, then (i) first to the Company, and (ii) second, to the extent that any additional securities can, in the opinion of such Managing Underwriter, be sold without a Material Adverse Effect, pro rata among (A) the Major Holders and Tug Hill Holders who properly requested to include their securities in such offering pursuant to this Agreement, (B) the Alta Holders who properly requested to include their securities in such offering pursuant to the Alta Registration Rights Agreement and (C) holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Major Holders and Tug Hill Holders with respect to such offering (based on the number of shares of Common Stock properly requested to be included in such offering);

(b)            if such offering was initiated by an Alta Holder pursuant to the Alta Registration Rights Agreement, then (i) first to Alta Holders who properly requested to include their securities in such offering pursuant to the Alta Registration Rights Agreement in accordance with such agreement, (ii) second, to the extent that any additional securities can, in the opinion of such Managing Underwriter, be sold without a Material Adverse Effect, pro rata among (A) the Major Holders and Tug Hill Holders who properly requested to include their securities in such offering pursuant to this Agreement and (B) holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Major Holders and Tug Hill Holders with respect to such offering (based on the number of shares of Common Stock properly requested to be included in such offering), and (iii) third, to the extent that any additional securities can, in the opinion of such Managing Underwriter, be sold without a Material Adverse Effect, to the Company; and

(c)            if such offering was initiated by a shareholder of the Company pursuant to an agreement, other than this Agreement or the Alta Registration Rights Agreement, with the Company that provides for registration rights, then (i) first, among the Company’s shareholders who initiated such offering or properly requested to include their securities in such offering pursuant to such registration rights agreement in accordance with the terms of such registration rights agreement, (ii) second, to the extent that any additional securities can, in the opinion of such Managing Underwriter, be sold without a Material Adverse Effect, pro rata among (A) the Major Holders and Tug Hill Holders who properly requested to include their securities in such offering pursuant to this Agreement, (B) the Alta Holders who properly requested to include their securities in such offering pursuant to the Alta Registration Rights Agreement and (C) holders of any other shares of Common Stock requested to be included by Persons having rights of registration on parity with the Major Holders and Tug Hill Holders with respect to such offering (based on the number of shares of Common Stock properly requested to be included in such offering), and (iii) third, to the extent that any additional securities can, in the opinion of such Managing Underwriter, be sold without a Material Adverse Effect, to the Company.

Exhibit I-10

Article 4
DEFERRALS AND SUSPENSIONS

SECTION 4.1      Delay and Suspension Rights. Notwithstanding any other provision of this Agreement, the Company may (a) delay filing or effectiveness of the Shelf Registration Statement (or any amendment thereto), or effecting an Underwritten Shelf Takedown or (b) suspend the Holders’ use of any prospectus that is a part of the Shelf Registration Statement upon written notice to each Holder whose Registrable Securities are included in the Shelf Registration Statement (provided that in no event shall such notice contain any material non-public information regarding the Company), in which event such Holder shall discontinue sales of Registrable Securities pursuant to the Shelf Registration Statement but may settle any then-contracted sales of Registrable Securities, in each case for a period of up to (a) 60 days if such period begins on or before [____]6 or (b) 90 days thereafter, in each case if the Board determines, in good faith, that (i) such delay or suspension is in the best interest of the Company and its shareholders generally due to a pending financing or other transaction involving the Company, including a proposed sale of shares of Common Stock by the Company for its own account, (ii) such registration or offering would render the Company unable to comply with applicable securities laws, or (iii) such registration or offering would require disclosure of material information that the Company would otherwise not have to disclose at such time (any such period, a “Suspension Period”); provided, however, that in no event shall the Company exercise its delay and suspension rights under this Section 4.1 more than (a) once before [ ]7 or (b) twice in any 12 consecutive month period. For the purposes of calculating the number of days of one or more Suspension Periods under this Section 4.1, such number shall include any number of days during the applicable period during which the Holders were obligated to discontinue their disposition of Registrable Securities pursuant to Section 5.1(c).

Article 5
REGISTRATION PROCEDURES

SECTION 5.1      Registration Procedures. The Company will, at its expense:

(a)            prepare and file with the SEC the Shelf Registration Statement and such amendments and supplements to the Shelf Registration Statement as may be necessary to keep the Shelf Registration Statement effective pursuant to Section 2.1 for the Shelf Effectiveness Period; provided that before filing the Shelf Registration Statement or any amendments or supplements thereto, the Company will furnish to the Holders and to one counsel reasonably acceptable to the Company selected by the Majority Holders, copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel; and provided, further, the Company shall not file the Shelf Registration Statement or any amendments or supplements thereto if the Majority Holders or their counsel reasonably object on a timely basis;

[6]	NTD: To be the date that is six months from closing.
[7]	NTD: To be the date that is six months from closing.

Exhibit I-11

(b)            furnish to each Holder such number of copies of the Shelf Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included therein (including each preliminary prospectus) and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(c)            notify the Holders promptly, and (if requested by any such Holder) confirm such notice in writing, of (i) any request by the SEC or any other federal or state governmental authority for amendments or supplements to the Shelf Registration Statement or related prospectus or for additional information, (ii) the issuance by the SEC of any stop order suspending the effectiveness of the Shelf Registration Statement or the initiation of any proceedings for that purpose, or (iii) any time when a prospectus relating to the Shelf Registration Statement is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (and each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in the preceding clause (iii), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Shelf Registration Statement until notified by the Company);

(d)            if any event contemplated by Section 5.1(c)(iii) shall occur, as promptly as practicable prepare a supplement or amendment or post-effective amendment to the Shelf Registration Statement or the related prospectus or any document incorporated therein by reference or promptly file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(e)            use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement at the earliest practicable moment;

(f)            in connection with any Underwritten Offering, use commercially reasonable efforts to register or qualify such Registrable Securities as promptly as practicable under such other securities or blue sky laws of such jurisdictions as any Holder or Managing Underwriter reasonably (in light of the intended plan of distribution) requests and do any and all other acts and things that may be reasonably necessary or advisable to enable such Holder or Managing Underwriter to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder; provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.1(f), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

Exhibit I-12

(g)            in connection with any Underwritten Shelf Takedown, enter into customary agreements (including an underwriting agreement in customary form with customary indemnification provisions and to agree, and to cause its directors and “executive officers” (as defined under Section 16 of the Exchange Act) to agree, to such “lock-up” arrangements for up to 30 days with the underwriters thereof to the extent reasonably requested by the Managing Underwriter, subject to exceptions for permitted sales by directors and executive officers during such period consistent with underwritten offerings previously conducted by the Company) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of Registrable Securities pursuant to such Underwritten Shelf Takedown, including providing reasonable availability of appropriate members of senior management of the Company to provide customary due diligence assistance and participate in customary “road show” presentations upon reasonable notice, after taking into account the reasonable business requirements of the Company in determining the scheduling and duration of any road show;

(h)            in connection with any Underwritten Offering, make available for inspection by any Underwriter participating therein, and any attorney, accountant or other professional retained by any such Underwriter, (collectively, the “Inspectors”) all financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”) and cause the Company’s directors and employees to supply all information reasonably requested by any such Inspectors, in each case as shall be reasonably necessary to enable such Inspectors to exercise their due diligence responsibility in connection with such Underwritten Offering;

(i)            in connection with any Underwritten Shelf Takedown, use commercially reasonable efforts to obtain a comfort letter or comfort letters from the Company’s independent public accountants and reserve engineers in customary form and covering such matters of the type customarily covered by comfort letters as the Managing Underwriter reasonably requests;

(j)            upon request and subject to appropriate confidentiality obligations, furnish to a Holder copies of any and all transmittal letters or other correspondence with the SEC or any other governmental authority having jurisdiction over the Holder’s offering of Registrable Securities, in each case relating to an offering by the Holder of Registrable Securities, unless confidential treatment of such correspondence has been requested of the SEC; provided that the Company may excise any information contained therein that would constitute material non-public information that is not specifically regarding the Holder or the Holder’s offering; and

(k)            in connection with any transaction or series of anticipated transactions (i) effected pursuant to the Shelf Registration Statement, (ii) with reasonably anticipated gross proceeds in excess of $50 million or involving Registrable Securities having a fair market value in excess of $50 million and (iii) involving a broker, agent, counterparty, underwriter, bank or other financial institution (“Financial Counterparty”), to the extent reasonably requested by the Financial Counterparty in order to engage in the proposed transaction, the Company will use its commercially reasonable efforts to cooperate with the Holders to allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company.

Exhibit I-13

SECTION 5.2      Opt Out. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive any Underwritten Shelf Takedown Notices, Piggyback Offering Notice, notice of the withdrawal of any Underwritten Shelf Takedown or Piggyback Offering or notice of any event that would lead to a Suspension Period as contemplated by Section 4.1; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. For the avoidance of doubt, if the Company has provided an Underwritten Shelf Takedown Notice or a Piggyback Offering Notice and thereafter a Holder revokes its Opt-Out Notice, such revocation shall not extend the applicable notice response periods pursuant to Section 2.2.2 or Section 3.1. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 2.2.2, Section 3.1 or Section 4.1, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two Business Days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 5.2) and the Suspension Period remains in effect, the Company will so notify such Holder, within one Business Day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

SECTION 5.3      Removal of Restrictive Legends. The restrictive legend on any Shares covered by this Agreement shall be removed if (a) such Shares are sold pursuant to an effective registration statement, (b) a registration statement covering the resale of such Shares is effective under the Securities Act and the applicable Holder delivers to the Company a representation and/or “will comply” letter, as applicable, certifying that, among other things, such Holder will only transfer such Shares pursuant to such effective registration statement and will, upon request following any lapse of effectiveness of such registration statement, cooperate with the Company to have any then-applicable restrictive legends reincluded on such Shares, (c) such Shares may be sold by the applicable Holder free of restrictions without regard to Rule 144(b) under the Securities Act (i.e., such Holder is not an affiliate of the Company, and has not been an affiliate of the Company for the previous three months, and has satisfied the one-year holding period under Rule 144) or (d) such Shares are being sold, assigned or otherwise transferred pursuant to Rule 144; provided, that with respect to clause (b), (c) or (d) above, the applicable Holder has provided all documentation and evidence (which may include an opinion of counsel) as may reasonably be required by the Company or its transfer agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). The Company shall cooperate with the applicable Holder covered by this Agreement to effect removal of the legend on such Shares pursuant to this Section 5.3 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any Legend Removal Documents). The Company shall bear all direct costs and expenses associated with the removal of a legend pursuant to this Section 5.3; provided, that the applicable Holder shall be responsible for all fees and expenses (including of counsel for such Holder) incurred by such Holder with respect to delivering the Legend Removal Documents.

Exhibit I-14

Article 6
REGISTRATION EXPENSES

SECTION 6.1      Registration Expenses. In connection with the Shelf Registration Statement, any Shelf Takedown or any Piggyback Offering, the Company shall pay the following registration expenses (the “Registration Expenses”): (a) registration and filing fees (including with respect to filings to be made with the Financial Industry Regulatory Authority, Inc.); (b) fees and expenses incurred in connection with complying with state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (c) printing expenses; (d) road show expenses; (e) fees and disbursements of counsel, independent public accountants and reserve engineers for the Company; (f) fees of the Company’s transfer agent and registrar; and (g) all other expenses (other than expenses contemplated by the immediately succeeding sentence) incident to its performance of or compliance with its obligations under Article 2 and 3 of this Agreement. The Company shall not have any obligation hereunder to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities or, except as provided by clause (b) in the immediately preceding sentence, any out-of-pocket expenses of the Holders (or the agents who manage their accounts) or the fees and disbursements of any Underwriter.

Article 7
INDEMNIFICATION; CONTRIBUTION

SECTION 7.1      Indemnification by the Company. The Company agrees to indemnify and hold harmless each Holder, each Person, if any, who Controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the directors, agents, general and limited partners, and employees of each Holder and each such Controlling Person from and against any and all losses, claims, damages, liabilities (joint or several) and expenses (including reasonable costs of investigation and attorneys’ fees) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement or included in any prospectus relating to the Registrable Securities or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state, (a) in any such registration statement or in any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) in any such prospectus or any amendment or supplement thereto or in any preliminary prospectus, a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except in any such case insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon and in conformity with, any such untrue statement or omission or allegation thereof based upon information furnished in writing to the Company by such Holder or on such Holder’s behalf expressly for use therein. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who Controls such Underwriters on substantially the same basis as that of the indemnification of the Holders provided in this Section 7.1.

Exhibit I-15

SECTION 7.2      Indemnification by Holder. Each Holder agrees to indemnify and hold harmless each other Holder, the Company, each Person who Controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and the directors, agents, general and limited partners, and employees of each other Holder, the Company and each such Controlling Person to the same extent as the foregoing indemnity from the Company to such Holder, but only with respect to information furnished in writing by such Holder or on such Holder’s behalf expressly for use in any registration statement or prospectus relating to such Holder’s Registrable Securities. The liability of any Holder under this Section 7.2 shall be limited to the aggregate proceeds (net of underwriting discounts and commissions) received by such Holder pursuant to the sale of Registrable Securities covered by such registration statement or prospectus.

SECTION 7.3      Conduct of Indemnification Proceedings. If any action or proceeding (including any governmental investigation) shall be brought or asserted against any Person entitled to indemnification under Section 7.1 or 7.2 (an “Indemnified Party”) in respect of which indemnity may be sought from any Person who has agreed to provide such indemnification under Section 7.1 or 7.2 (an “Indemnifying Party”), the Indemnified Party shall give prompt written notice to the Indemnifying Party and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable expenses of such defense. Such Indemnified Party shall have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the Indemnifying Party has agreed to pay such fees and expenses, (b) the Indemnifying Party fails promptly to assume the defense of such action or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party or (c) the named parties to any such action or proceeding (including any impleaded parties) include both such Indemnified Party and Indemnifying Party (or an Affiliate of the Indemnifying Party), and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or there is a conflict of interest on the part of counsel employed by the Indemnifying Party to represent such Indemnified Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party). Notwithstanding the foregoing, the Indemnifying Party shall not, in connection with any such action or proceeding or separate but substantially similar related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable at any time for the fees and expenses of more than one separate firm of attorneys (together in each case with appropriate local counsel). The Indemnifying Party shall not be liable for any settlement of any such action or proceeding effected without its written consent (which consent will not be unreasonably withheld), but if settled with its written consent, or if there be a final judgment for the plaintiff in any such action or proceeding, the Indemnifying Party shall indemnify and hold harmless such Indemnified Party from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such action or proceeding for which such Indemnified Party would be entitled to indemnification hereunder.

Exhibit I-16

SECTION 7.4      Contribution. If the indemnification provided for in Section 7.1 or 7.2 is unavailable to the Indemnified Parties in respect of any losses, claims, damages, liabilities or judgments referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Parties, shall contribute to the amount paid or payable by such Indemnified Parties as a result of such losses, claims, damages, liabilities and judgments as between the Company, on the one hand, and each Holder, on the other hand, in such proportion as is appropriate to reflect the relative fault of the Company and of each Holder in connection with the statements or omissions that resulted in such losses, claims, damages, liabilities or judgments, as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of each Holder, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Person, and such Person’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7.4 were determined by any method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages, liabilities or judgments referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7.4, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public (less any underwriting discounts or commissions) exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Article 8
PARTICIPATION IN UNDERWRITTEN OFFERINGS

SECTION 8.1      Participation in Underwritten Offerings. No Holder may participate in any Underwritten Offering hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any customary underwriting arrangements approved by the Person entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, custody agreements, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and this Agreement; provided that any obligation of such Holder to indemnify any Person pursuant to any such underwriting agreements shall be several, not joint and several, among such Holders selling Registrable Securities, and such liability shall be limited to the proceeds (after deducting underwriting commissions and discounts but before deducting any other expenses) received by such Holder from the sale of his, her or its Registrable Securities pursuant to such Underwritten Offering.

Exhibit I-17

Article 9
FACILITATION OF SALES PURSUANT TO RULE 144

SECTION 9.1      Facilitation of Sales Pursuant to Rule 144. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the Commission that may at any time permit a holder to sell securities of the Company to the public without registration, the Company shall (a) make and keep public information available, as those terms are understood and defined in Rule 144, (b) for so long as a Holder owns any Registrable Securities, furnish to such Holder, to the extent accurate, forthwith upon request of such Holder, a written statement of the Company that it has complied with the reporting requirements of Rule 144 and (c) take such further action as any Holder may reasonably request, all to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitations of the exemption provided by Rule 144.

Article 10
TRANSFERS OF REGISTRATION RIGHTS

SECTION 10.1      Transfers of Registration Rights. The provisions hereof will inure to the benefit of, and be binding upon, the successors and assigns of each of the Parties, except as otherwise provided herein; provided, however, that the registration rights granted hereby may be transferred only (a) by operation of law, (b) if such transferee is a Permitted Transferee or (c) if such transfer is not made in accordance with clauses (a) and (b), with the express prior written consent of the Company, provided, in each case, that any such transferee shall not be entitled to the rights provided in this Agreement unless such transferee of registration rights hereunder agrees to be bound by the terms and conditions hereof and executes and delivers to the Company a duly executed Adoption Agreement. Notwithstanding anything to the contrary contained in this Section 10.1, any Holder may elect to transfer all or a portion of its Registrable Securities to any third party without assigning its rights hereunder with respect thereto; provided, that in any such event all rights under this Agreement with respect to the Registrable Securities so transferred shall cease and terminate. References to a Party in this Agreement shall be deemed to include any such transferee or assignee permitted by this Section 10.1.

Article 11
CERTAIN ADDITIONAL MAJOR SHAREHOLDER AGREEMENTS

SECTION 11.1      Quantum Director. The Major Holders and the Company hereby agree as follows:

11.1.1            Upon the closing of the transactions contemplated by the Purchase Agreement, S. Wil VanLoh, Jr. shall serve as a member of the Board in accordance with and subject to the terms of the Purchase Agreement.

11.1.2            From and after the date hereof and until the expiration of the term for which the Company’s directors generally shall stand for election at its 2023 annual meeting of the shareholders of the Company, the Company shall take all necessary action to cause Mr. VanLoh or one other director designated by Quantum and reasonably acceptable to the Company (each a “Quantum Director”) to be included in a slate of nominees recommended by the Board (or any authorized committee thereof) to the Company’s shareholders for election as a director at the 2023 meeting of the shareholders of the Company (or in connection with any related election by written consent) and to serve as a member of the Board thereafter for the remainder of the term contemplated thereby; provided that if the Company deems a Quantum Director to be unacceptable (a “Rejected Director Candidate”), (i) Quantum shall have the right to identify two potential designees (each a “Replacement Director Candidate”), which, for the avoidance of doubt shall not include the Rejected Director Candidate, (ii) thereafter the Company shall, subject to the same general appointment process and procedures set forth in the Purchase Agreement with respect to the appointment of Mr. VanLoh at the closing of the transaction contemplated by the Purchase Agreement, choose one such Replacement Director Candidate (or the Rejected Director Candidate) to be the Quantum Director hereunder and such individual shall be included in a slate of nominees recommended by the Board (or any authorized committee thereof) to the Company’s shareholders for election as a director at the 2023 annual meeting of the shareholders of the Company (or in connection with any election by written consent). The Company shall use reasonable best efforts to cause the election of each such Quantum Director, including nominating each such Quantum Director to be elected as a director of the Company, recommending such Quantum Director’s election and soliciting proxies in favor of the election of such Quantum Director.

Exhibit I-18

11.1.3            If at any time Quantum has not designated an individual that Quantum is then entitled to designate pursuant to this Section 11, or in the event that a vacancy is created at any time by the death, disability, retirement, resignation, disqualification, removal (with or without cause) or failure to be elected at the 2023 annual meeting of the shareholders of a Quantum Director designated pursuant to this Section 11, then Quantum shall have the right to designate such additional individual or replacement to fill such vacancy, subject to the same general appointment process and procedures set forth in the Purchase Agreement with respect to the appointment of Mr. VanLoh at the closing of the transaction contemplated by the Purchase Agreement. In any such case and subject to the preceding sentence, the Company shall take all necessary action to cause such additional or replacement designee to be included in a slate of nominees recommended by the Board (or any authorized committee thereof) to the Company’s shareholders for election as a director at the 2023 annual meeting of the shareholders of the Company (or in connection with any election by written consent) and the Company shall use reasonable best efforts to cause the election of each such additional or replacement designee, including nominating each such additional or replacement designee to be elected as a director of the Company, recommending such additional or replacement designee’s election and soliciting proxies in favor of the election of such additional or replacement designee.

SECTION 11.2      Corporate Opportunities. It is hereby acknowledged that (a) the Quantum Director is and/or may from time to be a principal, officer, employee, agent or other representative of Quantum, (b) Quantum (and accordingly, directly or indirectly, the Quantum Director) participates in and/or owns or will own interests in or provide debt and equity capital to, other entities (existing and future) that participate in various industries including, but not limited to, oil and gas, clean energy, software and data analytics, energy-related infrastructure, midstream gathering and processing, liquified natural gas, power and renewables, carbon capture, use and storage, decarbonization and the circular economy and other energy-related and technology-related companies, including, but not limited to, energy sustainability technologies (“Portfolio Companies”) and (c) the Quantum Director may make investments and enter into advisory service agreements and other agreements from time to time with those Portfolio Companies. The Quantum Director may also serve as an employee, partner, officer, director, or member of Portfolio Companies and, at any given time, Quantum or Portfolio Companies may be in direct or indirect competition with the Company and/or its subsidiaries. To the fullest extent permitted by applicable law, the Company, on behalf of itself and its subsidiaries and notwithstanding any other applicable document, agreement or corporate policy to the contrary (except as explicitly set forth in the last sentence of this Section 11.2), renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to Quantum, the Quantum Director or a Portfolio Company or are business opportunities in which Quantum, the Quantum Director or a Portfolio Company participates or desires to participate, even if the business opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and neither Quantum nor the Quantum Director shall have a duty to communicate or offer any such business opportunity to the Company or its subsidiaries; provided, however, that if the Quantum Director is presented with any potential transaction or corporate opportunity that is specifically identified as a potential transaction or corporate opportunity solely for the Company or its subsidiaries (a “Company Opportunity”), then the Quantum Director shall be required to first present such Company Opportunity to the Company (prior to the pursuit of, or investment in, such Company Opportunity by the Quantum Director, Quantum or Portfolio Company, as applicable) and, to the extent such Company Opportunity is pursued by the Company or one of its subsidiaries, refrain from presenting such Company Opportunity to Quantum, a Portfolio Company or other representatives thereof. Should the Quantum Director have actual knowledge that he or his Affiliates are pursuing or evaluating a potential transaction or corporate opportunity also pursued or evaluated by the Company, he shall disclose to the Board that he may have a conflict of interest, so that the Board may consider his withdrawal from discussions in Board deliberations, as appropriate. The Parties expressly acknowledge and agree that no action taken by any Person (including members of Quantum or Portfolio Companies or the Quantum Director) as a result of the foregoing shall be deemed by the Company or its directors, officers, employees or agents to constitute “self-dealing,” “willful misconduct” or “recklessness” as such terms are used in Section 513 of Title 15 of the Pennsylvania Consolidated Statutes. Nothing in this Section 11.2 shall be construed to limit or waive any right of the Company or any of its subsidiaries pursuant to (i) the Purchase Agreement or (ii) any express written agreement entered into after the date of this Agreement between the Company and/or one or more of its subsidiaries, on the one hand, and Quantum, any Portfolio Company or the Quantum Director, on the other hand.

Exhibit I-19

SECTION 11.3      Confidential Information. It is hereby acknowledged that the Quantum Director by virtue of his or her designation pursuant to this Section 11 agrees not to disclose, directly or indirectly, any of the Company’s nonpublic information (“Confidential Information”), nor use it in any way, directly or indirectly, except in furtherance of the Quantum Director’s services as a director of the Company (the “Confidentiality Obligation”) (which may, for avoidance of doubt, include reasonable consultation with other employees, agents or other representatives of Quantum to the extent reasonably necessary in the judgment of the Quantum Director to further such services as a director of the Company, provided that in such case such other employees, agents or other representatives of Quantum remain subject to the Confidentiality Obligation to the same extent as the Quantum Director). Notwithstanding anything else herein or in any other applicable document, agreement or corporate policy to the contrary (other than (i) the Purchase Agreement and (ii) any express written agreement entered into after the date of this Agreement between the Company and/or one or more of its subsidiaries, on the one hand, and Quantum, any Portfolio Company or the Quantum Director, on the other hand), the Parties acknowledge and agree that the Quantum Director is and/or may from time to be a principal, officer, employee, agent or otherwise representative of Quantum, which manages a variety of private equity funds (the “Funds”) and which Funds currently own, and may in the future acquire, interests in Portfolio Companies. The fact that the Quantum Director serves as a member of the board of directors or equivalent governing body of any Fund or Portfolio Company shall not, in and of itself or as a result of actions carried on therein in the ordinary course that does not involve the disclosure of Confidential Information to such governing body in a manner other than as contemplated by this Agreement, constitute disclosure of Confidential Information to such Fund or Portfolio Company or otherwise be deemed to violate this Agreement. The Parties understand and agree that the Quantum Director and Quantum are actively engaged in the business of oil and natural gas exploration, development and operations, midstream gathering, processing and transportation, power generation, clean energy, software and data analytics and other energy-related and technology-related endeavors and that the receipt and review of Confidential Information may enhance the Quantum Director’s and Quantum’s understanding of the markets in which Quantum, its Funds and its Portfolio Companies may now, or in the future, compete (“Know-How”) and that such improved Know-How will not in and of itself be considered a use of Confidential Information or otherwise violate this Agreement or any other Confidentiality Obligation. The Parties understand and agree that the Quantum Director may retain mental impressions of such Confidential Information and the Quantum Director’s retention of mental impressions shall not be a use of Confidential Information or otherwise violate this Agreement or any other Confidentiality Obligation.

Exhibit I-20

Article 12
MISCELLANEOUS

SECTION 12.1      Entire Agreement. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the Parties in connection therewith.

SECTION 12.2      Amendment; Termination. The provisions of this Agreement may only be amended by the written consent of the Company and the Majority Holders. The provisions of this Agreement shall terminate and be of no further force or effect as of and following the fifth anniversary of the date hereof.

SECTION 12.3      No Inconsistent Agreements. The Company shall not hereafter enter into, and is not currently a party to, any agreement (except any agreements, if any, publicly filed with the SEC via EDGAR and included as an exhibit to the Company’s most recent Annual Report on Form 10-K) with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without limiting the generality of the foregoing, from and after the date hereof, the Company shall not, without the prior written consent of the Majority Holders, enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to (a) participate on a superior or pari passu basis (in terms of cutbacks on the advice of underwriters as contemplated by Section 2.4 hereof) with a Requesting Holder in a Shelf Underwritten Offering (or any Major Holder or Tug Hill Holder participating therein) or (b) require the Company to include securities in any registration statement filed by, or any underwritten offering undertaken by, the Company on a basis other than pari passu with, or expressly subordinate to, the priority rights of the Holders hereunder as specified in Section 3.2 hereof (excluding, for avoidance of doubt, an underwritten offering undertaken by the Company that was initiated by such other holder pursuant to the terms of such agreement between the Company and such holder, in which case the Company shall be permitted to grant to such other holder priority rights consistent with the rights such other holder would have if it were an Alta Holder hereunder).

Exhibit I-21

SECTION 12.4      Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) if sent by first-class mail, three Business Days following the date on which the piece of mail containing such communication is posted, (b) when sent, if sent by e-mail, provided that such e-mail is sent by 5:00 p.m. (Pittsburgh, Pennsylvania time) on a Business Day (otherwise, the following Business Day), or (c) when delivered, if delivered by hand, via courier or by overnight delivery service to the intended recipient, provided that such delivery is delivered by 5:00 p.m. (Pittsburgh, Pennsylvania time) on a Business Day (otherwise, the following Business Day). A notice will be deemed given pursuant to the foregoing sentence only if properly addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.4):

(a)            If to the Company, to:

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Attention: General Counsel

Email:

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Matthew R. Pacey

E-mail: matt.pacey@kirkland.com

(b)            If to a Holder, to the address or email address of such Holder as they appear on such Holder’s signature page attached hereto or signature page to the Adoption Agreement.

SECTION 12.5      Binding Effect; Benefits of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Holder and its successors and assigns. Except as provided in Section 10.1, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or transferred, by operation of law or otherwise, by any Holder without the prior written consent of the Company.

Exhibit I-22

SECTION 12.6      Governing Law; Waiver of Jury Trial.

12.6.1            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws that would direct the application of the laws of another jurisdiction.

12.6.2            THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. FURTHER, NOTHING HEREIN SHALL DIVEST A COURT OF COMPETENT JURISDICTION OF THE RIGHT AND POWER TO GRANT A TEMPORARY RESTRAINING ORDER, TO GRANT TEMPORARY INJUNCTIVE RELIEF, OR TO COMPEL SPECIFIC PERFORMANCE OF ANY DECISION OF AN ARBITRAL TRIBUNAL MADE PURSUANT TO THIS PROVISION.

SECTION 12.7      Severability. If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

SECTION 12.8      Counterparts. This Agreement may be executed in one or more counterparts. Each Party agrees that this Agreement and the transactions contemplated hereby may be entered into electronically and that any electronic signature, whether digital or encrypted, used by any Party is intended to authenticate this Agreement and to have the same force and effect as a manual signature. For purposes of this Agreement, an electronic signature means any electronic symbol, designation or process attached to or logically associated with a record, contract, document or instrument and adopted by a Party with the intent to sign such record, contract, document or instrument.

SECTION 12.9      Section Headings. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

[Signature pages follow.]

Exhibit I-23

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its undersigned duly authorized representative as of the date first written above.

EQT CORPORATION

By:
Name:
Title:

INITIAL HOLDERS:

[Holder name]

By:
Name:
Title:

Mailing address:
Contact person:
Telephone number:
E-mail address:

[Signature Page to Registration Rights Agreement]

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned transferee (“Transferee”) pursuant to the terms of the Registration Rights Agreement, dated as of [____], 2022, among EQT Corporation, a Pennsylvania corporation (the “Company”), the Initial Holders and the other Holders party thereto (as amended from time to time, the “Registration Rights Agreement”). Terms used and not otherwise defined in this Adoption Agreement have the meanings set forth in the Registration Rights Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.            Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of Common Stock subject to the terms and conditions of the Registration Rights Agreement.

2.            Agreement. Transferee (a) agrees that the shares of Common Stock acquired by Transferee shall be bound by and subject to the terms of the Registration Rights Agreement, pursuant to the terms thereof, and (b) hereby adopts the Registration Rights Agreement with the same force and effect as if he, she or it were originally a party thereto.

3.            Notice. All notices, requests, claims, demands, waivers and other communications under the Registration Rights Agreement shall be given to Transferee at the address listed below Transferee’s signature.

4.            Joinder. The spouse of the undersigned Transferee, if applicable, executes this Adoption Agreement to acknowledge its fairness and that it is in such spouse’s best interest, and to bind such spouse’s community interest, if any, in the shares of Common Stock and in the Registration Rights Agreement.

Signature:

Address:
Contact person:
Telephone number:
E-mail address:

Schedule 6.23

Other covenants

Subject to and contingent upon the satisfaction and completion of customary director qualification requirements by Wil VanLoh (the “Initial Seller Designee”) at least ten (10) Business Days prior to Closing, including the provision of any information that Buyer Parent and/or the Board of Directors of Buyer Parent (the “Board”) reasonably requires to complete its review and assessment of director qualification requirements (including a customary background check and completion of the Buyer Parent’s customary D&O questionnaire and a reasonable determination by the Board that no information therein results in a failure to satisfy the Board’s director qualification requirements) for members of the Board, which information shall be reasonably satisfactory to the Board and consistent with the standards to which the other members of the Board have previously been held, Buyer Parent will take all action necessary to facilitate the Initial Seller Designee’s appointment to the Board of Directors, effective as of the Closing Date; provided that, for the avoidance of doubt, if the Seller Designee does not comply with its obligations specified in this Schedule 6.23 within the time period set forth hereinabove, then for purposes of the Agreement, including the condition to Closing set forth in Section 7.3(d) of this Agreement, the obligations of the Buyer Parties in Section 6.23 of the Agreement (as it pertains to this Schedule 6.23) shall be deemed to have been satisfied and complied with in all respects. Notwithstanding anything in this Schedule 6.23 to the contrary, if the Initial Seller Designee does not comply with its obligations specified in this Schedule 6.23 within the time period set forth hereinabove or otherwise fails to satisfy the Board’s director qualification requirements as set forth hereinabove, the Buyer Parties agree to use reasonable best efforts to cooperate with the Sellers to facilitate the appointment to the Board of Directors, effective as of the Closing Date, a replacement designee that satisfies such director qualification requirement for members of the Board. For avoidance of doubt, nothing in this Schedule 6.23 shall limit or restrict in any event the rights and obligations of the parties to the contemplated Registration Rights and Stockholders’ Agreement to be entered into at Closing.

Schedule 6.23 – Page 1